                                                                    Exhibit 99.1

                     FEDERAL DEPOSIT INSURANCE CORPORATION
                            WASHINGTON, D.C. 20429

                                   Form F-2

                                 ANNUAL REPORT

                            UNDER SECTION 13 OF THE
                      SECURITIES EXCHANGE ACT OF 1934 FOR
                       THE YEAR ENDED DECEMBER 31, 1996

                     FDIC Insurance Certificate No. 17944

                            NORWALK SAVINGS SOCIETY
                            -----------------------
               (Exact name of bank as specified in its charter)

                       48 Wall Street, Norwalk, CT 06852
                       ---------------------------------
                    (Address of principal executive offices)
                                  Connecticut
                                  -----------
        (State or other jurisdiction of incorporation or organization)
                                  06-0475300
                                  ----------
                    (I.R.S. Employer Identification Number)
                                (203) 838-4545
                                --------------
                (Bank's telephone number, including area code)

Indicate by check mark if disclosure of delinquent filers pursuant to Item 10 is not contained herein, and will not be contained, to the best of the bank's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form F-2 or any amendment of this Form F-2. [ ]

Indicate by check mark whether the Bank (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes  X   No
    ---    ---

Indicate the number of shares outstanding of each of the Bank's classes of common stock, as of the latest practicable date:

                  2,442,129 shares of Common Stock, par value
                      $.0l per share as of March 7, 1997

As of March 7, 1997, the aggregate market value of the 2,442,129 shares of common stock of the registrant issued and outstanding on such date was $61,663,757.25. As of that same date, the aggregate market value of the voting stock held by non-affiliates of the registrant was $43,229,464.50.

PART I.
-------

ITEM 1.  BUSINESS
-----------------
General

           Historically, the principal business of the Bank has been attracting deposits from the general public, extending loans to individuals in the community for the purchase or construction of one- to four-family residences, making consumer installment loans, investing in securities, and providing typical consumer banking services. During the early 1980's, the Bank also began to emphasize loans secured by multi-family (e.g., five or more units) and commercial real estate, as well as construction loans, land acquisition and development loans and, to a lesser extent, commercial business, consumer and other loans. As a result, the Bank experienced dramatic growth as assets increased from $185 million in 1980 to $509 million in 1988. As the local and regional economies deteriorated in 1989, the Bank experienced increasing levels of problem loans and losses primarily resulting from delinquencies in commercial real estate, construction and land acquisition and development loans. Since 1990, a significant portion of the Bank's resources has been devoted to resolving problems associated with high levels of non-performing assets, including sales of OREO, loan restructurings and development for sale of a number of residential subdivisions and condominiums held as OREO. Since that time, the Bank has limited multi-family commercial real estate and construction lending to borrowers purchasing OREO from the Bank and to borrowers refinancing or restructuring currently outstanding loans. The Bank has since returned the focus of its lending activities to one- to four-family residential lending and is beginning to offer asset-based commercial and industrial loans to local small businesses. The Bank recently resumed commercial and commercial real estate lending.

           The principal sources of funds for the Bank's activities are deposit accounts, amortization and prepayment of loans, borrowings from the Federal Home Loan Bank (FHLB) and funds provided from operations. The Bank's principal sources of income are interest on loans and mortgage-backed securities, and interest and dividends on investments. In recent years, the Bank also has realized income from the sale of loans and mortgage-backed and investment securities. To a lesser extent, the Bank realizes other non-interest income, including income from service charges on deposit accounts and income from its Trust Department and Savings Bank Life Insurance ("SBLI").


Market Area and Competition

           Norwalk Savings Society (NSS) has seven retail banking offices located in Norwalk, Wilton, Westport, Georgetown, and Fairfield. All of the Bank's office facilities and its primary market area are located in Fairfield County, Connecticut. The State of Connecticut is reported to be the wealthiest state in the United States, and Fairfield County among the wealthiest counties in terms of per capita income. Fairfield County is located in the southwestern corner of Connecticut in close proximity to New York City. Based on 1990 census data, Fairfield County had a population of over 828,200 with approximately 307,800 households and average household income of $72,700. At December 31, 1996, the unemployment rate for the Norwalk metropolitan area was 3.0% compared to 4.6% for the State of Connecticut as a whole.

           Fairfield County has a diversified mix of industry groups, including manufacturing, service, government and corporate offices. Fairfield County is the location for the headquarters of 19 Fortune 500 industrial companies, 6 Fortune 500 service companies and 62 of Connecticut's largest 100 companies. The southwestern portion of Fairfield County, which includes the towns of Norwalk, Wilton and Westport, reported as of April 1992 that 43% of its residents over 25 years of age had completed four or more years of college, as compared to 27.2% for the State as a whole. Fairfield County's industrial economy includes the manufacture of helicopters and other aircraft, sophisticated electronics, missile parts, clothing and precision instrumentation. In addition to the headquarters of large corporations, Fairfield County is the home for an increasing number of small businesses as well as a large number of research and development laboratories, which take advantage of the County's convenient location, access to investment capital and sales opportunities, and a highly educated labor force.

           As of December 31, 1996, the latest date for which information is available, the Bank ranked as the third largest depository institution headquartered in Fairfield County. In addition, the Bank ranked 6th out of 181 mortgage lenders in Fairfield County based on the number of mortgages originated in 1996.

           Intense competition exists in all major lines of business in which the Bank is presently engaged. The Bank's market area has a significant number of financial institutions with offices of commercial banks, thrift institutions and credit unions in Fairfield County alone. Due to its proximity and the number of commuters traveling to New York City, the Bank also faces intense and varied competition for loans and deposits with financial institutions headquartered in New York, many of which have, or have indicated plans to have, offices in Fairfield County. Recent federal legislation expanding interstate banking options may cause this type of competition to increase. The Bank faces additional competition for deposits from short-term money market funds and other securities funds offered by brokerage firms and other financial institutions as well as significant competition for retail products from insurance companies.


Lending Activities

           General. Historically the Bank, like most other savings institutions, concentrated its lending activities on the origination of loans secured by first mortgage liens for the purchase or refinancing of one- to four-family residential properties. Through the 1980's, in an effort to diversify its loan portfolio and originate higher yielding adjustable rate loans, the Bank expanded its lending activities to include a significant volume of permanent and construction financing of a wide variety of real estate properties, including residential subdivision developments, condominium developments, land and various types of commercial properties. The Bank also emphasized various home equity, home improvement, commercial business and consumer loan products. However, following a sharp downturn in the New England real estate markets, a significant portion of the Bank's real estate loans became non-performing.

           The Bank has refocused its lending activities on maintaining and expanding its market presence as a one- to four-family residential lender and on maintaining current banking relationships with borrowers that have good credit histories with the Bank. The Bank is also engaged in lending activities to facilitate the sale of OREO and the refinancing and restructuring of non-performing and other loans. The Bank has expanded home equity, home improvement and direct consumer lending and has begun to offer small business lending. The Bank recently resumed commercial and commercial real estate lending on a conservative basis. A commercial lending department has been established and experienced commercial lenders have been hired to underwrite and service loans. The Bank is also engaged in indirect auto leasing on a limited basis. Such auto lease loans are secured by an assignment of individual consumer auto leases. NSS loan officers underwrite the individual auto lease loans prior to accepting the credit. In addition, the Bank is engaged in airplane financing on a limited basis.

           Loan Portfolio Composition. The following table sets forth, at the dates indicated, information concerning the Bank's loan portfolio in dollar amounts and in percentages, by type of loan.

                                                                                      At December 31,
                                                         -------------------------------------------------------------------------
                                                           1996        %              1995       %                1994*       %
                                                           ----       ---             ----      ---              -----      ---
                                                                                  (Dollars in thousands)
Real Estate Loans:
  One- to four-family adjustable rate............        $302,686     72.28%         $231,168    64.13%         $180,275    62.07%
  One- to four-family fixed rate ................          31,933      7.62            56,360    15.63            42,840    14.75
  Multi-family ..................................           7,450      1.78             8,902     2.47             8,605     2.96
  Commercial real estate ........................          46,272     11.05            44,914    12.46            41,367    14.24
  Land ..........................................             828      0.20             1,290     0.36             1,806     0.62
  Construction ..................................           1,227      0.29             1,617     0.45               987     0.35
                                                         --------    ------          --------   ------          --------   ------

    Total .......................................         390,396     93.22           344,251    95.50           275,880    94.99
                                                         --------    ------          --------   ------          --------   ------

Other Loans:
  Commercial business ...........................           8,425      2.01             1,485     0.41                30     0.01
  Home equity lines of credit ...................           7,127      1.70             5,698     1.58             6,570     2.25
  Home improvement and
     second mortgages ...........................           2,568      0.61             3,422     0.95             4,392     1.51
  Passbook ......................................           1,510      0.36             1,634     0.45             1,761     0.62
  Credit Cards...................................             991      0.24                 -        -                 -        -
  Other consumer ................................           7,801      1.86             3,985     1.11             1,783     0.62
                                                         --------    ------          --------   ------          --------   ------
    Total .......................................          28,422      6.78            16,224     4.50            14,536     5.01
                                                         --------    ------          --------   ------          --------   ------

Total Loans (before net items) ..................         418,818    100.00%          360,475   100.00%          290,416   100.00%
                                                         --------    =======         --------   =======         --------   =======

Deduct:
  Deferred loan fees ............................             718                         509                        704
  Allowance for credit losses ...................           7,334                       4,170                      4,827
                                                         --------                    --------                   --------

  Total .........................................           8,052                       4,679                      5,531
                                                         --------                    --------                   --------

Loans, net ......................................        $410,766                    $355,796                   $284,885
                                                         ========                    ========                   ========

                                                                              At December 31,
                                                             --------------------------------------------------
                                                               1993*         %               1992*         %
                                                               -----        ---              -----        ---
                                                                          (Dollars in thousands)
Real Estate Loans:
  One- to four-family adjustable rate............            $150,333       55.82%         $153,315      50.21%
  One- to four-family fixed rate ................              39,124       14.53            53,359      17.47
  Multi-family ..................................               8,391        3.12             9,507       3.11
  Commercial real estate ........................              50,259       18.66            57,333      18.77
  Land ..........................................               2,338        0.87             6,201       2.03
  Construction ..................................               3,505        1.30             6,678       2.19
                                                             --------      ------          --------     ------

    Total .......................................             253,950       94.30           286,393      93.78
                                                             --------      ------          --------     ------

Other Loans:
  Commercial business ...........................                  30        0.01                30       0.01
  Home equity lines of credit ...................               7,340        2.73             9,681       3.17
  Home improvement and
     second mortgages ...........................               4,727        1.76             5,897       1.93
  Passbook ......................................               1,788        0.66             1,823       0.60
  Credit Cards...................................                   -           -                 -          -
  Other consumer ................................               1,465        0.54             1,562       0.51
                                                             --------      ------          --------     ------
    Total .......................................              15,350        5.70            18,993       6.22
                                                             --------      ------          --------     ------

Total Loans (before net items) ..................             269,300      100.00%          305,386     100.00%
                                                             --------      =======         --------     =======

Deduct:
  Deferred loan fees ............................                 587                           688
  Allowance for credit losses ...................               2,532                         4,567
                                                             --------                      --------

  Total .........................................               3,119                         5,255
                                                             --------                      --------

Loans, net ......................................            $266,181                      $300,131
                                                             ========                      ========


--------------------


* Includes assets originally disclosed as in-substance foreclosures, under then current accounting pronouncements, for the years ended December 31, 1994, 1993, and 1992.

           Maturity of Loan Portfolio. The following table sets forth certain information at December 31, 1996 regarding the dollar amount of loans maturing in the Bank's loan portfolio. Demand loans and loans having no stated schedule of repayments and no stated maturity are reported as due within one year. Loan amounts are net of non-accruing loans.

                                                                          After One          After
                                                                         Year through      Five Years
                                                            Within           Five            through        After
                                              Amount       One Year          Years          Ten Years     Ten Years
                                              ------       --------      ------------      ----------     ---------
                                                                         (In thousands)
Real estate loans:
  One- to four-family adjustable rate...    $265,717       $118,789         $127,989          $18,939      $      -
  One- to four-family fixed rate........      74,588          1,244            2,013           12,061        59,270
  All other loans secured by
  real estate...........................      49,623         25,562           14,643            2,601         6,817

All other loans (primarily consumer)....      18,449          8,292            8,308            1,364           485
                                            --------       --------         --------          -------       -------


Total ..................................    $408,377       $153,887         $152,953          $34,965       $66,572
                                            ========       ========         ========          =======       =======


           The following table sets forth the dollar amount of all loans maturing or repricing after December 31, 1997 by fixed or adjustable interest rates.

                                                  Fixed Rates                   Adjustable Rates
                                                  -----------                   ----------------
                                                                (In thousands)
Real estate loans:
  One- to four-family...................            $73,344                         $146,928
  All other loans secured
    by real estate......................             15,740                            8,321

All other loans
 (primarily consumer)...................             10,035                              122
                                                     ------                          -------

Total...................................            $99,119                         $155,371
                                                    =======                         ========

           Loan Portfolio Activity. The following table shows loan origination, sale and repayment activity of the Bank at and during the periods indicated.

                                                                            At or For the Year Ended December 31,
                                                                        ---------------------------------------------
                                                                          1996             1995               1994
                                                                          ----             ----               ----
                                                                                     (In thousands)
Loans at beginning of period (before net items) ................        $360,475          $290,416           $269,300
                                                                        --------          --------           --------

Add:
Loans originated:
  Real estate loans:
    One- to four-family adjustable rate ........................         102,109            78,624             48,263
    One- to four-family fixed rate .............................          23,574            18,116             13,954
    Multi-family................................................               -                 -              1,214
    Commercial real estate .....................................          12,355             8,617              5,588
    Land .......................................................              58               525                847
    Construction ...............................................           7,516             4,784              3,078
Other loans:
    Commercial business ........................................           2,995             1,965                 12
    Home improvement and second mortgage .......................           6,334               520                618
    Passbook ...................................................           1,132               726                965
    Other consumer .............................................           5,911             1,424              1,179
                                                                        --------          --------           --------

Total loans originated .........................................         161,984           115,301             75,718
                                                                        --------          --------           --------

Loans Purchased.................................................          13,724                 -                  -
                                                                        --------          --------           --------

Less:
Loans sold .....................................................          45,319             1,296                221
Loans securitized ..............................................               -             4,361                829
Loan repayments ................................................          67,800            37,462             51,963
                                                                        --------          --------           --------

Total loans sold, securitized and repaid .......................         113,119            43,119             53,013
                                                                        --------          --------           --------

Less:
Charge-offs ....................................................           2,488             1,799              1,589
Net transfers to OREO ..........................................           1,758               324                  -
                                                                        --------          --------           --------

    Net increase in loans ......................................          58,343            70,059             21,116
                                                                        --------          --------           --------

Loans at end of period .........................................        $418,818          $360,475           $290,416
                                                                        ========          ========           ========

           One to Four-Family Residential Lending. The Bank continues to focus on the origination of loans secured primarily by first mortgage liens on existing one- to four- family residences, offering a variety of fixed and variable-rate mortgage loan products. At December 31, 1996, $334.6 million, or 79.9%, of the Bank's total loan portfolio consisted of one- to four-family mortgage loans, substantially all of which are conventional loans (i.e., loans that are neither insured by the Federal Housing Administration ("FHA") nor partially guaranteed by the Veterans Administration (the "VA")).

           The Bank actively solicits one- to four-family residential mortgage loan applications through its branch banking offices, as well as its team of "outside" loan originators, who will complete residential loan applications "off-site" throughout the Bank's market area. In addition, the Bank periodically conducts first-time home buyer seminars in an effort to develop residential loan applications and promote the Bank's community reinvestment.

           Other than with respect to certain single-family residential loans originated in connection with loans to facilitate the sale of OREO, the Bank's current practice is primarily to originate single-family residential loans which qualify for sale to FNMA and FHLMC underwriting standards. In addition, the Bank has entered into agreements with several conduits whereby these institutions will purchase loans at a pre-determined price and on a pre-approved basis. This relationship will allow the Bank to make mortgage loans that do not conform to the Bank's asset/liability management strategy. All of the Bank's rights and interest in such loans, including, in some instances, the right to service the loan, are thereby transferred to the purchasers. The Bank will earn an origination fee on any loans sold. The Bank presently originates both fixed-rate and adjustable-rate mortgage loans with loan terms of 10, 15, 30 and 40 years. Adjustable-rate mortgage loans have interest rates that adjust at annual intervals based upon an index tied to the average yield on U. S. Treasury securities adjusted to a constant maturity of one year. These loans typically provide that the amount of any increase or decrease in the interest rate is limited to two percentage points per adjustment period and is limited to an aggregate of seven percentage points by which the rate can increase or decrease over the life of the loan. The Bank also originates, on a limited basis, self-insured residential loans with a maximum L.T.V. of 90% as well as limited documentation loans.

           Borrower demand for adjustable-rate versus fixed-rate mortgage loans is a function of the level of interest rates, expectations as to future changes in interest rates, and pricing differences between fixed-rate mortgage loans and adjustable-rate mortgage loans. The relative amount of fixed-rate and adjustable-rate residential loans that are originated at any time is therefore largely determined by market and financial conditions.

           At December 31, 1996, $31.9 million, or 7.6%, of the Bank's one- to four-family residential loan portfolio consisted of loans which provide for fixed rates of interest. Although these loans generally provide for repayment of principal over a fixed period of 10, 15 or 30 years, it is the Bank's experience that because of prepayments and due-on-sale clauses, such loans generally remain outstanding for a substantially shorter period of time.

           Adjustable-rate loans tend to decrease the risks to the Bank's net interest income associated with changes in interest rates, but involve credit risk, primarily because as interest rates rise, the payment by the borrower rises to the extent permitted by the terms of the loan, thereby increasing the potential for default. At the same time, the marketability of the underlying property may be adversely affected by higher interest rates. The Bank offers introductory rates on its adjustable-rate residential mortgage loans, which are lower than the fully indexed rate on adjustable-rate loans but are competitive with other lenders in the Bank's market. The Bank typically underwrites the ability of borrowers to service the one year adjustable-rate mortgage loans at the fully indexed rate or at rates acceptable to the secondary markets.

           The Bank's general practice is to lend up to 80% of the appraised value of the property securing a one- to four-family residential loan. Under certain circumstances, the Bank will lend up to 95% of the appraised value. Except as to certain loans to facilitate the sale of residential subdivision OREO, to the extent that a loan exceeds 80% of the appraised value of the property, the borrower generally must obtain private mortgage insurance on the portion of the principal amount of the loan that exceeds 80%, which effectively reduces the loss exposure to an 80% loan-to-value ratio or less. The Bank offers self-insured residential mortgage loans to a maximum L.T.V. of 90%. The Bank will, under certain circumstances, lend up to 95% of appraised value to facilitate the sale of residential OREO and up to 85% for the sale of non-residential OREO.

           Appraisals on property securing the Bank's one- to four-family residential loans are made by both independent appraisers and by the Bank's licensed, in-house appraisal staff.

           The Bank's policy also requires that appraisals be performed in accordance with applicable federal and state laws and regulations. Borrowers also must obtain hazard insurance prior to closing and, when required by the United States Department of Housing and Urban Development, flood insurance. The Bank generally has required borrowers to advance funds, with each monthly payment of principal and interest, to a loan escrow account from which the Bank makes disbursements for items such as real estate taxes as they become due.

           Multi-Family, Commercial Real Estate, Land and Construction Lending. During the 1980s, the Bank expanded its origination of loans secured by multi-family and commercial real estate located primarily within the Bank's market area, and to a lesser extent throughout Connecticut. The Bank also increased the origination of land acquisition and development loans, as well as construction loans for one- to four-family, multi-family and commercial real estate projects. These loan programs reflected efforts to diversify the type of property securing loans in the Bank's portfolio and to increase the sensitivity of the loan portfolio to changes in interest rates by originating loans with adjustable rates tied to indices more reflective of actual market rates. Such loans also generally had higher fees and interest rates than comparable one- to four-family residential real estate loans. The Bank also originated fixed rate commercial mortgages generally matched by FHLB advances of like terms.

           At December 31, 1996, $7.5 million, or 1.8%, of the Bank's total loan portfolio consisted of loans secured by multi-family properties. Multi-family loans are comprised primarily of loans secured by income producing properties with five to 10 residential units.

           At December 31, 1996, $46.3 million, or 11.0%, of the Bank's total loan portfolio consisted of loans secured by commercial real estate. Also at December 31, 1996, $1.2 million, or 0.3% of the Bank's total loan portfolio, were construction loans, the majority of which were for construction of one to four-family residential units. Land loans to acquire and develop real estate at December 31, 1996 amounted to $828,000 or 0.2% of the Bank's total loan portfolio. Most of the Bank's land loans were for residential real estate development projects, and, to a lesser extent, commercial and small industrial developments. The Bank has curtailed the origination of land loans, except in connection with loans to facilitate the sale of land held and under other limited circumstances.

           From 1990 to December 31, 1994, the Bank had limited multi-family, commercial real estate and construction lending to borrowers purchasing OREO from the Bank and to borrowers refinancing or restructuring currently outstanding loans. Beginning in 1995, the Bank originates permanent loans to borrowers for owner-occupied, one- to four-family units and originates construction loans on a limited basis. The Bank's lending policy allows for loans secured by multi-family properties and commercial real estate with a maximum loan-to-value ratio of 80% (or up to 85% to finance the sale of OREO). Historically, the Bank's multi-family and commercial real estate loans had maturities of 15 to 30 years. As to current loans, the Bank typically offers maturities of 3 to 25 years and terms which provide that interest rates thereon adjust at regular intervals of one, three, five, seven, or ten years, based upon an index tied to a treasury securities index or the FHLB advance rate for a period matching the repricing period of the loan. The Bank also originates fixed rate commercial mortgages having maturities from 15 to 25 years. The Bank generally obtains personal guarantees on loans from the principals of the borrowing entity. Appraisals of the property securing such loans are generally made by both independent appraisers and by the Bank's licensed, in-house appraisal staff.

           Multi-family, commercial real estate and commercial construction lending to builders is generally considered to involve a higher degree of risk than one- to four-family residential lending. Such lending typically involves larger loan balances concentrated in a single property or with a single borrower or groups of related borrowers. In addition, the payment experience on loans secured by existing income-producing properties is typically dependent on the successful operation of the related real estate project and thus may be more susceptible to adverse conditions in the real estate markets or in the economy generally. Moreover, such financing is generally considered to involve a higher degree of risk of loss than long-term financing on improved, owner-occupied real estate because of the uncertainties of construction, including the possibility of cost exceeding the initial estimates and risk associated with the failure of the ultimate purchaser to purchase such property, or the failure of the lender holding take-out financing to provide such financing. The Bank recently resumed such lending, but on a limited basis consistent with prudent underwriting standards.

           Home Equity Lines of Credit, Home Improvement and Second Mortgages. At December 31, 1996, $7.1 million, or 1.7% of the Bank's total loan portfolio, consisted of home equity lines of credit. At that date, the Bank had outstanding commitments for an additional $7.8 million of unused home equity lines of credit. Also at December 31, 1996, the Bank had outstanding a variety of home improvement loans and second mortgages secured by one- to four-family residential properties. Although home equity lines of credit and home improvement loans typically are secured by second mortgage liens on residential properties, some of the Bank's home equity lines and home improvement loans are secured by first mortgage liens on property which is not otherwise mortgaged or subject to similar encumbrances.

           Originations of home equity, home improvement and other second mortgages on residential properties have declined substantially since 1990. Reduced origination volume of equity line of credit, home equity and second mortgages are in part the result of lower interest rates which make refinancing a first mortgage a preferred alternative. Also in more recent periods, the Bank generally has not offered other introductory rates or substantial discounts on loan fees and closing costs which have been offered by some of its competitors. Management believes, however, that the residential real estate market in Fairfield County has stabilized and the Bank now markets such products more actively.

           The Bank currently offers home equity lines of credit consistent with prudent underwriting standards and favorable economic conditions. The Bank also currently offers amortizing second mortgage loans to enable home owners to access equity in their home. The Bank offers repayment schedules up to 15 years. The Bank also offers installment second mortgage loans fully amortized over five years. These loans are underwritten based on the borrower's consumer credit and may be up to 100% of the equity in the borrower's home. These loans do not exceed $40,000.

           The Bank's current Loan Policy permits home equity and second mortgage loans to be made for up to 80% of the appraised value of the property securing the loan, less any existing encumbrances. Appraisals on the property securing the Bank's home equity and second mortgage loan products and lines are made by both independent appraisers and by the Bank's licensed, in-house appraisal staff.

           Commercial Business Lending. The Bank formed a Commercial Business Lending Department in late 1994 offering a wide array of commercial lending and deposit services. The Bank is offering traditional commercial and industrial loan products and commercial real estate loans to local businesses consistent with prudent underwriting standards. The Bank believes these loan products will provide higher interest rates and will allow the Bank to serve the local small business community, a market sector which is not currently being served by large regional commercial banks or money center banks. Management believes development of the Bank's commercial department affords the Bank the best opportunity to increase market penetration in the Bank's local market area.

           Consumer Lending. The Bank currently offers a variety of consumer loan products, including loans secured by passbook accounts at the Bank, unsecured lines of credit, education and automobile loans and personal loans. Interest rates are set from time to time and are intended to be generally competitive in the Bank's market. The Bank is now more actively pursuing direct consumer lending. In addition, the Bank also funds indirect consumer auto leases subject to prudent underwriting. Management believes that higher interest rates and shorter maturities associated with this type of lending will complement both earnings and asset/liability management objectives. The Bank intends to actively market consumer loan products and to build the consumer loan and lease portfolio.

           Credit Cards. The Bank currently offers consumer and business credit cards. In addition, the Bank provides merchants services as an additional source of fee income. The Bank acquired this department in conjunction with the Fairfield First Bank and Trust Co. transaction. See "Management's Discussion and Analysis - Financial Condition - Fairfield First Bank & Trust Company."

           Mortgage Loan Servicing. The following table sets forth information regarding the Bank's loan servicing portfolio at the dates indicated.

                                                                        December 31,
                                         -------------------------------------------------------------------------
                                                 1996                      1995                     1994
                                         --------------------      --------------------      ---------------------
                                                                  (Dollars in thousands)

                                                     Percent                   Percent                    Percent
                                         Amount      of Total      Amount      of Total      Amount       of Total
                                         ------      --------      ------      --------      ------       --------
Loans owned and serviced by
  the Bank (before net items) ......     $418,818     85.74%      $360,475      81.42%      $286,167       76.17%
Loans serviced for others ..........       69,680     14.26         82,281      18.58         89,545       23.83
                                         --------    ------       --------     ------       --------      ------
Total loans serviced by
  the Bank (before net items) ......     $488,498    100.00%      $442,756     100.00%      $375,712      100.00%
                                         ========    ======       ========     ======       ========      ======


           The Bank has historically serviced loans for other institutions as a means of maintaining customer relationships and generating fee income. These loans are comprised of loans originated by the Bank and securitized into participation certificates or whole loans sold to private banking institutions or FNMA or FHLMC. Fee income derived from these loans serviced for others totalled $334,000, $379,000 and $427,000 in 1996, 1995 and 1994, respectively.


Non-Performing, Delinquent and Classified Assets

           General. At December 31, 1996, non-performing assets were comprised of $10.4 million of non-performing loans and $858,000 of OREO. Most of the Bank's non-performing assets consist of OREO and non-performing loans secured by property located in the Bank's Fairfield County, Connecticut market area.

           The Bank believes that the reduction in non-performing assets is the result of concentrated efforts by the Bank's management and Board of Directors to improve credit quality and dispose of problem assets. Utilizing the accelerated non-performing asset disposition program (ADP) which concluded in 1995, and through the normal course of business, the major steps taken to reduce non-performing assets included (i) the decision to build out and improve OREO properties, which were priced and marketed aggressively and subsequently sold through a subsidiary, The NSS Realty Corporation ("NSS Realty"), formed for this purpose; (ii) increased collection efforts and charge-offs; and (iii) the origination of loans to facilitate the sale of OREO at aggressive prices. The Bank believes the stabilization of the Fairfield County residential real estate market and lower market interest rates also helped facilitate the reduction in non-performing assets.

           The Bank also maintains a "watch list" which consists of Watch List Loans that are classified as performing loans but which the Bank believes exhibit a higher than normal degree of risk than other loans due to a variety of factors, such as geographic and industry related weaknesses, downturn in operations in recent years, bankruptcy of a related company and other loans from the same borrower that are classified as non-performing. Watch List Loans totalled $8.5 million at December 31, 1996, compared to $5.6 million at December 31, 1995.

           As mentioned above, the Bank implemented the Accelerated Non-Performing Asset Disposition Program in 1994 to allow the Bank to more rapidly dispose of certain non-performing assets at discounts below their net realizable value. The program established a $5.7 million special allowance to dispose of $14.0 million of non-performing assets, $3.1 million allocated to the provision for credit losses and $2.6 million allocated to the provision for estimated losses on OREO. The Bank concluded the ADP program on December 31, 1995 with the following results having been achieved. In total, gross assets of $16.1 million were disposed of, and a total of $4.6 million was charged to the ADP allowances. The Bank continued to reduce non-performing assets in 1996 through the normal course of business. Non-performing loans totalled $10.4 million at December 31, 1996, a decrease of $2.7 million from the $13.1 million level at December 31, 1995. OREO totalled $858,000 at December 31, 1996, a decrease of $3.4 million from the $4.3 million level at December 31, 1995. Total non-performing assets totalled $11.3 million at December 31, 1996 or 1.9% of total assets compared to $17.3 million or 3.4% of total assets at December 31, 1995.

           Non-Performing Assets. The following table sets forth the amounts of the Bank's non-performing assets, by category at the dates indicated.

                                                                                At December 31,
                                                   ----------------------------------------------------------------------
                                                      1996           1995             1994          1993           1992
                                                      ----           ----             ----          ----           ----
                                                                             (Dollars in thousands)
Non-performing loans:
Real estate loans:
    One- to four-family ......................     $ 2,784        $ 1,422          $ 2,402        $ 6,219         $ 9,465
    Multi-family .............................       1,739          2,330            2,119          2,120           1,645
    Commercial real estate ...................       3,819          7,645            4,538         15,756          22,106
    Land .....................................           -            105              509          1,180           4,285
    Construction .............................           -            450              191            590           3,152
Other loans:
    Commercial ...............................       1,197             65               12              -               -
    Home equity lines of credit ..............         175            395               57            141             274
    Home improvement and second mortgage .....         653            658              148            169             160
    Other consumer ...........................          74              -                -              5             134
                                                   -------        -------          -------        -------         -------

Total non-performing loans (a) (b)............      10,441         13,070            9,976         26,180          41,221
                                                   -------        -------          -------        -------         -------

OREO:
    One- to four-family ......................          90            148            2,257          2,246           2,336
    Multi-family .............................           -              -                -            548             426
    Commercial real estate ...................         586          3,386            6,480         10,555          10,054
    Land .....................................         182            733            2,885          4,475           4,797
    Allowance for estimated losses
      on OREO ................................           -              -             (802)          (194)         (1,025)
                                                   -------        -------          -------        -------         -------

Total OREO, net ..............................         858          4,267           10,820         17,630          16,588
                                                   -------        -------          -------        -------         -------

Total non-performing assets, net .............     $11,299        $17,337          $20,796        $43,810         $57,809
                                                   =======        =======          =======        =======         =======

Total non-performing assets, net, as a
    percentage of total assets ...............       1.92%          3.36%            4.47%          10.24%         13.41%

-----------------

(a) For presentation purposes, no amount of the allowance for credit losses has been allocated to non-performing loans.

(b) Includes amounts previously reflected as in-substance foreclosures under prior accounting methods in effect as of the years ended December 31, 1992 through 1994.

           Troubled debt restructurings ("TDRs") are loans to which the Bank has granted certain concessions in light of the borrower's financial difficulty. The objective of the Bank in granting these concessions, through a modification of terms, is to maximize the recovery of its investment. This modification of terms may include a reduction in stated rate, an extension of maturity at a more favorable rate and a reduction of accrued interest. In the past, any TDRs entered into by the Bank were classified as non-performing loans. The Bank may, from time to time, engage in TDRs when appropriate. At December 31, 1996, the Bank had no TDR's classified as non-performing.

           An additional form of troubled debt restructuring that is available to the Bank is loan splitting. In instances where cash flows are insufficient to service total debt, the debt may be split into two separate notes, one note at current market terms and a second at below market terms. This practice enables a certain portion of the loan to return to performing status. At December 31, 1996, the Bank had $2.1 million in former TDR's which have been integrated into the Bank's performing loan portfolio based on satisfactory performance.

           Delinquent Loans. Total loans delinquent 30 to 89 days increased to $4.1 million as of December 31, 1996 from $2.6 million at December 31, 1995. The delinquency consisted primarily of one- to four-family residential loans (29 loans with an aggregate balance of $2.7 million).

           The Bank continues to address collection of delinquent loans. Each loan officer is assigned a portfolio of delinquent loans. Delinquent borrowers receive written correspondence once a loan becomes 30 days past due. A loan officer will make contact before the loan becomes 20 days past due. A call letter will be sent out by the time a loan becomes 60 days past due unless a work-out schedule has been agreed to with the borrower. Foreclosure will commence after the loan becomes 90 days past due unless a repayment schedule has been mutually accepted or the Bank determines that foreclosure would not be in its best interests.

           Because of certain provisions of Connecticut foreclosure law, the Bank may encounter delays in its attempt to foreclose on property for which it is mortgagee. Unlike many states which permit a secured party such as a bank mortgagee to foreclose on real estate without court involvement, Connecticut foreclosure law requires a lawsuit by the foreclosing party against the mortgagor (owner) of real estate (and the suit must name as defendants all junior lien holders). In addition, Connecticut law protects consumers who are unemployed or under-employed, as defined by statute, by permitting them to obtain a six-month stay of a mortgage foreclosure action and to restructure their mortgage debt. In general, although foreclosure actions are subject to far fewer defenses than ordinary lawsuits, mortgagors can and sometimes do raise defenses which, even if not meritorious, can delay the foreclosure process for months or even years. Foreclosure in Connecticut is typically accomplished by strict foreclosure in contrast to foreclosure by sale. Strict foreclosure involves the rendering of a judgment by a court in favor of the foreclosing party (e.g., a bank) and sets a date by which the property owner (the mortgagor) and any other mortgagees must either redeem the property by paying the foreclosing party the full amount of its debt or lose their interest in the property. Foreclosure by sale requires a court to appoint a committee to sell property at public auction, and involves advertising and appraisal of the property. Although foreclosure by sale is less common in Connecticut than in some other states, to the extent it is used, it frequently imposes significant delays when compared to the strict foreclosure process.

           Management of the Bank regularly reviews delinquent loans, which are placed on non-accrual status when, in its judgment, the probability of collection is too uncertain to warrant further accrual. All loans 90 days or more past due as to interest or principal are placed on non-accrual status unless, in exceptional circumstances, the loan is both well secured and in the process of collection. The Bank was accruing interest on one loan which was 90 days or more past due with a principal balance of $347,000 at December 31, 1996.

           Allowances for Credit Losses. The Bank uses four separate analyses for determining a reasonable range for an adequate level of allowance for credit losses. At December 31, 1996, the allowance calculations under the four analyses were $3.9 million, $3.3 million, $4.4 million, and $4.6 million. The average of these three methods was $4.1 million. The Bank's allowance for credit losses was $7.3 million at December 31, 1996. The Bank's Watch List loans, unused lines of credit, and letters of credit are also taken into account in establishing the allowance for credit losses.

           The following table sets forth an analysis of the activity in the allowance for credit losses at and during the periods indicated.

                                                                At or for the Year Ended December 31,
                                                --------------------------------------------------------------------
                                                  1996            1995         1994           1993             1992
                                                  ----            ----         ----           ----             ----
                                                                        (Dollars in thousands)
Balance at beginning of period........          $  4,170       $  4,827      $  2,532       $  4,567        $  6,081
                                                --------       --------      --------       --------         -------

Add:
---
Provision charged to operations.......             4,415          2,105           690          1,000           2,330
Allowance on Acquired Loans ..........             1,000              -             -              -               -
ADP plan .............................                 -         (1,100)        3,100              -               -

Recoveries............................               237            137            94             38              56
                                                --------        -------      --------       --------        --------


Less:
----
Charge offs:
Real estate loans:
  One- to four-family ................               394            648           956            392             465
  Multi-family .......................               220            355             1             83               -
  Commercial real estate .............             1,788            671           551          1,442           2,598
  Land ...............................                18            118             -              -             538
  Construction .......................                 -              -            61          1,075             275
Consumer and commercial
  business ...........................                68              7            20             81              24
                                                --------       --------      --------       --------        --------
                                                   2,488          1,799         1,589          3,073           3,900
                                                --------       --------      --------       --------        --------

Balance at end of period .............          $  7,334       $  4,170      $  4,827       $  2,532        $  4,567
                                                ========       ========      ========       ========        ========

Net charge-offs ......................          $  2,251       $  1,662      $  1,495       $  3,035        $  3,844
                                                ========       ========      ========       ========        ========

Loans outstanding
  (before net items) .................          $418,818       $360,475      $290,416       $269,300        $305,386
                                                ========       ========      ========       ========        ========

Ratio of net charge-offs to
  loans outstanding (before
  net items) at end of
  period .............................              0.54%          0.46%         0.51%          1.13%           1.26%

       The following table sets forth, at the dates indicated, the Bank's allocation of the allowance for credit losses to the total amount of loans in each of the categories listed.


                                                                    At December 31,
                           -------------------------------------------------------------------------------------------------
                                              1996                                                 1995
                           --------------------------------------------         --------------------------------------------
                                       Percent of      Percent of Loans                     Percent of      Percent of Loans
                                     Total Allowance   in each Category                   Total Allowance   in each Category
                           Amount   For Credit Losses   to Total Loans          Amount   for Credit Losses   to Total Loans
                           ------   -----------------  ----------------         ------   -----------------  ----------------
                                                                (Dollars in thousands)
Mortgage Loans
  Residential (a) .....    $1,045          14.2%                79.9%             $  750             18.0%            79.8%
  Commercial (b) ......     4,710          64.3                 13.3               3,153             75.6             15.7
Other Loans (c) .......     1,579          21.5                  6.8                 267              6.4              4.5
                           ------        ------               ------              ------           ------           ------
Total allowance for
  credit losses .......    $7,334        100.0%               100.0%              $4,170           100.0%           100.0%
                           ======        ======               ======              ======           ======           ======

Ratio of allowance
  for credit losses to
  loans outstanding
  (before net items)
  at end of period ....      1.75%                                                  1.16%
                           ======                                                 ======


                                              At December 31,
                                ---------------------------------------------
                                                   1994
                                ---------------------------------------------
                                            Percent of      Percent of Loans
                                          Total Allowance   in each Category
                                Amount   for Credit Losses   to Total Loans
                                ------   -----------------  -----------------
                                           (Dollars in thousands)
Mortgage Loans
  Residential (a) .....        $  524              10.9%            76.8%
  Commercial (b) ......         4,013              83.1             18.2
Other Loans (c) .......           290               6.0              5.0
                               ------            ------           ------
Total allowance for
  credit losses .......        $4,827(d)          100.0%           100.0%
                               =========         ======           ======

Ratio of allowance
  for credit losses to
  loans outstanding
  (before net items)
  at end of period ....          1.66%
                               ======

--------------------

(a)     Includes one- to four-family loans.

(b) Includes all commercial real estate loans, multi-family, land and construction loans.

(c) Includes commercial business, home equity lines of credit, home improvement, second mortgages, passbook and other consumer loans.

(d) Includes the 1994 provision of $3.1 million for the ADP Program, the balance of which was $2.2 million as of December 31, 1994.

           Allowance for Estimated Losses on OREO. The following table sets forth an analysis of the activity in the allowance for estimated losses on OREO at and during the periods indicated.

                                                         At or For the Year Ended December 31,
                                                  ----------------------------------------------------
Allowance for Estimated Losses on OREO             1996          1995               1994         1993
--------------------------------------             ----          ----               ----         ----
                                                                      (In thousands)
Balance at beginning of period ...........        $    -       $   802            $   194      $ 1,025
                                                  ------        ------             ------       ------

Add:
  Provision charged to operations ........           459           460              2,894(b)     3,975
                                                  ------        ------             ------       ------

Less:
  Charge-offs:
        One- to four-family ..............             -           284                449          298
        Multi-family .....................             -            58                153          224
        Commercial real estate ...........           459           582              1,097        2,008
        Land .............................             -           338                193          840
        Construction .....................             -             -                394        1,436
                                                  ------        ------             ------       ------
                                                     459         1,262              2,286        4,806
                                                  ------        ------             ------       ------

Balance at end of period (a) .............        $    -        $    -             $  802       $  194
                                                  ======        ======             ======       ======

--------------------

(a) The Bank carries OREO at net realizable value. Beginning in 1991, the Bank established general and specific reserves against OREO to arrive at net realizable value. Beginning in 1993, the Bank netted the specific reserves against OREO carrying values, and continues to maintain a general reserve when deemed necessary by management to arrive at net realizable value.

(b) Of the $2.9 million provision charged to operations, $2.6 million was a result of the ADP Program.


Investment Activities

           General. In accordance with Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities" ("SFAS 115"), which the Bank adopted as of January 1, 1994, the Bank was required to classify each security in the portfolio as either "Held-to-Maturity," "Available-for-Sale," or "Trading Account Security." It was the decision of management to classify substantially all of the portfolio as Held-to-Maturity at the adoption date based upon the Bank's ability and intent to hold, taking into account currently available liquidity and the potential for additional liquidity afforded by the Bank's stock conversion (see Note 2 to the consolidated financial statements).

           In accordance with the additional guidance provided by the Financial Accounting Standards Board ("FASB") in conjunction with SFAS 115, during 1995 the Bank reassessed and reclassified certain of its investments originally classified as Held-to-Maturity to Available-for-Sale. Most of the short-term Treasury and Federal Agency positions and all of the five- and seven-year balloon mortgage-backed securities were reclassified. Furthermore, during 1996 the Bank assessed whether the Held-to-Maturity classification was supported by management's intent due to the repositioning of the Bank's long term objectives and financial condition; as a result, the Bank reclassified substantially all of these investments to Available For Sale. This decision required the Bank to mark each security to market through Shareholders' equity as of December 31, 1996 and reflect each investment at fair value.

           Under Connecticut law, the Bank has authority to purchase a wide range of investment securities. However, as a result of recent changes in federal banking laws, financial institutions such as the Bank may not engage as principals in any activities that are not permissible for a national bank, unless the FDIC has determined that the activity would pose no significant risk to the Bank Insurance Fund and the Bank is in compliance with applicable capital standards. In March 1993, the Regional Director of the FDIC approved a request by the Bank to invest in certain listed stock and/or registered stock subject to certain conditions. As of December 31, 1996, the Bank had accumulated investments in equity securities amounting to $5.5 million compared to $4.8 million as of December 31, 1995.

           The Bank utilized the trading account classification to account for the portion of the equity portfolio with common stock investments in the covered call option program. This program is designed for yield enhancement and to lessen the Bank's exposure to a potentially volatile stock market. In this program, the Bank purchases shares of qualified common stock and sells a call option against the investment. The holding period of each investment averages one to three months and there are ten to fifteen investment positions in the program. As required by SFAS 115 the Bank marks the common stock and related covered call option to market through current period earnings. The mark to market affect on earnings as of December 31, 1996 was a loss of $61,000 on the $3.3 million trading portfolio.

           During 1996 the Bank liquidated the utility stock portfolio; however, it intends to maintain the equity stock portfolio under the guidance provided by the investment committee of the Board of Directors and the policies and procedures established by the Bank's investment policy.

           During the second half of 1995, the Bank accumulated a significant investment in the common stock of Hometown Bancorporation ("Hometown"), a local bank holding company, which resulted in the Bank's filing a form 13-D with an over 5% ownership position. In April 1996 the Bank sold its position shortly after HUBCO, Inc., a New Jersey-based bank holding company, announced its planned acquisition of Hometown. The Bank recorded a $627,000 gain on the sale of its investment.

           The following table sets forth the composition of the Bank's securities at fair value at the dates indicated.


                                                                       At December 31,
                                            ------------------------------------------------------------------------
                                              1996           1995              1994            1993           1992
                                              ----           ----              ----            ----           ----
                                                                      (In thousands)
Debt Securities:
  U.S. Treasury securities ........          $     -        $ 8,316           $24,137         $38,488        $31,985
  Obligations of other U.S.
     Government agencies ..........           42,120         20,366            25,240          19,633              -
                                             -------        -------           -------         -------        -------

  Total ...........................          $42,120        $28,682           $49,377         $58,121        $31,985
                                             =======        =======           =======         =======        =======

Equity Securities..................          $ 5,528(1)     $ 4,844           $    22         $    23        $    23
                                             =======        =======           =======         =======        =======


(1)  Includes $3,292 classified as trading.

           The following table sets forth the maturities of the Bank's investment securities (excluding equity securities) by amortized cost at December 31, 1996 and the weighted average yields of such securities.


                                             After One But       After Five But
                       Within One Year     Within Five Years     Within 10 Years       After 10 Years               Totals
                       ----------------    -----------------     ----------------      ----------------       ------------------
                                                              (Dollars in Thousands)

                                 Weighted            Weighted              Weighted              Weighted               Weighted
                                  Average             Average               Average               Average                Average
                         Amount   Yield     Amount    Yield       Amount    Yield       Amount    Yield        Amount    Yield
                         ------  --------   ------   --------     ------   --------     ------   --------      ------   --------
Other Bonds and
 notes (a) ......      $     -       -%     $    -         -%     $29,316    7.40%      $13,120    7.40%       $42,436      7.40%

Mortgage-backed
 securities (b) .       24,961    7.10       3,859      6.80       12,432    7.60        51,191    8.20         92,443      7.76
                       -------              ------                -------               -------                -------

Total ...........      $24,961    7.10%     $3,859      6.80%     $41,748    7.46%      $64,311    8.04%      $134,879      7.65%
                       =======              ======                =======               =======               ========


-------------------

(a)       Solely U.S. Government agencies.

(b)       Solely FHLMC and FNMA participation certificates.



           Mortgage-Backed Securities and Secondary Market Activities. Mortgage-backed securities increase the quality of the Bank's assets because of the insurance or guarantees of federal agencies on non-guaranteed mortgage loans. In addition, mortgage-backed securities are more liquid than individual mortgage loans and may be more readily available to collateralize borrowings or other obligations of the Bank. All of the FNMA or FHLMC securities owned by the Bank at December 31, 1996 had initial maturities of five to 30 years, although the Bank expects the average lives will be considerably shorter due to principal amortization and prepayments. There were no significant sales of mortgage-backed securities during 1994. In 1995 the Bank sold $38.6 million (carrying value) of securities, $4.4 million (carrying value) of which were created by mortgages originated and securitized by the Bank during that year to alleviate an excess concentration in those products. In 1996 the Bank sold $11.9 million (carrying value) of primarily low yielding fixed rate mortgage-backed securities for yield enhancement.

           The following table sets forth the activity in the Bank's mortgage-backed securities portfolio at and during the periods indicated.


                                                                       At or For the Year Ended December 31,
                                                                --------------------------------------------------
                                                                  1996                 1995                 1994
                                                                  ----                 ----                 ----
                                                                                   (In thousands)
Mortgage-backed securities at beginning of period ......         $90,281              $97,719             $58,219
  Purchases ............................................          38,650               44,318              77,195
  Acquired in exchange for loans .......................               -                4,361                 829
  Sales ................................................         (11,886)             (38,615)                  -
  Repayments ...........................................         (24,602)             (17,502)            (38,524)
                                                                 -------              -------             -------

Mortgage-backed securities at end of period ............         $92,443              $90,281             $97,719
                                                                 =======              =======             =======


Sources of Funds

           The primary sources of funds for the Bank's use in its lending activities and for other general business purposes are amortization and prepayment of loans, deposit accounts and funds provided from operations. See "Management's Discussion and Analysis - Liquidity and Capital Resources."

           Loan repayments and funds provided from operations are relatively stable sources of funds, while deposit inflows and outflows are significantly influenced by prevailing interest rates and general economic conditions. See "Management's Discussion and Analysis - Liquidity and Capital Resources."

           The Bank offers a variety of deposit accounts having a wide range of interest rates and terms. The Bank attempts to control the flow of funds in its deposit accounts according to its need for funds and the cost of alternative sources of funds primarily through the pricing of deposits and, to a lesser extent, by promotional activities.

           Among the deposit accounts offered by the Bank at December 31, 1996 were regular passbook and statement savings accounts, which earn interest at an annual rate of 1.99% with an effective annual yield at 2.00%. Interest on passbook and statement savings accounts is compounded daily and credited monthly. The Bank requires a minimum deposit of $5.00 to open a passbook or statement savings account. The Super Savings Account earns interest at annual rates of 1.99% to 2.98% with an effective annual yield of 2.00% to 3.00%. The minimum deposit to open Super Savings Accounts is $1,000 and the interest is compounded and credited monthly. The Bank also offers money market accounts which are competitive with similar money market mutual funds. The Bank requires a $2,500 minimum deposit to open the account. Balances of less than $2,500 are subject to service charges. Interest is compounded and credited monthly. The interest rate is reviewed weekly and adjusted as money market conditions warrant. Minimum balance requirements for the Bank's certificates of deposit for one year or more are $500. Certificates which have a maturity of under one year have a minimum balance requirement of $1,000. Interest rates on all certificates are determined by the Bank's Funds Management Committee based on market conditions, competitive factors, cash flow requirements of the Bank, and funding objectives. Interest is compounded and credited monthly on all certificates. The Bank also offers checking accounts which require a $25 minimum initial deposit and bear no interest, and NOW accounts which pay interest on balances over $1,000 and require a $25 minimum initial deposit.

     The following table sets forth, at the dates indicated, the distribution of the Bank's deposit accounts at the dates indicated and the weighted average cost on each category of deposits for the periods then ended.


                                                                     At December 31,
                                         -----------------------------------------------------------------------
                                                       1996                                 1995
                                         ---------------------------------      --------------------------------
                                                                  (Dollars in Thousands)

                                                   Percent of     Weighted                Percent of    Weighted
                                                     Total         Average                  Total        Average
                                           Total    Deposits        Cost          Total    Deposits       Cost
                                           -----   ----------     --------        -----   ----------    --------
Demand deposits ....................     $22,479       5.31%        0.00%       $ 13,697       3.40%       0.00%

Savings:
   Regular savings .................      28,096       6.64         2.06          28,660       7.12        1.82

   Super savings ...................      45,404      10.73         2.60          55,042      13.66        2.79

   NOW .............................      30,262       7.15         1.88          35,097       8.71         .95

   Money Market fund ...............      47,957      11.33         2.95          59,724      14.83        3.89

   Escrow deposits .................       4,965       1.17         2.83           4,142       1.03        2.73

Certificates:
   Certificate accounts ............     197,108      46.56         6.03         154,340      38.32        5.31

    Money Market certificates.......      47,019      11.11         5.01          52,095      12.93        4.47
                                        --------     ------                      -------     ------

Total Deposits .....................    $423,290     100.00%        3.91%       $402,797     100.00%       3.81%
                                        ========     =======                    ========     ======


                                                      At December 31,
                                             --------------------------------
                                                           1994
                                             --------------------------------
                                                  (Dollars in Thousands)

                                                     Percent of     Weighted
                                                       Total        Average
                                             Total    Deposits        Cost
                                             -----   ----------     --------
Demand deposits ....................       $  9,201      2.53%        0.00%

Savings:
   Regular savings .................         29,052      8.00         1.52

   Super savings ...................         84,555     23.29         2.50

   NOW .............................         26,998      7.44         1.00

   Money Market fund ...............         38,390     10.57         2.93

   Escrow deposits .................          3,818      1.05         2.11

Certificates:
   Certificate accounts ............        138,384     38.11         4.10

    Money Market certificates.......         32,673      9.01         2.93
                                            -------    ------

Total Deposits .....................       $363,071    100.00%        2.94%
                                            =======    =======


     The following table sets forth the net deposit flows of the Bank during the periods indicated.


                                                Year Ended December 31,
                                           --------------------------------
                                           1996          1995         1994
                                           ----          ----         ----
                                                      (In thousands)

Net deposit inflow (outflow)........     $ 3,649 (a)   $ 25,557     $( 6,265)
Interest credited ..................      16,844         14,169       10,273
                                         -------       --------     --------

Net increase in deposits ...........     $20,493       $ 39,726     $  4,008
                                         =======       ========     ========


(a) Includes deposits assumed in the FFB&T transaction of $47.6 million, and $48.0 million in deposits sold in the Brookfield and Bethel branch sales (see Management Discussion and Analysis - Financial Condition).

     The following table presents the amounts of certificate accounts of the Bank at December 31, 1996 maturing during the periods reflected below and the weighted average interest rate of such accounts at such date:


                                                                                   Weighted Average
                                                                   Amount           Interest Rate
                                                                   ------          ----------------
                                                                      (Dollars in thousands)
 Certificate accounts maturing during the 12 months ending:
   December 31, 1997 .........................................    $186,547                5.39%
   December 31, 1998 .........................................      32,981                5.77
   December 31, 1999 .........................................       7,937                5.89
     Thereafter ..............................................      16,662                6.69
                                                                  --------

 Total .......................................................    $244,127                5.54%
                                                                  ========


     The following table presents the maturities of the Bank's time certificates of deposit in amounts of $100,000 or more at December 31, 1996 by time remaining to maturity.


                                                                              Maturing
                                                                              --------
                                                                           (In thousands)
 Six months or less ..............................................           $12,602
 Over six through twelve months ..................................             3,366
 Over twelve months ..............................................             5,759
                                                                             -------

           Total .................................................           $21,727
                                                                             =======


           Borrowings. Although deposits are the Bank's primary source of funds, the Bank also utilizes borrowings from the FHLB as an alternative funding source. The Federal Home Loan Bank System functions in a reserve credit capacity for savings institutions and certain other home financing institutions. The Bank is required to own capital stock in the FHLB in order to access the System and is authorized to apply for advances on the security of such stock and certain of its home mortgages and other assets (principally securities which are obligations of, or guaranteed by, the United States) provided certain credit worthiness standards have been met. FHLB advances to the Bank at December 31, 1994, 1995, and 1996 were $62.5 million, $61.8 million, and $82.2 million, respectively.

     At December 31, 1996, the Bank had outstanding $82.2 million in borrowings from the FHLB, maturing as follows: Next Interest Adjustable Rate Due Date Adjustment Amount Rate (in thousands)


                                                     Next Interest
Adjustable Rate                  Due Date             Adjustment                    Amount             Rate
---------------                  --------            -------------                  ------             ----
                                                                                (in thousands)
                               March 1997          January 1997                    $10,000             5.61%
                               May 1999            November 1997                     4,400(a)          5.73
                                                                                    ------

Total Adjustable Rate                                                               14,400
                                                                                    ------

Fixed Rate                     January 1997                                          5,000             5.40
----------                     January 1997                                            900(b)          8.20
                               January 1997                                            600(b)          8.25
                               April 1997                                            3,000             5.39
                               April 1997                                              750             5.39
                               November 1997                                        10,000             5.66
                               November 1997                                         4,000             5.78
                               December 1997                                         2,000             5.50
                               February 1998                                         5,000             5.30
                               April 1998                                            5,000             5.98
                               May 1998                                             10,000             6.13
                               May 1998                                              5,000             6.28
                               June 1998                                             5,000             6.28
                               July 1998                                             5,000             5.26
                               November 1998                                         5,000             5.90
                               December 2013                                         1,558(b)(c)       6.55
                                                                                   -------
  Total Fixed Rate                                                                  67,808
                                                                                   -------

  Total Borrowings                                                                 $82,208
                                                                                   -------


--------------------

(a) These borrowings were initiated as a direct arbitrage against adjustable rate mortgage-backed securities to "lock in" an interest rate spread.

(b) These borrowings were initiated as a direct arbitrage against long-term fixed rate lending to "lock in" an interest rate spread. On a weighted average basis, that spread amounts to 190 basis points. See "Management's Discussion and Analysis - Asset/Liability Management."

(c) This borrowing has an amortization feature attached to it and pays down over a term consistent with the loan it is matched against.

     From time to time, as interest rate market conditions allow, the Bank may also use reverse repurchase agreements as a short-term source of funds. The Bank had outstanding borrowings of $31.4 million and $4.6 million under various reverse repurchase agreements at December 31, 1996 and 1995, respectively.

     The following table sets forth, at the dates indicated, information concerning the Bank's reverse repurchase agreements:


                                                                        Year Ended December 31,
                                                           ------------------------------------------------
                                                            1996                1995                 1994
                                                            ----                ----                 ----
                                                                     (Dollar amounts in thousands)
         Average Balance During the Year                   $29,203              $6,857             $      -
         Maximum Month-End Balance During the Year         $36,350              $9,310             $      -
         Average Interest Rate During the Year              5.61%                5.88%             $      -


     At December 31, 1996, repurchase agreements aggregating approximately $22.4 million and $9.0 million mature during the years ending December 31, 1997 and 1998, respectively.


          The following table sets forth, at the dates indicated, information regarding the weighted average interest rate and the highest and average month-end balances of the Bank's total borrowings.


                                                                                 Year Ended December 31,
                                                                  ------------------------------------------------
                                                                   1996                 1995                 1994
                                                                   ----                 ----                 ----
                                                                                (Dollars in thousands)
Weighted average interest rate of total borrowings ..........     5.89%                6.44%                6.15%
Highest outstanding balance of total borrowings .............     $159,903             $77,229              $62,981
Average month end balance of total borrowings ...............     $115,465             $65,644              $49,386


Trust Department

          The Bank offers a full array of trust services through its Trust Department which was organized in 1984. The Trust Department generated $552,000 in gross revenues in 1996 on assets totalling $262.2 million. In 1995 and 1994, gross revenues were $515,000 and $513,000, respectively. Trust services are considered to be an integral element of the Bank's strategy for future growth of non-interest income by providing an alternative investment choice to depositors seeking returns other than that of traditional certificates of deposit, as well as an attractive investment for the Banks' commercial depositor base.


Savings Bank Life Insurance

          The Bank offers savings bank life insurance ("SBLI") to customers up to a maximum of $300,000 per insured. The Bank also offers mortgage life, disability and credit life insurance relating to loans as part of its SBLI business. During 1995 and 1996, the Bank had pre-tax income of $23,000, and $18,000, respectively, from all SBLI sales.

Subsidiaries

     The Bank has one wholly owned subsidiary, NSS Realty, which was formed in 1990 for the sole purpose of developing and disposing of certain real estate the Bank acquired through foreclosure or deed in lieu of foreclosure. NSS Realty has recorded sales of Bank owned real estate of $1.2 million for the twelve months ended December 31, 1996. Currently, NSS Realty has one property with a book value of $114,000. NSS Realty has one wholly owned subsidiary, NSS Westport Development Corp., which was formed in 1992 solely for the purpose of developing an OREO property, Sherwood Farms in Westport, CT. This subdivision was completely sold out in 1996 and the subsidiary is currently inactive.


Employees

     155 employees were employed by the Bank as of February 28, 1997; 146 were full time equivalents.


Miscellaneous

     A material portion of the Bank's deposits have not been obtained from a single customer. A material portion of the Bank's loans is not concentrated in one industry or related group (other than residential mortgage lending in Fairfield County, Connecticut). The Bank holds no material patents, trademarks, licenses or concessions except as required by regulatory authorities. The Bank has undertaken no material research activities related to new services or the improvement of existing services, other than routine activities in the ordinary course of the Bank's business. The Bank conducts substantially all of its marketing research using existing personnel, none of which is engaged full-time in such activities.

ITEM 2.
-------
Properties

          At December 31, 1996 the Bank had seven full service banking offices and one satellite (ATM) branch. The following table lists information at December 31, 1996 for the properties of the Bank.


Lease                                  Year         Office Area        Amount of           Owned or
Location                              Opened      by Square Feet        Deposits            Leased
--------                              ------      --------------       ---------           --------
Expiration
----------
                                                         (Dollars in thousands)

Executive Offices:
48 Wall Street                         1849            24,000                                Owned
Norwalk, Connecticut

Full Service
Banking Offices:

48 Wall Street                         1849             2,950            $155,047            Owned
Norwalk, Connecticut

117 Old Ridgefield Road                1960             3,450              41,220            Owned
Wilton, Connecticut

Rt. 7 & 107                            1972             2,560              29,207            Leased          June 30, 2002
Georgetown, Connecticut

Main Avenue &
  West Rocks Road                      1974             3,560              71,405            Leased          April 30, 2006
Norwalk, Connecticut

578 Westport Avenue                    1983             3,500              53,043            Owned
Norwalk, Connecticut

1815 Post Road East                    1988             3,392              35,307            Owned
Westport, Connecticut

2000 Post Road                         1996             3,300              38,061            Leased          October 31, 2006
Fairfield, Connecticut

Satellite Branch
So. Norwalk Railroad Station           1996       Free standing                 -            Leased          June 14, 2001
                                                      ATM                --------

                                                                         $423,290
                                                                         ========


ITEM 3.
-------
Legal Proceedings

     Norwalk Savings Society is not involved in any legal proceeding that it believes is material to its financial condition.


ITEM 4.
-------
Security Ownership of Certain Beneficial Owners and Management

     Incorporated by reference from page 5 of the definitive Proxy Statement filed with the FDIC on March __, 1997, pursuant to Section 335.204 of the FDIC Rules and Regulations ("Proxy Statement").


PART II
-------
ITEM 5.
-------
Market for the Bank's Common Stock and Related Shareholder Matters

     See Item 7 in the section captioned "Market Price of Common Stock" on Page 53.

     The Bank began paying dividends to its shareholders in 1996. The first dividend since becoming a public company in June, 1994 was $0.05 per share payable to the shareholders of record as of the close of business on May 6, 1996. Subsequent dividends were declared and paid on a quarterly basis during 1996. The Board of Directors recognizes that it is under no obligation to continue paying dividends and will consider such a payment on a quarterly basis assuming such action would be consistent with its primary goal of maintaining the adequacy of the Bank's capital. Connecticut law prohibits the Bank from paying dividends other than to the extent of retained net profits from the current fiscal year and two preceding full fiscal years.

ITEM 6.
-------
Selected Financial Data

     The following tables set forth certain selected consolidated financial and other data of the Bank at or for the dates indicated. This information should be read in conjunction with the Consolidated Financial Statements and notes thereto included elsewhere herein. The consolidated financial data as of and for the years ended December 31, 1992 through 1996 have been derived from the audited Consolidated Financial Statements of the Bank.


                                                                        At or For the Year Ended December 31,
                                                         ---------------------------------------------------------------------

($ thousands, except per share data)                     1996              1995          1994           1993          1992
                                                         ----              ----          ----           ----          ----
Selected Balance Sheet Data:
Total assets .................................        $589,589          $515,267      $464,901       $427,950      $431,079
Treasury & other gov't agency securities......          42,120            28,682        51,139         58,129        31,743
Mortgage-backed securities ...................          92,453            90,339        97,270         58,219        46,725
Equity Securities.............................           5,528             4,844            22              9             9
Loans, net of deferred loan fees .............         418,100           359,966       289,712        268,713       304,698
Allowance for credit losses...................           7,334             4,170         4,827          2,532         4,567
                                                      --------          --------      --------       --------      --------
Loans, net ...................................         410,766           355,796       284,885        266,181       300,131
OREO .........................................             858             4,267        11,622         17,824        17,613
Allowance for estimated losses ...............               -                 -           802            194         1,025
                                                      --------          --------      --------       --------      --------
OREO, net ....................................             858             4,267        10,820         17,630        16,588
Deposits .....................................         423,290           402,797       363,071        359,063       368,214
Borrowings....................................         114,043            67,123        63,510         48,765        42,550
Shareholders' Equity/Retained Earnings .......          49,353            43,595        37,513         19,712        18,931

Non-Performing Assets:
  Non-performing loans .......................          10,441            13,070         9,976         26,180        41,221
  OREO, net ..................................             858             4,267        10,820         17,630        16,588
                                                      --------          --------      --------       --------      --------
  Total non-performing assets ................        $ 11,299          $ 17,337      $ 20,796       $ 43,810      $ 57,809
                                                      ========          ========      ========       ========      ========

Summary of Operations:
Interest and dividend income .................        $ 41,255          $ 33,015      $ 25,045       $ 24,520      $ 29,860
Interest expense .............................          23,640            18,398        13,112         13,719        18,382
                                                      --------          --------      --------       --------      --------

Net interest income ..........................          17,615            14,617        11,933         10,801        11,478
Provision for credit losses ..................           4,415             1,005       * 3,790          1,000         2,330
                                                      --------          --------      --------       --------      --------
Net interest income after provision
  for credit losses ..........................          13,200            13,612         8,143          9,801         9,148

Non-interest income:
  Service charges and other income ...........           2,687             1,897         1,890          2,173         1,842
  Gains (losses) on loans and
    investment securities ....................             517               798           (64)         2,410         1,454
  Gain on sale of branches ...................           3,639                 -             -              -             -

Non-interest expenses:
  Provision for estimated losses on OREO .....             459               460       **2,894          3,975         1,550
  Holding costs and expenses of OREO, net ....             903               955           532            850            44
  Operating expenses .........................          14,104            11,304         9,980          8,705         8,284
                                                      --------          --------      --------       --------      --------
Income (loss) before income taxes ............           4,577             3,588        (3,437)           854         2,566
Current income tax provision .................             175                10            50             73           430
Deferred income tax benefit ..................          (1,300)           (1,200)            -              -          (600)
                                                      --------          --------      --------       --------      --------

Net income (loss).............................        $  5,702          $  4,778      $ (3,487)      $    781      $  2,736
                                                      ========          ========      ========       ========      ========

Net income excluding the effects of the
ADP Program (*, **) ..........................                                        $  2,213
                                                                                      ========

Income (loss) per share.......................           $2.39             $2.04        $(1.51)           N/A           N/A
Income per share excluding the effects of
the ADP Program (*, **).......................             N/A               N/A         $0.96            N/A           N/A


-----------------

* Includes $3.1 million allocated to loans of the total $5.7 million one-time special charge for the Accelerated Non-Performing Asset Disposition Program
(ADP).

** Includes $2.6 million allocated to OREO of the total $5.7 million one-time special charge for the ADP Program.


                                                                           At or For the Year Ended December 31,
                                                             ----------------------------------------------------------------
                                                              1996          1995          1994            1993          1992
                                                              ----          ----          ----            ----          ----
                                                                                 (Dollars in thousands)
Performance Ratios:(***)
Return on average total assets ...............                0.97%         0.76%         0.51%           0.18%         0.63%
Return on average retained earnings ..........               12.52          8.97          7.36            3.95         15.41
Net yield on interest-earning assets .........                3.12          3.17          2.96            2.84          2.90


Asset Quality Data:
Non-performing loans as a % of net loans .....                2.54          3.67          3.50            9.84         13.73
Non-performing assets as a % of total assets..                1.92          3.36          4.47           10.24         13.41
Allowance for credit losses as a % of
   net loans  ................................                1.79          1.17          1.69            0.95          1.52
Allowance for credit losses as a % of
  non-performing loans........................               70.24         31.91         48.39            9.67         11.08
Net charge-offs to average loans .............                0.56          0.53          0.56            1.13          1.30


Capital Ratios:
Tier 1 leverage capital ......................                7.9           8.4           8.2             4.6           4.4
Tier 1 risk-based capital ....................               15.7          16.7          14.5             8.9           7.8
Total risk-based capital .....................               17.0          17.9          15.8            10.0           9.0

Other Selected Financial and Statistical Data:
Loans originated during period ...............              $161,984      $115,301      $75,718         $55,133       $43,204
Dividend payout ratio.........................                6.3%          -             -               -             -


--------------------

*** Ratios for 1995 and 1994 exclude the effects of the ADP Program. All such ratios for 1994 would be negative if the ADP charge of $5.7 million was included.

ITEM 7.
------
Management's Discussion and Analysis of Financial Condition and Results of Operations

                      MANAGEMENT'S DISCUSSION AND ANALYSIS


                                    Overview
                                    --------



Norwalk Savings Society was founded in 1849 and is a Connecticut chartered capital stock savings bank, with deposits insured by the Federal Deposit Insurance Corporation (FDIC), headquartered in Norwalk, Connecticut. Its initial public offering of common stock was effective June 15, 1994.

The Bank reported net earnings of $5.7 million, or $2.39 per share, for the year ended December 31, 1996. Included in net earnings were $1.3 million in deferred tax benefits.

During 1996, the Bank consummated a series of significant transactions to better position itself for profitable growth, franchise strength and flexibility. To that end, the Bank began the transformation of its financial condition and the refocus of its branch network toward the more commercially-oriented area of southern Fairfield County.

The Bank acquired certain assets and assumed essentially all of the liabilities of Fairfield First Bank & Trust Company ("FFB&T") in an FDIC-assisted transaction (see Financial Condition-Fairfield First Bank & Trust Company) and applied for permission to open a new branch in Darien. The Bank completed the sale of its northernmost branch offices in Brookfield and Bethel to the Savings Bank of Danbury (see Financial Condition-Branch Sales). During the year the Bank aggressively expanded the residential mortgage portfolio and continued the expansion of its commercial loan operations, building upon the efforts initiated in 1995. To fund these activities the Bank aggressively pursued deposits, especially lower cost core deposits, and supplemented deposit growth with short-term use of FHLBB borrowings and reverse repurchase agreements. The Bank intends to replace these borrowings with additional core deposit growth from its newly refocused commercially-oriented franchise.

In addition, in connection with the transformation of the Bank's financial condition, the Bank sold $44.8 million of five year adjustable rate residential mortgages with servicing released (see Financial Condition-Loans), reclassified all of its Held-to- Maturity securities to Available-for-Sale, and established a Trading portfolio of equity securities allocated to a covered call option program (see Financial Condition-Investment Securities).

The Tier one leverage capital ratio was 7.9% as of December 31, 1996, qualifying the Bank as "well capitalized" according to standards established by the FDIC.

Asset quality continued on a steady course of improvement. Non-performing assets, comprised of non-accrual and restructured loans (collectively, "non-performing loans"), and other real estate owned (OREO) declined to $11.3 million or 1.9% of total assets. In addition, the Bank substantially increased the provision for credit losses to $4.4 million for the year ended December 31, 1996, which resulted in a coverage ratio provided by the allowance for credit losses to the loan portfolio of 1.8% and to non- performing loans of 70.2% (see Financial Condition-Asset Quality).

                              RESULTS OF OPERATIONS
                              ---------------------

               Comparison of Operating Results for the Years Ended
               ---------------------------------------------------
                           December 31, 1996 and 1995.
                           ---------------------------

                                    Overview
                                    --------


Net earnings for the year ended December 31, 1996 were $5.7 million, or $2.39 per share, compared to $4.8 million or $2.04 per share for 1995. Net earnings for 1996 and 1995 included $1.3 million and $1.2 million, respectively, of deferred tax benefits from the recognition of the benefits of operating loss carryforwards.

Several significant non-recurring items were included in 1996 net earnings. The first of these items was the gain on the sale of the branch operations in Brookfield and Bethel, the result of the deposit premium of $3.6 million or 7 1/2% percent of total deposits of $48.0 million in the two branches. In addition, the Bank recognized a gain on the sale of its investment in Hometown Bancorporation of $627,000.

The allowance for credit losses was increased to $7.3 million at December 31, 1996, resulting from a provision for credit losses aggregating $4.4 million for the year ended December 31, 1996 and a $1.0 million credit risk allocation for the loans acquired in the FFB&T transaction.

Net Interest Income
-------------------

Net interest income, which is the primary source of income for the Bank, is the difference between the interest earned on loans and investments and the interest paid on deposits and borrowings.

Net interest income was $17.6 million for the year ended December 31, 1996, an increase of 20.5% over the $14.6 million for the year ended December 31, 1995. The $3.0 million increase resulted from an increase in interest income of $8.2 million partially offset by a $5.2 million increase in interest expense. The 25% growth in interest income, from $33.0 million for 1995 to $41.3 million for 1996, was primarily attributable to the growth in the mortgage and commercial loan portfolios, while the 28% growth in interest expense, from $18.4 million in 1995 to $23.6 million in 1996, resulted primarily from the increased levels of deposits and short term borrowings.

The Bank's "wholesale" borrowings, which increased 71% from 1995, are comprised of borrowings from the Federal Home Loan Bank and reverse repurchase agreements. These funding tools were utilized to sustain the Bank's substantial growth in total assets over the last two years. The Bank's plan, through the branch transactions accomplished in 1996 and the upcoming opening of a new branch in Darien in 1997, is to move away from higher cost borrowings from the wholesale market into less costly core deposits, primarily from small business commercial and consumer relationships.

The overall favorable interest rate environment played a significant role in the Bank's net interest income improvement for 1996. The effect of lower, more attractively priced rates (from the borrower's viewpoint) in the residential mortgage loan market spurred activity, and the Bank's share of that activity contributed $6.8 million of the $7.6 million volume increase in the Bank's gross interest income, while $0.6 million of the increase was due to rate increases, primarily in the securities portfolio.

The Bank's average cost on interest-bearing liabilities rose to 4.54% for the year 1996 from 4.29% for the year 1995. The Bank's interest expense increased primarily as a result of the increase in the volume of borrowed funds and secondarily from the increased volume of time deposits, reflecting the continued shift by the consumer into time deposits from regular savings and money market accounts. However, the Bank was able to mitigate the effect of higher interest rates on time deposits through lower rates on borrowed funds.

On an overall basis, approximately $2.4 million of the $3.0 million increase in net interest income was due to increased volume, while $0.6 million of the increase in net interest income was due to favorable rate adjustments.

As a result of all of these significant movements in interest income and interest expense, the Bank experienced a slight decrease in its net interest margin during the year ended December 31, 1996, from 3.17% for 1995 down to 3.12% for 1996.

The following table summarizes the Bank's net interest income and net yield on average interest-earning assets. Non-accruing loans are included in average loans outstanding during the periods, and daily average amounts were used to compute average balances.

TABLE 1 - AVERAGE BALANCE SHEETS AND NET INTEREST INCOME
                      ($ thousands)

                                                                                Years Ended December 31,
                                                                        ------------------------------------------
                                                                                            1996
                                                                        ------------------------------------------
                                                                        Average                            Average
                                                                        Balance            Interest         Rate
                                                                        -------            --------        -------
Interest-Earning Assets
     Loans Receivable                                                  $403,207            $30,589           7.59 %
     Investment Securities                                               36,012              2,571           7.14
     Mortgage-Backed Securities                                         104,000              7,076           6.80
     Short-Term Investments                                              14,970                739           4.94
     Marketable Equity Investments                                        7,253                280           3.86
                                                                        -------             ------

          Total Interest-Earning Assets                                 565,442             41,255           7.30 %
                                                                        -------             ------           ----

Non-Interest-Earning Assets
     Cash and Cash Equivalents                                            9,310
     Accrued Income Receivable                                            6,645
     Premises and Equipment                                               3,150
     Other                                                                9,957
      Less: Allowance for Credit Losses                                  (4,882)
                                                                        -------

          Total Non-Interest-Earning Assets                              24,180
                                                                        -------

Total Assets                                                           $589,622
                                                                        =======

Interest-Bearing Liabilities
     Deposits
     --------
          Regular Savings and NOW                                     $  58,599          $     745           1.27 %
          Super and Money Market Savings                                116,232              3,411           2.93
          Time                                                          227,255             12,580           5.54
                                                                        -------             ------
          Total Deposits                                                402,086             16,736           4.16
     Borrowings                                                         115,465              6,796           5.89
     Mortgage Escrow Deposits                                             3,556                108           3.04
                                                                        -------             ------

          Total Interest-Bearing Liabilities                            521,107             23,640           4.54 %
                                                                        -------             ------           ----

Non-Interest-Bearing Liabilities
     Non-Interest-Bearing Deposits                                       18,922
     Other Liabilities                                                    4,036
                                                                        -------

          Total Non-Interest-Bearing Liabilities                         22,958
                                                                        -------

Shareholders' Equity                                                     45,557
                                                                        -------

Total Liabilities and Shareholders' Equity                             $589,622
                                                                        =======

Net Interest-Earning Assets
and Interest Rate Spread                                                $44,335                              2.76 %
                                                                         ======                              ----

Net Interest Income and Net Yield on
 Average Interest-Earning Assets                                                           $17,615           3.12 %
                                                                                            ======           ====

                                                                        Years Ended December 31,
                                                                -------------------------------------------
                                                                                   1995
                                                                -------------------------------------------
                                                                Average                             Average
                                                                Balance           Interest           Rate
                                                                -------           --------          -------
Interest-Earning Assets
     Loans Receivable                                         $313,072          $23,666             7.56 %
     Investment Securities                                      39,490            1,961             4.97
     Mortgage-Backed Securities                                 98,334            6,753             6.87
     Short-Term Investments                                      6,915              514             7.43
     Marketable Equity Investments                               3,076              121             3.93
                                                               -------           ------

          Total Interest-Earning Assets                        460,887           33,015             7.16 %
                                                               -------           ------             ----

Non-Interest-Earning Assets
     Cash and Cash Equivalents                                   8,138
     Accrued Income Receivable                                   3,532
     Premises and Equipment                                      3,117
     Other                                                      10,341
      Less: Allowance for Credit Losses                         (4,468)
                                                               -------

          Total Non-Interest-Earning Assets                     20,660
                                                               -------

Total Assets                                                  $481,547
                                                               =======

Interest-Bearing Liabilities
     Deposits
          Regular Savings and NOW                            $  53,788        $     749             1.39 %
          Super and Money Market Savings                       123,582            3,902             3.16
          Time                                                 182,430            9,434             5.17
                                                               -------           ------
          Total Deposits                                       359,800           14,085             3.91
     Borrowings                                                 65,644            4,229             6.44
     Mortgage Escrow Deposits                                    3,089               84             2.72
                                                               -------           ------

          Total Interest-Bearing Liabilities                   428,533           18,398             4.29 %
                                                               -------           ------             ----

Non-Interest-Bearing Liabilities
     Non-Interest-Bearing Deposits                              10,221
     Other Liabilities                                           1,787
                                                               -------

          Total Non-Interest-Bearing Liabilities                12,008
                                                               -------

Shareholders' Equity                                            41,006
                                                               -------

Total Liabilities and Shareholders' Equity                    $481,547
                                                               =======

Net Interest-Earning Assets
and Interest Rate Spread                                       $32,354                              2.87 %
                                                                ======                              ----

Net Interest Income and Net Yield on
 Average Interest-Earning Assets                                                $14,617             3.17 %
                                                                                 ======             ====

Rate/Volume Analysis
--------------------

The following table presents the changes in interest and dividend income and the changes in interest expense attributable to changes in interest rates or changes in volume of interest-earning assets and interest-bearing liabilities during the years of 1996 and 1995. Changes which are attributable to both rate and volume have been allocated proportionately.

TABLE 2 - RATE/VOLUME ANALYSIS
                ($ thousands)

                         Year Ended December 31, 1996
                            Compared to Year Ended
                               December 31, 1995
                         ----------------------------

                                                                                                         Net
                                                            Rate                 Volume                Change
                                                            ----                 ------                ------
           Interest Income:
           ---------------
                Loans Receivable                           $  94                 $6,829                $6,923
                Mortgage-Backed Securities                   (69)                   392                   323
                Short-Term Investments                      (217)                   442                   225
                Investment Securities                        793                    (24)                  769
                                                             ---                  -----                 -----

                     Total                                   601                  7,639                 8,240
                                                             ---                  -----                 -----

           Interest Expense:
           ----------------
                Deposits:
                --------
                     Savings and Other                        68                    (64)                    4
                     Super and Money Market                  270                    221                   491
                     Time                                   (709)                (2,438)               (3,147)
                                                             ---                  -----                 -----

                     Total Deposits                         (371)                (2,281)               (2,652)

                Borrowings                                   396                 (2,962)               (2,566)
                Mortgage Escrow Deposits                     (10)                   (14)                  (24)
                                                             ---                  -----                 -----

                     Total                                    15                 (5,257)               (5,242)
                                                             ---                  -----                 -----

           Change in Net Interest Income                    $616                 $2,382                $2,998
                                                             ===                  =====                 =====

Provision for Credit Losses
---------------------------

The provision for credit losses for the year ended December 31, 1996 was $4.4 million, compared to $2.1 million for the year ended December 31, 1995.

The allowance for credit losses as of December 31, 1996 was $7.3 million compared to $4.2 million as of December 31, 1995. Coverage of non-performing loans provided by the allowance for credit losses was 70.2% and 31.9% as of December 31, 1996 and 1995, respectively. Coverage of the net loan portfolio provided by the allowance for credit losses was 1.8% and 1.2% as of December 31, 1996 and 1995, respectively.

The increase in the allowance was the result of several factors, including the overall loan portfolio growth, the increased level of higher risk consumer and commercial lending, the increasing average size of the residential mortgages being originated, and the increase in the Bank's Watch List from $5.6 million at December 31, 1995 to $6.0 million at September 30, 1996 and $8.5 million at December 31, 1996. The Bank's Watch List is comprised of loans which have been identified by the Bank's credit analysis system as exhibiting more than usual risk of nonperformance or loss.

Non-Interest Income
-------------------

Non-interest income consists of deposit service charges and fees, fees derived from servicing of loans, net realized and unrealized gains on securities, net gain on sale of loans, fees derived from the Bank's Trust Department and, in 1996, the credit card program.

Non-interest income for the year ended December 31, 1996 was $6.8 million compared to $2.7 million for the comparable period of 1995.

The table below identifies the primary components of Non-interest income. The core elements of Non-interest income, in total, showed sustainable improvement over the prior period.

TABLE 3 - NON-INTEREST INCOME
            ($ thousands)

                                                                            Years Ended December 31,
                                                                           --------------------------
                                                                           1996                  1995
                                                                           ----                  ----
           Loan Servicing Fees                                           $   334               $   379
           Other Loan Fees                                                   146                   136
           Deposit Service Charges                                           763                   599
           Credit Card Fees                                                  514                     -
           Trust Department Fees                                             552                   515
           Other                                                             378                   268
                                                                           -----                 -----

                Total Fees                                                 2,687                 1,897
                                                                           -----                 -----

           Net Gains on Securities                                           661                   798
           Net Loss on Sale of Loans                                        (144)                    -
           Gain on Sale of Branches                                        3,639                     -
                                                                           -----                 -----

                Total Gains on Sales of Assets and Liabilities             4,156                   798
                                                                           -----                 -----

           Total Non-Interest Income                                      $6,843                $2,695
                                                                           =====                 =====

Non-interest income for 1996 increased by $4.1 million, or 153.9% over 1995. Service fees from deposits increased to $763,000 for the year ended December 31, 1996 compared to $599,000 for the same period a year ago. The 27.4% increase of $164,000 is indicative of the Bank's strategy of establishing small business commercial account relationships, which provide a higher level of fee income.

Excluding the gain transactions, the overall increase in fee income was primarily attributable to the credit card fees from both the consumer and merchant programs aggregating $514,000, which resulted from the Bank acquiring a credit card portfolio in the FFB&T transaction in July 1996.

Included in Non-interest income for the year ended December 31, 1996 is $3.6 million of gain on deposits as a result of selling the Bank's branch operations in Brookfield and Bethel. Included in the net gain on sales of securities and loans was the $627,000 gain from the sale of the Bank's investment in Hometown Bancorporation, other securities gains and losses (both realized and unrealized as a result of the Trading portfolio of equities), and the loss of $144,000 from the sale of $44.8 million in five year adjustable residential mortgages.

Non-Interest Expense
--------------------

Non-interest expense is comprised of general and administrative expenses incurred in managing the business of the Bank and costs associated with managing and selling OREO properties.

Non-interest expense was $15.5 million for the year ended December 31, 1996, compared to $12.7 million for the same period in 1995.

The table that follows indicates the elements of Non-interest expense, including OREO related expense, which is directly related to the level of non-performing assets.

TABLE 4 - NON-INTEREST EXPENSE
               ($ thousands)

                                                                     Years Ended December 31,
                                                                   ----------------------------
                                                                    1996                  1995
                                                                    ----                  ----
          General and Administrative Expense
          ----------------------------------
               Compensation                                       $ 5,726               $ 4,665
               Employee Benefits                                    1,923                 1,567
               Occupancy and Equipment                              1,646                 1,336
               Data Processing                                      1,303                   702
               Regulatory Assessments                                   9                   438
               Marketing                                              687                   700
               Legal and Professional                                 779                   354
               Office Supplies                                        578                   481
               Insurance                                              228                   237
               Other                                                1,225                   824
                                                                   ------                ------

                    Total                                          14,104                11,304
                                                                   ------                ------

          OREO Related Expense
          --------------------
               Net Holding Costs and Expenses                         352                   728
               Net Loss on Sales of OREO                              551                   227
               Provision for Estimated Losses                         459                   460
                                                                   ------                ------

                    Total                                           1,362                 1,415
                                                                   ------                ------

          Total Non-Interest Expense                              $15,466               $12,719
                                                                   ======                ======

Overall, Non-interest expense increased by $2.7 million or 21.6%. The overall result was the difference between a net increase of $2.8 million in general and administrative expense and a $0.1 million decrease in OREO related expenses. On an overall basis, there were approximately $500,000 of nonrecurring expenses in 1996 included in the classifications of compensation, occupancy, data processing, and other, primarily related to the Bank's significant, one-time transactions.

General and Administrative Expense
----------------------------------

Of the total increase of $2.8 million in general and administrative expense, approximately $1.4 million was attributable to increased compensation and benefits expenses. Part of the increase was the result of the expanded labor force in the commercial loan and credit card departments, and additional branch personnel to enhance service capability; incentive compensation programs were also offered to all personnel for loan origination, service performance, and Bank profitability goals. As of December 31, 1996, the Bank employed 157 people based on a full time equivalent measure. The comparable number as of December 31, 1995 was 146, representing a 7.5% increase, most of which was attributable to the commercial lending function. The balance of the increase was attributable to an average salary increase of 4%.

Employee benefits rose $356,000 as a result of higher staff levels, a severance package for former FFB&T employees, and an increase in Employee Stock Ownership Program (ESOP) costs. The ESOP cost is based on the average market price per share for NSS stock, which calculated out to be $21.56 per share for 1996, compared to $16.33 for 1995. The price per share increase of more than $5.00, combined with the shares allocated in 1996, resulted in an additional $128,000 of employee benefits expense. Although the ESOP purchased the shares at the time of the stock conversion for $10.00 per share, the accounting rules for ESOP compensation require the expense to be based upon the average market value of the Bank's stock during the period employees perform service to earn their allocated shares.

Occupancy and equipment costs rose $310,000 from 1995's level as a result of increased square footage of space under lease for a period of time in 1996. The total square footage increased as there was an overlap of time between the FFB&T transaction and the sale of the Brookfield and Bethel branches. Additionally, the Bank incurred significantly higher depreciation costs on capital improvements, primarily attributable to the updating and replacement of the automated teller machine network during the year.

Higher data processing costs resulted for the most part from the FFB&T transaction, the branch sales, and upgrades and integration enhancements to the Bank's EDP capabilities during the year. In addition, other elements of 1996 Non-interest expense not present in 1995, but likely to continue, are the fees the Bank paid to an outside service bureau relating to the credit card program, which amounted to $382,000 for the year ended December 31, 1996. Expenses associated with legal and professional fees increased as a result of the large and unusual transactions in 1996; legal fees also increased as a result of several new litigations related to the Bank's lending activities. Office supplies showed slightly more than a 20% increase, attributable to outfitting the Bank's newly acquired office in Fairfield and the Bank's generally expanded level of operations. These increases were partially offset by the decline in regulatory assessments from $438,000 for 1995 to $9,000 for 1996, reflecting the full year's effect of the roll-back of FDIC insurance assessments. The Bank qualifies as well-capitalized in accordance with FDIC guidelines and pays the lowest rate available to member institutions.

OREO Related Expenses
---------------------

In addition to the general and administrative component of Non-interest expense, OREO related expenses declined by $53,000 to $1,362,000 for the year ended December 31, 1996.

Net holding costs and expenses declined to $352,000 from $728,000 for the years ended December 31, 1996 and 1995, respectively. This reduction is a result of the overall decline in the OREO portfolio. The net balance of OREO was $0.9 million as of December 31, 1996 compared to $4.3 million at December 31, 1995. As of December 31, 1996 there were six properties comprising the OREO portfolio, four of which were under contract of sale.

Management's long-standing approach has been to reduce OREO as quickly, efficiently and effectively as possible, balancing the effect of accepting a reduced offer for an OREO property against the holding costs associated with continued ownership. Aggregating the allowance provisions and net losses on sales, the Bank incurred losses on OREO properties of $1.0 million in 1996 and $687,000 in 1995.

Provision for Income Taxes
--------------------------

The current provision for income taxes for the year ended December 31, 1996 as well as the year ended December 31, 1995 represented estimated minimum state and federal tax requirements for the periods inasmuch as both federal and state income-based tax liabilities were offset by loss carryforwards.

In 1995 the Bank recognized a portion of its net deferred tax assets in the amount of $1.2 million by reflecting a deferred tax benefit. In 1996 the Bank recovered the remainder of the valuation allowance against its net deferred tax assets by reflecting a deferred tax benefit in the current year's earnings of $1.3 million.

As of December 31, 1996 the Bank has recognized all of its available net deferred tax assets, and future taxable earnings will be subject to taxation at a combined state and federal rate of approximately 40%.


                             RESULTS OF OPERATIONS
                             ---------------------

              Comparison of Operating Results for the Years Ended
              ---------------------------------------------------
                          December 31, 1995 and 1994.
                          --------------------------

Operations
----------

Net earnings for the year ended December 31, 1995 were $4.8 million, or $2.04 per share, compared to a net loss of $3.5 million or $1.51 per share for 1994. Net earnings for 1995 included $1.2 million of net deferred tax benefits as well as a $1.1 million recovery from the successful completion of the ADP Program. The loss sustained for the year ended December 31, 1994 was due primarily to a one-time special charge of $5.7 million for the ADP Program in order to facilitate the rapid disposition of certain non-performing assets at discounts below their net realizable value. Excluding the one time special charge, the Bank recorded net earnings of $2.2 million, or $0.96 per share, for the year ended December 31, 1994.

Net Interest Income
-------------------

Net interest income, which is the primary source of income for the Bank, is the difference between interest earned on loans and investments and the interest paid on deposits and borrowings.

The increase in net interest income of $2.7 million for the year ended December 31, 1995, compared to the year ended December 31, 1994, was attributable to an increase in interest income of $8.0 million partially offset by a $5.3 million increase in interest expense.

The 31.8% improvement in interest income was the result of a combination of yield enhancement and increased levels of interest-earning assets. The yield on total interest-earning assets increased to 7.16% from 6.21% as of December 31, 1995 and 1994, respectively. In addition, average interest-earning assets rose to $460.9 million for 1995 from a $403.1 million average for 1994. The Bank's calculations indicate that of the $8.0 million improvement in interest income, $3.6 million was attributable to higher yields and $4.4 million was attributable to higher levels of interest-earning assets.

During 1995 the Bank focused on maximizing returns on interest-earning assets through a number of different approaches. Interest income on investment securities and short-term investments declined by $809,000 as the Bank redirected the funds invested in these two portfolios toward higher yielding assets in loans and mortgage backed securities. Loan growth, centered in residential lending with added emphasis on commercial lending, provided for the majority of the higher yield of interest income. Additional interest income of $5.4 million came from the loan portfolio during 1995 and $3.3 million came from the mortgage-backed securities portfolio.

Interest expense increased to $18.4 million for the year ended December 31, 1995, from $13.1 million for the comparable period of 1994. Interest expense was driven by a rising interest rate environment during most of 1995. Overall, the Bank's cost of funds rose to 4.29% from 3.28% on interest bearing-liabilities for the year ended December 31, 1995, compared to the same period a year ago. Volume, or the average balance of deposits and borrowings, rose to $428.5 million from $399.2 million for the years ended December 31, 1995 and 1994, respectively, contributing to the increase in interest expense as well.

As the competition for deposits intensified during much of 1995, the banking industry generally experienced a higher interest rate environment on liabilities while yields on earning assets remained constant or declined. NSS experienced just the opposite with regard to interest-earning assets. Taking advantage of a portfolio of loans and mortgage-backed securities heavily weighted toward adjustable rate products and, therefore, tied to shorter term interest rates, the Bank experienced higher yields on its portfolios. The higher yields achieved on loans and mortgage backed securities resulted from a combination of adjustable rates repricing to higher levels as well as additional investments at current rates; overall, net interest margin improved to 3.17% from 2.96%.

The following table summarizes the Bank's net interest income and net yield on average interest-earning assets. For the purpose of this analysis, non-accruing loans are included in average loans outstanding during the periods indicated and daily average amounts were used to compute average balances.

TABLE 5 - NET INTEREST INCOME ANALYSIS
                 ($ thousands)

                                                                               Years Ended December 31,
                                                ----------------------------------------------------------------------------------
                                                                  1995                                      1994
                                                  ------------------------------------          ----------------------------------
                                                  Average                      Average          Average                  Average
                                                  Balance         Interest      Rate            Balance     Interest       Rate
                                                  -------         --------     ------           -------     --------      ------
Interest-Earning Assets
     Loans Receivable                             $313,072       $23,666       7.56 %         $265,581      $18,234        6.87 %
     Investment Securities                          39,490         1,961       4.97             58,870        2,633        4.47
     Mortgage-Backed Securities                     98,334         6,753       6.87             65,348        3,471        5.31
     Short-Term Investments                          3,498           277       7.92              9,802          445        4.54
     Equity Investments                              6,493           358       5.51              3,459          262        7.57
                                                   -------        ------                       -------       ------

          Total Interest-Earning Assets           $460,887       $33,015       7.16 %         $403,060      $25,045        6.21 %
                                                   =======        ======       ----            =======       ======        ----

Interest-Bearing Liabilities
     Deposits
     --------
          Savings and Other                       $177,086      $  4,651       2.63 %         $184,702     $  4,046        2.19 %
          Time                                     182,714         9,434       5.16            161,841        6,144        3.80
                                                   -------        ------                       -------       ------
          Total Deposits                           359,800        14,085       3.91            346,543       10,190        2.94
     Borrowings                                     65,644         4,229       6.44             49,386        2,839        5.75
     Mortgage Escrow Deposits                        3,089            84       2.72              3,238           83        2.56
                                                   -------        ------                       -------       ------

          Total Interest-Bearing Liabilities      $428,533       $18,398       4.29 %         $399,167      $13,112        3.28 %
                                                   =======        ======       ----            =======       ======        ----

Net Interest-Earning Assets
 and Interest Rate Spread                          $32,354                     2.87 %           $3,893                     2.93 %
                                                    ======                     ----              =====                     ----

Net Interest Income and Net Yield on
 Average Interest-Earning Assets                                 $14,617       3.17 %                       $11,933        2.96 %
                                                                  ======       ====                          ======        ====

Rate/Volume Analysis
--------------------

The following table presents the changes in interest and dividend income and the changes in interest expense attributable to changes in interest rates or changes in volume of interest-earning assets and interest-bearing liabilities during the years of 1995 and 1994. Changes which are attributable to both rate and volume have been allocated proportionately.

TABLE 6 - RATE/VOLUME ANALYSIS
                ($ thousands)

                         Year Ended December 31, 1995
                                  Compared to
                         Year Ended December 31, 1994
                         ----------------------------

                                                                                                   Net
                                                         Rate                Volume              Change
                                                         ----                ------              ------
           Interest Income:
           ---------------
                Loans Receivable                        $1,964               $3,468              $5,432
                Mortgage-Backed Securities               1,205                2,077               3,282
                Short-Term Investments                     217                 (385)               (168)
                Investment Securities                      180                 (756)               (576)
                                                         -----                -----               -----

                     Total                               3,566                4,404               7,970
                                                         -----                -----               -----

           Interest Expense:
           ----------------
                Deposits:
                --------
                     Savings and Other                    (778)                 173                (605)
                     Time                               (2,421)                (869)             (3,290)
                                                         -----                -----               -----

                     Total Deposits                     (3,199)                (696)             (3,895)

                Borrowings                                (373)              (1,017)             (1,390)
                Mortgage Escrow Deposits                    (5)                   4                  (1)
                                                         -----                -----               -----

                     Total                              (3,577)              (1,709)             (5,286)
                                                         -----                -----               -----

           Change in Net Interest Income                  ($11)              $2,695              $2,684
                                                            ==                =====               =====

Provision for Credit Losses
---------------------------

The regular provision for credit losses for the year ended December 31, 1995 was $2.1 million compared to $690,000 for the year ended December 31, 1994. The $1.4 million increase resulted from loan growth of approximately $70 million during the period, of which $61 million was residential mortgages. In addition, the Bank's newly formed Commercial Loan Department originated $8.7 million of commercial loans, the majority of which closed in the second half of 1995. Increased commercial lending necessarily involves increased inherent credit risk. The additional provision in 1995 is deemed prudent by management to accommodate this increased risk.

Upon the successful completion of the ADP program, the Bank recovered $1.1 million of the original ADP allowance. As a result, the Bank had a net provision of $1.0 million for the year ended December 31, 1995 compared to $3.8 million, of which $3.1 million was the special ADP provision, for the year ended December 31, 1994.

The allowance for credit losses as of December 31, 1995 was $4.2 million compared to $4.8 million as of December 31, 1994. Coverage of non-performing loans provided by the allowance for credit losses was 31.9% and 48.4% as of December 31, 1995 and 1994, respectively. Coverage of net loans provided by the allowance for credit losses was 1.2% and 1.7% as of December 31, 1995 and 1994, respectively.

Non-Interest Income
-------------------

Non-interest income consists of service charges and fees, fees derived from servicing of loans, net securities gains, fees derived from the Bank's Trust Department, and third party sales of annuities and mutual funds.

Non-interest income for the year ended December 31, 1995 was $2.7 million compared to $1.8 million for the comparable period of 1994. The increase of $869,000 or 47.6% was primarily attributable to gains on sales of securities of $798,000 recorded in 1995 compared to a net loss on the sale of securities of $64,000 during 1994.

The table below identifies the primary components of non-interest income. The core elements of non-interest income were virtually unchanged for the periods.


TABLE 7 - NON-INTEREST INCOME
            ($ thousands)

                                                   Years Ended December 31,
                                                  ---------------------------
                                                     1995              1994
                                                     ----              ----
          Loan Servicing Fees                     $   379           $   427
          Other Loan Fees                             136               152
          Deposit Service Charges                     599               546
          Trust Department Fees                       515               513
          Other                                       268               252
                                                   ------            ------

          Total Fees                                1,897             1,890

          Net Gains (Losses) on Securities            798               (64)
                                                   ------            ------

          Total Non-Interest Income                $2,695            $1,826
                                                    =====             =====

Non-Interest Expense
--------------------

Non-interest expense is comprised of general and administrative expenses incurred in managing the business of the Bank and costs associated with managing and selling OREO properties.

Non-interest expense was $12.7 million for the year ended December 31, 1995, compared to $13.4 million for the same period in 1994.

The table that follows indicates the elements of non-interest expense, including OREO related expense, which is directly related to the level of non-performing assets.

TABLE 8 - NON-INTEREST EXPENSE
             ($ thousands)


                                                                                       Years Ended December 31,
                                                                                   ------------------------------
                                                                                      1995                  1994
                                                                                      ----                  ----
           General and Administrative Expense
           ----------------------------------
                Compensation                                                      $  4,665              $  3,888
                Employee Benefits                                                    1,567                 1,229
                Occupancy and Equipment                                              1,854                 1,639
                Regulatory Assessments                                                 438                 1,054
                Marketing                                                              700                   400
                Legal and Professional                                                 354                   271
                Office Supplies                                                        481                   299
                Insurance                                                              237                   310
                Other                                                                1,008                   890
                                                                                    ------                ------

                     Total                                                          11,304                 9,980
                                                                                    ------                ------

           OREO Related Expense
           --------------------
                Net Holding Costs and Expenses                                         728                   851
                Net Loss (Gain) on Sales of OREO                                       227                  (319)
                Provision for Estimated Losses                                         460                   294
                Provision for ADP                                                        -                 2,600
                                                                                    ------                ------

                     Total                                                           1,415                 3,426
                                                                                    ------                ------

           Total Non-Interest Expense                                              $12,719               $13,406
                                                                                    ======                ======

Overall, non-interest expense decreased by $687,000 or 5.1%. The overall result was the difference between a net increase of $1.3 million in general and administrative expense and a $2.0 million decrease in OREO related expenses.

Slightly more than half of the total increase in general and administrative expense, or $777,000, was attributable to compensation expense. The reason for the increase in compensation expense was two-fold: staff levels increased as the Bank added additional staff to the commercial lending function along with new residential loan originators; the balance of the increase was attributable to salary increases and incentive-based compensation. Employee benefits rose $338,000 as a result of higher staff levels along with increased Employee Stock Ownership Program (ESOP) costs. The ESOP cost is based on the average market price per share for NSS stock which calculated out to be $16.33 per share for 1995, compared to $11.69 for 1994. The price per share increase of almost $5.00 combined with the shares allocated in 1995 resulted in an ESOP employee benefits expense of $434,000 for 1995 compared to $283,000 for 1994. Although the ESOP purchased the shares at the time of the stock conversion for $10.00 per share, the accounting requirements for ESOP compensation expense is based upon the market value of the shares allocated to employees.

Occupancy and equipment costs rose $215,000 from 1994's level as a result of increased depreciation costs on capital improvements coupled with higher data processing costs included in these totals. Marketing expenses increased as the Bank stepped up general image and specific product advertising campaigns. Expenses associated with legal and professional fees as well as office supplies are higher as a result of the Bank's having been a public company for a full year in 1995 and incurring a full year's worth of associated costs. All other expenses increased to $1.0 million from $890,000 for the years ended December 31, 1995 and 1994, respectively. Included in 1995 was an out-of-court settlement of a long running law suit amounting to $83,000.

These increases were partially offset by regulatory assessments declining by $616,000 to $438,000 for 1995 reflecting the roll- back of FDIC insurance premiums during the year. The Bank qualified as well-capitalized in accordance with FDIC guidelines and paid the lowest rate available to member institutions.

In addition to the general and administrative component of non-interest expense, OREO related expenses declined to $1.4 million from $3.4 million for the years ended December 31, 1995 and 1994, respectively. The $2.0 million decline is primarily attributable to the ADP provision of $2.6 million included in 1994's OREO expense. The ADP was a program begun after the Bank's stock conversion in 1994 and was designed to more rapidly dispose of certain nonperforming assets at discounts below their net realizable values. The ADP program was concluded on December 31, 1995 with no additional provision taken during 1995. Holding costs and expenses declined to $728,000 from $851,000 for the years ended December 31, 1995 and 1994, respectively. This reduction is a result of the overall decline in the OREO portfolio. The net balance of OREO was $4.3 million as of December 31, 1995 compared to $10.8 million at December 31, 1994. The provision for estimated OREO losses amounted to $460,000 for 1995 compared to $294,000 in 1994. As a result of the relatively low balance of OREO as of year end 1995, combined with the stabilization in real estate values in Fairfield County, management determined that there was no need for an allowance for estimated OREO losses. Since management's approach is to reduce OREO as quickly, efficiently and effectively as possible, the Bank may incur losses to dispose of OREO below its net realizable value, should the opportunities arise. Sales of OREO properties in 1995 resulted in net losses of $227,000 compared to net gains in 1994 of $319,000.

Provision for Income Taxes
--------------------------

The current provision for income taxes during the year ended December 31, 1995 as well as the year ended December 31, 1994 represented estimated minimum state income tax requirements for the periods as both federal and state income-based tax liabilities are offset by loss carryforwards. In addition, the Bank recovered a portion of the valuation allowance against its net deferred tax asset by reflecting a deferred tax benefit in the current year's earnings of $1.2 million. The remaining available net deferred tax asset as of December 31, 1995 amounted to $3.3 million and was offset entirely by a valuation allowance as of that date.


                               FINANCIAL CONDITION
                               -------------------

General
-------

Total assets were $589.6 million as of December 31, 1996, representing a $74.3 million increase from the $515.3 million at December 31, 1995. Total loans, net of allowance for credit losses, were $410.8 million, an increase of $55.0 million from the $355.8 million as of December 31, 1995. Total deposits were $423.3 million, an increase of $20.5 million from the December 31, 1995 level of $402.8 million. Shareholders' equity was $49.4 million as of December 31, 1996 compared to $43.6 million as of December 31, 1995. The tier one leverage capital ratio was 7.9% as of December 31, 1996 compared to 8.4% as of December 31, 1995.

Two significant transactions during 1996 significantly affected the Bank's asset and liability composition. A summary of each transaction follows:

Fairfield First Bank & Trust Company (FFB&T)
-------------------------------------------

In July 1996 the Bank assumed essentially all liabilities, primarily $47.6 million in deposits, and acquired certain assets of Fairfield First Bank & Trust Company (FFB&T), Fairfield, Connecticut, in an FDIC-assisted transaction. Certain of the commercial real estate loans acquired from the FDIC were simultaneously sold to another bank at an amount in excess of the Bank's bid price to the FDIC.

As of September 30, 1996 the Bank completed its evaluation and allocated the net purchase price to the assets acquired and the liabilities assumed based upon their fair values. The net acquired loans were reflected at a fair value of $13.7 million, which was net of a valuation allowance of $1.0 million, and the excess of the purchase price over the net assets acquired, which approximated $1.8 million and which management deems to represent a core deposit intangible, has been reflected as Goodwill in the Consolidated Statement of Financial Condition. Approximately $76,000 of goodwill amortization has been included in Other non-interest expense for the year ended December 31, 1996, based on an estimated life of six years.

Branch Sales
------------

In October 1996 the Bank sold two of its branch office operations, comprised of deposits aggregating $48.0 million, loans aggregating $0.2 million, and premises and equipment amounting to $307,000. As a result of the sale, the Bank recognized a total gain of $3.6 million, essentially all of which was the deposit premium gain.

Investment Securities
---------------------

Total securities amounted to $140.1 million as of December 31, 1996 compared to $123.9 million at December 31, 1995, representing a $16.2 million increase or 13.1%. Purchases of investments made during 1996 amounted to $82.4 million, compared to $67.6 million for the year ended December 31, 1995.

In accordance with Statement of Financial Accounting Standard No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115), which the Bank adopted as of January 1, 1994, the Bank was required to classify each security in the portfolio as either "Held-to-Maturity," "Available-for-Sale," or "Trading Account Security." In accordance with the additional guidance provided by the Financial Accounting Standards Board ("FASB") in conjunction with SFAS 115, during 1995 the Bank re-assessed and reclassified certain of its investments originally classified as Held-to-Maturity to Available-for-Sale. During 1996 management continued to assess the objectives of the Bank's investment portfolio in light of its plans to transform the Bank's financial condition, and decided during the fourth quarter that the Held-to-Maturity classification was no longer supported by management's intent for the portfolio. Therefore, effective December 31, 1996, the Bank reclassified all of its Held-to-Maturity investments to the Available-for-Sale classification. This decision required the Bank to mark each security to fair value through an adjustment to Shareholders' equity, net of income tax effect, as of December 31, 1996.

During 1996 the Bank decided to liquidate its portfolio of utility stocks as a result of the decision to re-position the investment security portfolios. This resulted in a net loss of $165,000. The Bank has established two portfolios of equity securities, an Available-for-Sale portfolio of a variety of equities and mutual funds aggregating $2.2 million at December 31, 1996, and a Trading Account group of equities for certain other common stock equity securities against which the Bank sells covered call options from time to time as market conditions allow.

The Bank's covered call option program is designed for yield enhancement and to lessen the Bank's exposure to a potentially volatile stock market. In this program, the Bank purchases shares of qualified common stock and sells a call option against the investment. The holding period of each investment is usually one to three months and there are ten to fifteen investment positions in the program. As required by SFAS 115, the Bank marks the common stock and related covered call option to market through current period earnings. The mark to market effect on earnings as of December 31, 1996 was a loss of $61,000 on the $3.3 million Trading Portfolio.

Inasmuch as the Bank has had its equity investment privileges grandfathered by the FDIC, it intends to continue to maintain an equity stock portfolio. To provide direction, the Bank's Board of Directors has established upward limits and an investment policy which includes guidelines which require that the Bank's equity investments have a minimum quality rating of "A" by a widely recognized rating service; the policy also requires adequate diversification to avoid concentrations in lines of business and geographic regions.

During the second half of 1995, the Bank accumulated a significant common stock position in Hometown Bancorporation ("Hometown"), a local bank holding company, to the extent that the Bank filed a Form 13-D with an over 5% ownership position. In April 1996 the Bank liquidated its position shortly after HUBCO, Inc., a New Jersey-based bank holding company, announced its planned acquisition of Hometown. The Bank recorded a $627,000 gain on the sale of its investment in Hometown in 1996.

In total, net securities gains for the year ended December 31, 1996 were $661,000 compared to $798,000 for the year ended December 31, 1995.

The following table presents a summary of the investments and other securities portfolios as of December 31, 1996 and December 31, 1995, fair values and unrealized gains and losses as of those dates.


TABLE 9 - INVESTMENT & OTHER SECURITIES
                   ($ thousands)


                                                                                December 31, 1996
                                                   ----------------------------------------------------------------------
                                                                                Unrealized Holding
                                                   Amortized                 -----------------------                Fair
                                                     Cost                    Gains            Losses                Value
                                                   ---------                 -----            ------                -----
Available for Sale
------------------
     U.S. Government and Federal
      Agency Obligations                          $  42,436                   $145              $461            $  42,120
     Mortgage Backed Securities                      92,443                    382               372               92,453
     Equity Securities                                2,110                    138                12                2,236
                                                    -------                    ---               ---              -------

          Total Available for Sale                 $136,989                   $665              $845             $136,809
                                                    =======                    ===               ===              =======
Trading
-------
     Equity Securities                               $3,353                    $46              $107               $3,292
                                                      =====                     ==               ===                =====


                                                                                December 31, 1996
                                                   ----------------------------------------------------------------------

                                                                                Unrealized Holding
                                                   Amortized                 -----------------------                Fair
                                                     Cost                    Gains            Losses                Value
                                                   ---------                 -----            ------                -----
Trading
-------
     Equity Securities                                 $268                    $ -                $5                 $263
                                                        ===                     ==                 =                  ===

Available for Sale
------------------
     U.S. Government and Federal
      Agency Obligations                            $26,611                   $128             $  55              $26,684
     Mortgage-Backed Securities                      50,243                    220               162               50,301
     Equity Securities                                4,572                     94                85                4,581
                                                    -------                   ----              ----              -------

          Total Available for Sale                  $81,426                   $442              $302              $81,566
                                                     ======                    ===               ===               ======

Held to Maturity
----------------
     U.S. Government and Federal
      Agency Obligations                           $  1,998                 $    -            $    -            $   1,998
     Mortgage-Backed Securities                      40,038                    358               114               40,282
                                                     ------                    ---               ---               ------

          Total Held to Maturity                    $42,036                   $358              $114              $42,280
                                                     ======                    ===               ===               ======

Loans
-----

Total loans, before reductions for deferred credits, fees and the allowance for credit losses, amounted to $418.8 million, representing a $58.3 million or 16.2% increase over the December 31, 1995 level of $360.5 million.

TABLE 10 - LOAN PORTFOLIO
           ($ thousands)

                                                                    December 31, 1996                        December 31, 1995
                                                                    -----------------                        -----------------
Real Estate Loans
-----------------
     1 To 4 Family Adjustable Rate                                $302,686        72.3%                   $231,168         64.1%
     1 To 4 Family Fixed Rate                                       31,933         7.6%                     56,360         15.6%
     Multi-Family                                                    7,450         1.8%                      8,902          2.5%
     Commercial                                                     46,272        11.0%                     44,914         12.5%
     Home Equity Lines Of Credit                                     7,127         1.7%                      5,698          1.6%
     Home Improvement and
      Second Mortgages                                               2,568         0.6%                      3,422          0.9%
     Land                                                              828         0.2%                      1,290          0.4%
     Construction                                                    1,227         0.3%                      1,617          0.4%
                                                                   -------                                 -------

          Total Real Estate Loans                                  400,091        95.5%                    353,371         98.0%
                                                                   -------                                 -------

Commercial Loans                                                     8,425         2.0%                      1,485          0.4%
----------------                                                   -------                                 -------

Consumer Loans
--------------
     Passbook                                                        1,510         0.4%                      1,634          0.4%
     Automobile Loans                                                2,619         0.6%                      2,792          0.8%
     Automobile Leases                                               3,149         0.8%                        230          0.0%
     Credit Cards                                                      991         0.2%                          -           -
     All Other                                                       2,033         0.5%                        963          0.3%
                                                                   -------                                 -------

          Total Consumer Loans                                      10,302         2.5%                      5,619          1.6%
                                                                   -------                                 -------

Total Loans, Gross                                                 418,818          100%                   360,475          100%

Deferred Fees and Credits                                             (718)                                   (509)
                                                                   -------                                 -------
                                                                   418,100                                 359,966
Allowance for Credit Losses                                         (7,334)                                 (4,170)
                                                                   -------                                 -------

Total Loans, Net                                                  $410,766                                $355,796
                                                                   =======                                 =======

The increase in demand for new residential mortgage loans continued during 1996 as a result of the Bank's loan originators offering competitively priced residential mortgage products combined with NSS's outstanding reputation for service. During 1996, the Bank continued to focus on originating adjustable rate residential loans. As indicated by the table, 79.9% of the total loan portfolio is in first mortgage residential loans. Of the $418.8 million in the loan portfolio, 72.3% of the portfolio or $302.7 million is in residential adjustable first mortgage loan products.

The Bank continued to emphasize small business commercial lending during 1996. By December 31, 1996 the commercial and industrial portion of the portfolio had grown to $8.4 million from $1.5 million as of December 31, 1995. These loans are originated by the commercial loan team that was established in 1995 and continues to grow. The loans are most often at a margin over and above the NSS bank rate which follows the prime rate and adjusts whenever the prime changes.

Automobile leases also increased substantially during the year. These leases are originated on an indirect basis, which means that they are acquired from a third party provider after having been re-underwritten by an NSS credit representative. The indirect automobile lease portfolio as of December 31, 1996 was $3.1 million compared to $0.2 million, last year.

In conjunction with the FFB&T transaction the Bank acquired a credit card portfolio. As of December 31, 1996 this portfolio was $1.0 million and the Bank plans to maintain the credit card product and to continue to offer it on a prudent lending basis.

The sale of $44.8 million in five year adjustable rate residential mortgages was consummated during the fourth quarter of 1996. This sale generated a loss of $144,000 but alleviated a concentration of assets in a particular product and was done in conjunction with the plan to accomplish the transformation of the Bank's balance sheet. The sale was negotiated on a servicing-released basis, whereby the servicing of the loans was sold along with the mortgages. A marketing evaluation of these borrowers resulted in the assessment that as a group they could not be cross-sold on additional Bank products and services; as such, the profitability of a continued relationship was limited.

There were no loan securitizations during 1996. Securitization of $4.3 million of certain types of adjustable rate mortgage loans took place during the year ended December 31, 1995 to alleviate an excess concentration in those products at that time.

Non-Performing Assets/Asset Quality
-----------------------------------

The Bank's level of non-performing assets continued to steadily decline during 1996. Total non-performing assets as of December 31, 1996 were $11.3 million, representing 1.92% of total assets. As of December 31, 1995, non-performing assets were $17.3 million or 3.36% of total assets.

Details of the Bank's asset quality are shown in the analysis provided by Table 11.

TABLE 11 - ASSET QUALITY
           ($ thousands)


                                                                                    AT DECEMBER 31,
                                                    -----------------------------------------------------------------------------
                                                     1996            1995              1994               1993              1992
                                                     ----            ----              ----               ----              ----
Non-Performing Assets
---------------------
     Non-Accrual Loans                                $10,441       $12,598          $  9,489            $26,180         $40,591
     Restructured Loans                                     -           472               487                  -             630
                                                      -------       -------          --------            -------         -------

          Total Non-Performing Loans                   10,441        13,070             9,976             26,180          41,221
                                                      -------       -------          --------            -------         -------

Foreclosed Assets                                         858         4,267            11,622             17,824          17,613
Allowance for Estimated OREO Losses                         -             -              (802)              (194)         (1,025)
                                                      -------       -------          --------            -------         -------

          Total OREO                                      858         4,267            10,820             17,630          16,588
                                                      -------       -------          --------            -------         -------

Total Non-Performing Assets                           $11,299       $17,337          $ 20,796            $43,810         $57,809
                                                      =======       =======          ========            =======         =======

Allowance for Credit Losses
---------------------------
     Balance at Beginning of Period                    $4,170        $4,827            $2,532             $4,567          $6,081
     Provision for Credit Losses                        4,415         1,005(A)          3,790              1,000           2,330
     Allocated to FFB&T Acquired Loans                  1,000             -                 -                  -               -
     Charge-Offs                                       (2,488)       (1,799)           (1,589)            (3,073)         (3,900)
     Recoveries                                           237           137                94                 38              56
                                                      -------       -------          --------            -------         -------

     Net Charge-Offs                                   (2,251)       (1,662)           (1,495)            (3,035)         (3,844)
                                                      -------       -------          --------            -------         -------

Balance at End of Period                               $7,334        $4,170            $4,827             $2,532          $4,567
                                                      =======       =======          ========            =======         =======

(A)  Gross Provision of $2,105
        Less ADP Credit of $1,100

Allowance for Estimated OREO Losses
-----------------------------------
     Balance at Beginning of Period                   $     -       $   802           $   194             $1,025          $1,146
     Provision for Estimated OREO Losses                  459           460             2,894              3,975           1,550
     Charge-Offs                                         (459)       (1,262)           (2,286)            (4,806)         (1,671)
                                                      -------       -------          --------            -------         -------

     Balance at End of Period                              $-            $-              $802               $194          $1,025
                                                            =             =               ===                ===           =====

Loans Receivable, Net
---------------------
   End of Period                                     $410,766      $355,796          $284,885           $266,181        $300,131
   Average                                            403,207       313,072           265,581            267,729         295,209
                                                      -------       -------          --------            -------         -------

Total Assets, End Of Period                          $589,589      $515,267          $464,901           $427,950        $431,079
                                                      =======       =======          ========            =======         =======

Ratios
------
     Allowance for Credit Losses to Total Loans      1.79%          1.17%             1.69%              0.95%          1.52%
     Net Charge-Offs to Average Loans                0.56%          0.53%             0.56%              1.13%          1.30%
     Non-Performing Loans to Total Loans             2.54%          3.67%             3.50%              9.84%         13.73%
     Non-Performing Assets to Total Assets           1.92%          3.36%             4.47%             10.24%         13.41%
     Allowance for Credit Losses to
       Non-Performing Loans                         70.24%         31.91%            48.39%              9.67%         11.08%


Of the total non-performing assets, non-performing loans were $10.4 million as of December 31, 1996 compared to $13.1 million as of December 31, 1995. There were no troubled debt restructurings included in non-performing loans as of December 31, 1996 and $472,000 of troubled debt restructurings as of December 31, 1995.

The allowance for credit losses amounted to $7.3 million as of December 31, 1996, representing coverage of 70.24% of non- performing loans compared to $4.2 million and 31.91% coverage of non-performing loans at December 31, 1995. The allowance for credit losses at December 31, 1996 includes $1.0 million of credit risk allowance allocated to the loans acquired through the FFB&T transaction.

Net charge-offs for 1996 were $2.3 million or 56 basis points of the average loan portfolio, compared to $1.7 million and 53 basis points for the year ended December 31, 1995.

During 1996 the Bank decided to substantially increase its allowance for credit losses in light of its increased levels of commercial and consumer loans, the significant increase in mortgage lending, and the substantial increase in its Watch List at December 31, 1996.

No allowance for estimated OREO losses was deemed necessary as of December 31, 1996 as a result of the minimal amount of OREO remaining at that time, the stabilization of the residential real estate market, and management's assessment that the carrying value of OREO fairly represents net realizable values.

The Bank concluded the ADP program on December 31, 1995 with the following results. In total, gross assets of $16.1 million were disposed of. A total of $4.6 million was charged to the ADP allowances. The Bank exceeded its initial target in each category, as originally the ADP program was set up to dispose of $14.0 million of assets utilizing a reserve of $5.7 million. The OREO component of the program resulted in sales of $12.4 million utilizing a reserve of $2.6 million. Loans disposed of through the program amounted to $3.7 million utilizing a reserve of $2.0 million. In addition, the $1.1 million remaining in the ADP allowance was credited to income upon the program's conclusion on December 31, 1995.

Deposits
--------

Total deposits at December 31, 1996 were $423.3 million compared to $402.8 million as of December 31, 1995, an increase of $20.5 million or 5.1%. The Bank continues to seek deposits with marketing and sales efforts directed towards all of its products. As a result of the Bank's building the small business commercial lending operation, coupled with aggressive marketing campaigns, demand deposits ("DDA") increased by $8.8 million, or 64.1%, to $22.5 million as of December 31, 1996. This result comes after a year when the Bank had 48.9% growth in DDA deposits during 1995. Back-to-back substantial gains in interest-free money provided by demand accounts continues to contribute to net interest margin enhancement. The Bank does not solicit, nor does it accept, brokered deposits.

The following table presents a summary of deposits as of December 31, 1996 and 1995.

TABLE 12 - DEPOSITS
       ($ thousands)


                                                              December 31, 1996                       December 31, 1995
                                                              -----------------                       -----------------
Demand                                                      $22,479        5.3%                     $13,697        3.4%

Savings
     Regular Savings                                         28,096        6.6%                      28,660        7.1%
     NOW                                                     30,262        7.2%                      35,097        8.7%

Super and Money Market Accounts
     Super Savings                                           45,404       10.7%                      55,042       13.7%
     Money Market                                            47,957       11.3%                      59,724       14.8%

Time
     Certificate Accounts                                   197,204       46.6%                     154,205       38.3%
     Money Market Certificates                               46,923       11.1%                      52,230       13.0%

Escrow Deposits                                               4,965        1.2%                       4,142        1.0%
                                                          ---------    -------                    ---------    -------

Total Deposits                                             $423,290      100.0%                    $402,797      100.0%
                                                          =========    =======                    =========    =======


Federal Home Loan Bank of Boston Advances and Other Borrowings
--------------------------------------------------------------

The Bank continues to utilize the FHLB as a source of funds alternative to the traditional deposit account relationship. As of December 31, 1996, borrowings from the FHLB totaled $82.2 million compared to $61.8 million as of December 31, 1995. In addition, the Bank increased the use of the reverse repurchase agreement as a means to borrow funds. These agreements are essentially collateralized borrowings, similar to FHLB borrowings, and to the extent that the rates and terms are more favorable, the Bank utilizes the reverse repurchase agreement in lieu of an FHLB borrowing. As of December 31, 1996 there was $31.4 million of borrowings outstanding under reverse repurchase agreements compared to $4.6 million as of December 31, 1995.

In total, borrowings as of December 31, 1996 were $113.6 million at a weighted average rate of 5.74% and a weighted average maturity of 1.1 years, compared to $66.4 million at a weighted average rate of 6.42% and a weighted average maturity of 1.38 years as of December 31, 1995. As a percentage of total assets, borrowings amounted to 19.3% as of December 31, 1996 compared to 13.0% as of December 31, 1995.

As a result of the Bank's stock conversion, the Bank has reflected the guaranty of the ESOP loan as an obligation of the Bank. This note is a five-year adjustable rate note (convertible to a fixed rate at the Bank's option) with interest and principal payable monthly. The outstanding balance was $485,000 and the rate in effect as of December 31, 1996 was 6.86%.

Shareholders' Equity
--------------------

Shareholders' equity at December 31, 1996 increased to $49.4 million from $43.6 million at December 31, 1995, reflecting Tier 1 regulatory leverage capital ratios of 7.9% and 8.4%, respectively.

The following table indicates required and actual levels of capital as of December 31, 1996 and 1995.

TABLE 13 - REGULATORY CAPITAL

                                          Required              Actual
                                          --------              ------

                                                             December 31,
                                                             ------------

                                                           1996          1995
                                                           ----          ----
Tier 1 Risk-Based Capital                   4.0%           15.7%         16.6%
Total Risk-Based Capital                    8.0%           17.0%         17.9%
Tier 1 Leverage Capital                  4.0%-5.0%          7.9%          8.4%

Asset and Liability Management
------------------------------

In accordance with the Asset and Liability Management Policy of Norwalk Savings Society, senior management postures the Bank toward an acceptable level of interest rate risk, in turn producing a stable net interest income in ever changing interest rate environments. On a continual basis, at its monthly asset and liability committee meeting and more frequently, if necessary, the level of interest-earning assets is monitored and measured in relation to interest-bearing liabilities utilizing the "gap" schedule in conjunction with other supporting documents and systems providing relevant information. Certain assumptions are made during this process, and the applicable assumptions to the gap schedule are indicated on the following page. These assumptions may or may not be indicative of future withdrawals of deposits or loan repayments.

The following table presents the Interest Rate Risk Exposure ("GAP") as of December 31, 1996.

TABLE 14 - GAP AT DECEMBER 31, 1996


                                                                                                      Repricing
                                                                                        Repricing     After One        Repricing
($ thousands)                                            Total            Percent         Within      and Within          Over
A S S E T S                                             Amount            of Total       One Year     Five Years       Five Years
-----------                                             ------            --------       --------     ----------       ----------
Loans (1)
---------
     Fixed Rate by Maturity                            $105,890            17.96%         $  6,779      $ 17,664       $ 81,447
     Floating Rate by Maturity                          302,487            51.31           158,416       126,242         17,829
Securities:
----------
     Governments and Agencies                            42,120             7.14                 -             -         42,120
     Mortgage-Backed Securities (1)                      92,453            15.68            42,862         3,859         45,732
     Equity Securities/FHLB Stock                        11,712             1.99            11,712
Short-Term Investments                                    4,121             0.70             4,121
                                                       --------          -------           -------       -------        -------
          Total Rate Sensitive Assets                   558,783            94.78           223,890       147,765        187,128
                                                                                           -------       -------        -------
Cumulative Rate Sensitive Assets                                                          $223,890      $371,655       $558,783
                                                                                           =======       =======        =======
Other Assets (2)                                         30,806             5.22
                                                       --------          -------
Total Assets                                           $589,589           100.00%
                                                        =======           ======
Liabilities and Shareholders' Equity
------------------------------------
Deposits:
--------
     Savings                                           $ 28,096             4.77%          $28,096      $      -       $      -
     Super Savings                                       45,404             7.70            45,404             -              -
     NOW                                                 30,262             5.13            30,262             -              -
     Money Market                                        47,957             8.13            47,957             -              -
     Escrow                                               4,965             0.84             4,965             -              -
     Certificates                                       244,127            41.42           186,405        57,722              -
                                                       --------          -------           -------       -------        -------
     Total Deposits                                     400,811            67.99           343,089        57,722              -

Borrowings                                              114,043            19.34            68,557        44,051          1,435
                                                       --------          -------           -------       -------        -------
          Total Rate Sensitive Liabilities              514,854            87.33           411,646       101,773          1,435
                                                                                           -------       -------        -------
Cumulative Rate Sensitive Liabilities                                                     $411,646      $513,419       $514,854
                                                                                           =======       =======        =======

Other Liabilities                                        25,382             4.30
Shareholders' Equity                                     49,353             8.37
                                                       --------          -------
Total Liabilities and Shareholders' Equity             $589,589           100.00%
                                                       ========          =======

Net Position of Assets (Liabilities)                                                     ($187,756)      $45,992       $185,693
Adjustments (3), (4)                                                                      (117,713)       61,947         55,766
                                                                                           -------       -------        -------
Adjusted GAP                                                                               (70,043)      (15,955)       129,927
                                                                                                         -------        -------
Cumulative Repricing Difference (Cumulative Gap)                                          ($70,043)     ($85,998)      $ 43,929
                                                                                           =======       =======        =======
Cumulative GAP to Total Assets                                                              (11.88%)      (14.59%)         7.45%
                                                                                             =====         =====           ====


Note:
     (1) Included in the one year period are regularly scheduled monthly payments to be received on Loans and Mortgage-backed securities.
     (2) Not included above as interest rate sensitive are $10.4 million in non-accruing loans and $0.9 million in OREO property.
     (3) 95% of savings and NOW accounts were reclassified to the over five year period.
     (4) Money market and super savings were divided 1/3, 2/3, respectively in each of the first two periods.

Liquidity and Capital Resources
-------------------------------

Liquidity is the ability of the Bank to meet its cash flow requirements arising from fluctuations in loans, securities, deposits, and other borrowings. At December 31, 1996, the Bank's primary liquidity, consisting of cash, cash equivalents and marketable securities with maturities of one year or less was $30.6 million or 5.2% of total assets, compared to $30.3 million or 5.9% of total assets at December 31, 1995.

The Bank's primary sources of funds are deposits and other borrowings, primarily from the FHLB. The Bank monitors its liquidity in accordance with policy guidelines established by the Asset and Liability Management Policy and regulatory standards, administered by the Asset and Liability Management Committee of the Bank.

As of December 31, 1996, the Bank had approved loan commitments outstanding for one-to four-family loans of $4.1 million. In addition, there was $7.8 million of unused credit under the home equity line of credit facility, $833,000 under the overdraft protection credit line facility, and $1.1 million in unused credit card lines. The unadvanced portion of residential construction loans amounted to $1.8 million. There were $2.6 million in approved loan commitments in the Commercial Lending Department, $1.7 million in unused commercial lines of credit and $603,000 in commercial letters of credit outstanding.

Management believes that the Bank's liquidity is currently in a position to meet normal operating needs. To meet unexpected demands, the Bank maintains a line of credit with the FHLB. At December 31, 1996, this line of credit was $10.3 million, of which no amount was outstanding.

Management also believes that the Bank's capital position is currently adequate to meet present needs and anticipated growth, and does not currently plan to raise capital from external sources in the near future. (see Shareholders' Equity).

Market Price of Common Stock
----------------------------

Norwalk Savings Society trades on the NASDAQ National Market under the symbol "NSSY".

The following table sets forth the high/low price range as reported by NASDAQ and dividends paid for the periods indicated:

                                            1996                                 1995
                                            ----                                 ----
                               High         Low     Div(1)          High         Low          Div (1)
                               ----         ---     ---             ----         ---          ----
      First Quarter           $22.00       $18.75   $  -            $15.63      $11.00       $   -
      Second Quarter          $22.25       $17.94   $.05            $16.38      $14.63       $   -
      Third Quarter           $23.13       $20.88   $.05            $20.00      $15.88       $   -
      Fourth Quarter          $24.88       $22.75   $.05            $19.25      $17.50       $   -

(1) The Bank began paying quarterly dividends during the second quarter of 1996.

The Bank's initial public offering of common stock was effective June 15, 1994. At December 31, 1996 Norwalk Savings Society had approximately 750 shareholders of record.

ITEM 8.
-------
Financial Statements and Supplementary Data

                             NORWALK SAVINGS SOCIETY

                        Consolidated Financial Statements

                                   YEARS ENDED
                           DECEMBER 31, 1996 AND 1995

                            NORWALK SAVINGS SOCIETY
                            -----------------------


CONTENTS


Independent auditor's report


CONSOLIDATED FINANCIAL STATEMENTS

Statements of financial condition..................................Exhibit A

Statements of operations...........................................Exhibit B

Statements of shareholders' equity.................................Exhibit C

Statements of cash flows...........................................Exhibit D


Notes to consolidated financial statements

           [LETTERHEAD OF FRIEDBERG, SMITH & CO., P.C. APPEARS HERE]


                         Independent Auditor's Report
                         ----------------------------


The Board of Directors and Shareholders
Norwalk Savings Society
Norwalk, Connecticut


We have audited the accompanying consolidated statements of financial condition of Norwalk Savings Society as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1996. These consolidated financial statements are the responsibility of Norwalk Savings Society's management. Our responsi-bility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The Board of Directors and Stockholders
Norwalk Savings Society
Page Two



In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Norwalk Savings Society at December 31, 1996 and 1995, and the consolidated results of their operations, changes in their shareholders' equity and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.



                                    FRIEDBERG, SMITH & CO., P.C.



Bridgeport, Connecticut
February 20, 1997

                           NORWALK SAVINGS SOCIETY                     EXHIBIT A
                           -----------------------
                CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                          DECEMBER 31, 1996 AND 1995
                ----------------------------------------------

A S S E T S                                                                             1996                  1995
-----------                                                                             ----                  ----
                                                                                      (Dollar amounts in thousands)
Cash and Due from Banks (Note 1)                                                    $ 14,978               $ 10,222
Interest-Bearing Deposits in Other Banks (Notes 2 and 8)                               2,373                    406
Federal Funds Sold (Note 1)                                                            1,500                  8,000
Securities (Notes 1 and 2):
--------------------------
   Trading, At Fair Value                                                              3,292                    263
   Available-for-Sale, At Fair Value                                                 136,809                 81,566
   Held-to-Maturity (Fair Value $42,280 in 1995)                                           -                 42,036
                                                                                     -------                -------
                                                                                     140,101                123,865
Loans Receivable, Net of Allowance for Credit Losses of $7,334
 in 1996 and $4,170 in 1995 (Notes 1, 3, 7, 14, 17 and 18)                           410,766                355,796
Accrued Income Receivable (Notes 1 and 3)                                              4,034                  3,012
Investment in FHLBB Stock, At Cost (Note 7)                                            6,184                  3,621
OREO, Net (Notes 1, 4 and 14)                                                            858                  4,267
Bank Premises and Equipment, Net (Notes 1, 5 and 17)                                   3,151                  3,319
Deferred Income Tax Asset, Net (Notes 1 and 9)                                         2,574                  1,200
Other Assets (Notes 1 and 18)                                                          3,070                  1,559
                                                                                     -------                -------
TOTAL ASSETS                                                                        $589,589               $515,267
                                                                                     =======                =======
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------
Liabilities
-----------
   Deposits (Notes 6, 17 and 18):
   -----------------------------
      Non-Interest Bearing                                                          $ 22,479               $ 13,697
      Interest Bearing                                                               400,811                389,100
                                                                                     -------                -------
                                                                                     423,290                402,797
   Advances from FHLBB (Note 7)                                                       82,208                 61,795
   Securities Sold Under Agreements to Repurchase (Notes 2 and 7)                     31,350                  4,600
   Other Borrowings (Notes 8 and 12)                                                     485                    728
   Accrued Expenses and Other Liabilities (Note 8)                                     2,903                  1,752
                                                                                     -------                -------
      Total Liabilities                                                              540,236                471,672
                                                                                     -------                -------

Commitments and Contingent Liabilities (Notes 5 and 11)
-------------------------------------------------------
Shareholders' Equity (Notes 1, 2, 5, 8, 11, 12, 13, 16 and 20):
--------------------------------------------------------------
   Preferred Stock - $.01 Par Value -
    500,000 shares Authorized, None Issued                                                 -                      -
   Common Stock - $.01 Par Value -
    Authorized 7,000,000 shares; Issued 2,442,129 shares in 1996 and 2,435,234 shares in 1995; Outstanding 2,397,312 shares in 1996
    and 2,364,720 shares in 1995                                                          24                     24
   Additional Paid-In Capital                                                         23,545                 23,133
   Retained Earnings                                                                  26,339                 21,003
   Net Unrealized (Losses) Gains on Securities
    Available-for-Sale, Net of tax effect                                               (106)                   140
                                                                                     -------                -------
   Total                                                                              49,802                 44,300
    Less: Unearned ESOP Shares                                                          (449)                  (705)
                                                                                     -------                -------
      Total Shareholders' Equity                                                      49,353                 43,595
                                                                                     -------                -------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY                                          $589,589               $515,267
                                                                                     =======                =======

See notes to consolidated financial statements.

                         NORWALK SAVINGS SOCIETY                   EXHIBIT B
                         -----------------------

                  CONSOLIDATED STATEMENTS OF OPERATIONS
               YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
               --------------------------------------------

                                                                       1996              1995              1994
                                                                       ----              ----              ----
                                                                           (Dollar amounts in thousands,
                                                                               except per share data)
Interest Income (Note 1)
-----------------------
   Interest and Fees on Loans                                        $30,589          $23,666           $18,234
                                                                      ------           ------            ------
   Securities:
   ----------
      U.S. Government and Agencies                                     2,571            1,961             2,633
      Mortgage-Backed Securities                                       7,076            6,753             3,471
      Marketable and Other Equities                                      528              358               262
                                                                      ------           ------            ------
                                                                      10,175            9,072             6,366
   Cash Equivalent Investments and Other                                 491              277               445
                                                                      ------           ------            ------

      Total Interest Income                                           41,255           33,015            25,045
                                                                      ------           ------            ------

Interest Expense
----------------
   Deposits (Note 6)                                                  16,844           14,169            10,273
   Borrowed Funds (Note 7)                                             6,796            4,229             2,839
                                                                      ------           ------            ------

      Total Interest Expense                                          23,640           18,398            13,112
                                                                      ------           ------            ------

Net Interest Income                                                   17,615           14,617            11,933

Provision for Credit Losses (Notes 1 and 3)                            4,415            1,005             3,790
                                                                      ------           ------            ------

Net Interest Income after
 Provision for Credit Losses                                          13,200           13,612             8,143
                                                                      ------           ------            ------

Non-Interest Income
-------------------
   Trust Department Fees                                                 552              515               513
   Net Securities Gains (Losses) (Note 2)                                661              798               (64)
   Net Loss from Sale of Loans (Note 3)                                 (144)               -                 -
   Loan Servicing and Other Loan Fees                                    480              515               579
   Service Charges on Deposit Accounts                                   763              599               546
   Other (Note 17)                                                     4,531              268               252
                                                                      ------           ------            ------

      Total Non-Interest Income                                        6,843            2,695             1,826
                                                                      ------           ------            ------

Non-Interest Expense
--------------------
   Salaries and Employee
    Benefits (Notes 8 and 13)                                          7,649            6,232             5,117
   Occupancy and Equipment (Note 5)                                    2,391            1,854             1,639
   Losses and Expenses of OREO, Net (Note 4)                           1,362            1,415             3,426
   Other (Notes 10, 12 and 18)                                         4,064            3,218             3,224
                                                                      ------           ------            ------

      Total Non-Interest Expense                                      15,466           12,719            13,406
                                                                      ------           ------            ------

Income (Loss) before Income Tax
 (Benefit) Provision                                                   4,577            3,588            (3,437)

Income Tax (Benefit)
 Provision, Net (Notes 1 and 9)                                       (1,125)          (1,190)               50
                                                                      ------            -----             -----

Net Income (Loss)                                                     $5,702           $4,778           ($3,487)
                                                                       =====            =====             =====

Per Share Data (Note 1)
----------------------
   Weighted Average Shares Outstanding                             2,381,264        2,346,487         2,305,524
                                                                   =========        =========         =========
   Income (Loss) Per Share                                             $2.39            $2.04            ($1.51)
                                                                        ====             ====              ====

See notes to consolidated financial statements.

                           NORWALK SAVINGS SOCIETY
                           -----------------------

EXHIBIT C

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                 --------------------------------------------------------------


                                                                                Additional                          Unrealized
                                                                    Common       Paid-In            Retained           Gains
                                                        Shares      Stock        Capital            Earnings         (Losses)
                                                        ------      -----       ----------          --------        ----------
                                                                                                                  (Notes 1 and 2)
                                                                                  (Dollar amounts in thousands)
Balance - January 1, 1994                                    -       $ -        $     -              $19,712           $  -

Net Loss for 1994                                            -         -              -               (3,487)             -

Stock Conversion (Note 12)                           2,426,740        24         22,797                    -              -

Shares Purchased by ESOP (Note 12)                    (121,337)        -              -                    -              -

Shares Committed to be Released (Note 8)                24,267         -             41                    -              -

Change in Unrealized Gains (Losses), Net                     -         -              -                    -           (603)
                                                     ---------        --         ------               ------            ---

Balance - December 31, 1994                          2,329,670        24         22,838               16,225           (603)

Net Income for 1995                                          -         -              -                4,778              -

Shares Committed to be Released (Note 8)                26,556         -            168                    -              -

Stock Options Exercised (Note 13)                        8,494         -            127                    -              -

Change in Unrealized Gains (Losses), Net                     -         -              -                    -            743
                                                     ---------        --         ------               ------            ---

Balance - December 31, 1995                          2,364,720        24         23,133               21,003            140

Net Income for 1996                                          -         -              -                5,702              -

Cash Dividends Paid on Common Stock,
 $0.15 per share (Note 12)                                   -         -              -                 (366)             -

Shares Committed to be Released (Note 8)                25,697         -            304                    -              -

Stock Options Exercised (Note 13)                        6,665         -            103                    -              -

Shares Distributed to Advisory Board (Note 12)             230         -              5                    -              -

Change in Unrealized Gains (Losses), Net                     -         -              -                    -           (246)
                                                     ---------        --         ------               ------            ---

Balance - December 31, 1996                          2,397,312       $24        $23,545              $26,339          ($106)
                                                     =========        ==         ======               ======            ===

                                                                                      Total
                                                               Unearned               Share-
                                                                 ESOP                 holders'
                                                                Shares                Equity
                                                               --------               ------
                                                          (Notes 8 and 12)
                                                               (Dollar amounts in thousands)
Balance - January 1, 1994                                      $    -                 $19,712

Net Loss for 1994                                                   -                  (3,487)

Stock Conversion (Note 12)                                          -                  22,821

Shares Purchased by ESOP (Note 12)                             (1,213)                 (1,213)

Shares Committed to be Released (Note 8)                          242                     283

Change in Unrealized Gains (Losses), Net                            -                    (603)
                                                                -----                  ------

Balance - December 31, 1994                                      (971)                 37,513

Net Income for 1995                                                 -                   4,778

Shares Committed to be Released (Note 8)                          266                     434

Stock Options Exercised (Note 13)                                   -                     127

Change in Unrealized Gains (Losses), Net                            -                     743
                                                                  ---                  ------

Balance - December 31, 1995                                      (705)                 43,595

Net Income for 1996                                                 -                   5,702

Cash Dividends Paid on Common Stock,
 $0.15 per share (Note 12)                                          -                    (366)

Shares Committed to be Released (Note 8)                          256                     560

Stock Options Exercised (Note 13)                                   -                     103

Shares Distributed to Advisory Board (Note 12)                      -                       5

Change in Unrealized Gains (Losses), Net                            -                    (246)
                                                                  ---                  ------

Balance - December 31, 1996                                     ($449)                $49,353
                                                                  ===                  ======

See notes to consolidated financial statements.

                        NORWALK SAVINGS SOCIETY                       EXHIBIT D
                        -----------------------                     Page 1 of 2
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                  --------------------------------------------
                Increase (Decrease) in Cash and Cash Equivalents

                                                                   1996              1995              1994
                                                                   ----              ----              ----
                                                                            (Amounts in thousands)
Cash Flows from Operating Activities
------------------------------------
   Net Income (Loss)                                            $ 5,702           $ 4,778            $(3,487)
                                                                 ------            ------             ------
   Adjustments to Reconcile Net Income (Loss) to
    Net Cash Provided by Operating Activities:
    -----------------------------------------
      Provision for Credit Losses                                 4,415             1,005              3,790
      Provision for Estimated Losses on OREO                        459               460              2,894
      Provision for ESOP Benefit Cost                               560               434                283
      Stock Issued to Advisory Board As Compensation                  5                 -                  -
      Depreciation and Amortization                                 521               391                286
      Goodwill Amortization                                          76                 -                  -
      Net Amortization (Accretion) of Discounts
       and Premiums on Securities                                   504              (954)              (746)
      Deferred Income Tax Benefit                                (1,300)           (1,200)                 -
      Net Gain on Sale of Deposits                               (3,600)                -                  -
      Net Realized (Gains) Losses on
       Sales of Securities Available-for-Sale                      (693)             (803)                64
      Net Loss on Sale of Loans                                     144                 -                  -
      Net Losses (Gains) on Sales of OREO                           551               227               (319)
      Net Increase in Trading Securities                           (847)             (263)                 -
      Net Gain on Sale of Bank
       Premises and Equipment                                       (33)                -                  -
      Increase in Accrued Income Receivable                      (1,022)             (477)              (341)
      Decrease (Increase) in Other Assets                           243              (341)                31
      Increase in Accrued
       Expenses and Other Liabilities                             1,151               945                397
                                                                 ------            ------             ------

            Total Adjustments                                     1,134              (576)             6,339
                                                                 ------            ------             ------

            Net Cash Provided by
             Operating Activities                                 6,836             4,202              2,852
                                                                 ------            ------             ------

Cash Flows from Investing Activities
------------------------------------
   Proceeds From:
   -------------
      Sales of Securities Available-for-Sale                     37,261            62,062             17,294
      Maturities and Principal Amortization
       of Securities Available-for-Sale
       and Held-to-Maturity                                      29,612            37,199             30,134
      Sale of Loans                                              45,319                 -                  -
      Sale of Bank Premises and Equipment                           340                 -                  -
      Sales of OREO                                               2,917             3,288             12,907
   Purchase of Loans                                            (13,724)                -                  -
   Purchases of Securities Available-for-Sale                   (81,601)          (67,571)           (55,746)
   Purchases of Securities Held-to-Maturity                        (792)                -            (22,847)
   Purchase of FHLBB Stock                                       (2,563)             (290)              (158)
   Net Increase in Loans Receivable                             (91,532)          (72,529)           (29,277)
   Additions to OREO                                               (110)           (1,170)            (2,719)
   Additions to Bank Premises and Equipment                        (660)             (750)              (330)
   Acquisition of Goodwill                                       (1,830)                -                  -
                                                                 ------            ------             ------

            Net Cash Used by Investing Activities               (77,363)          (39,761)           (50,742)
                                                                 ------            ------             ------

See notes to consolidated financial statements.

                             NORWALK SAVINGS SOCIETY                   EXHIBIT D
                             -----------------------                 Page 2 of 2
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                   YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                   --------------------------------------------
                 Increase (Decrease) in Cash and Cash Equivalents

                                                                  1996               1995              1994
                                                                  ----               ----              ----
                                                                            (Amounts in thousands)
Cash Flows from Financing Activities
   Net Increase in Deposits from Customers                     $20,934            $39,726           $ 4,008
   Assumption of Deposits                                       47,556                  -                 -
   Sale of Deposits                                            (44,397)                 -                 -
   Advances from FHLBB                                          68,750             32,900            30,681
   Repayments of Advances
    from FHLBB and Other Borrowings                            (48,580)           (33,887)          (17,149)
   Net Increase in Securities Sold
    Under Agreements to Repurchase                              26,750              4,600                 -
   Net Proceeds from Stock Conversion                                -                  -            22,821
   Proceeds from Exercised Stock Options                           103                127                 -
   Dividends Paid to Shareholders                                 (366)                 -                 -
                                                                ------             ------            ------

         Net Cash Provided by
          Financing Activities                                  70,750             43,466            40,361
                                                                ------             ------            ------

Increase (Decrease) in Cash
 and Cash Equivalents (Note 1)                                     223              7,907            (7,529)

Cash and Cash Equivalents - Beginning                           18,628             10,721            18,250
                                                                ------             ------            ------

Cash and Cash Equivalents - Ending                             $18,851            $18,628           $10,721
                                                                ======             ======            ======


SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
-------------------------------------------------
Cash Paid During the Year For
-----------------------------

   Interest                                                    $23,546            $18,458           $13,048
                                                                ======             ======            ======

   Income Taxes                                                    $22               $  -               $18
                                                                    ==                ===                ==

Non-Cash Investing and Financing Activities

Loans Receivable Transferred to OREO                            $1,758               $324              $  -
                                                                 =====                ===               ===

Loans Originated in Connection
 with Sales of OREO                                             $1,350             $4,072            $7,650
                                                                 =====              =====             =====

Exchange of Loans for
 Mortgage-Backed Securities                                     $    -             $4,361              $829
                                                                 =====              =====               ===

Transfer of Securities
 Available-for-Sale to Trading                                   $2,182             $    -             $  -
                                                                  =====              =====              ===

Transfer of Securities
 Held-to-Maturity to Available-for-Sale                         $30,514            $36,628             $
                                                                 ======             ======              ===

See notes to consolidated financial statements.

                         NORWALK SAVINGS SOCIETY
                         -----------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996 AND 1995
               ------------------------------------------

NOTE 1 - NATURE OF OPERATIONS AND
          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
----------------------------------------------------

         The following is a summary of significant accounting policies followed by Norwalk Savings Society (Bank) and its wholly owned subsidiary NSS Realty Corporation (NSSR), and reflected in the accompanying Consolidated financial statements:

         Nature of Operations
         --------------------

         The Bank is primarily engaged in the business of providing credit secured by residential real estate and retail banking services to the consumer segment of its service area, which is in and around the Norwalk, Connecticut area. Its operations are regulated by the Banking Commissioner of the State of Connecticut and its deposit accounts are insured by the Federal Deposit Insurance Corporation, and as such its activities are subject to periodic examination by both agencies. NSSR is a special-purpose subsidiary whose operations consist of the development and sale of certain of the real property acquired by the Bank in satisfaction of loans.

         Principles of Consolidation
         ---------------------------

         The accompanying Consolidated financial statements include the accounts of the Bank and NSSR. Inasmuch as the results of the operations of NSSR and the financial condition of NSSR are wholly dependent on the financial and administrative support of the Bank, separate financial information on NSSR has not been provided. All significant intercompany accounts and transactions have been eliminated in consolidation.

         Basis of Consolidated Financial Statement Presentation
         ------------------------------------------------------

         The accompanying Consolidated financial statements have been prepared in accordance with generally accepted accounting principles and general practice within the banking industry. In preparing the Consolidated financial statements, management is required to make estimates and assumptions that effect the reported amounts of assets, liabilities, income and expenses, and disclosure of contingent assets and liabilities. Actual results could differ significantly from those estimates.

                         NORWALK SAVINGS SOCIETY
                         -----------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996 AND 1995
               -------------------------------------------

NOTE 1 - NATURE OF OPERATIONS AND
          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
----------------------------------------------------------------

         Material Estimates
         ------------------

         Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the Allowance for credit losses and the valuation of real estate acquired in satisfaction of loans (other real estate owned or OREO). Such estimates reflect the realization that the Bank's OREO and a substantial portion of the Bank's mortgage loans receivable are related to real estate located in markets in and around Norwalk, Connecticut, which have experienced value fluctuations in recent years.

         While management uses available information to recognize possible losses on loans and OREO, including the services of professional appraisers for significant properties, future adjustments to the Allowance for credit losses and valuation of OREO may be necessary based on changes in economic and real estate market conditions in and around the Bank's service area. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's Allowance for credit losses and valuation of OREO and may require the Bank to recognize adjustments based on their judgment of information available to them at the time of their examination.

         Cash Equivalents
         ----------------

         For the purposes of reporting cash flows in the Consolidated statements of cash flows, cash equivalents include federal funds sold and interest-bearing deposits in other financial institutions.

         Securities
         ----------

         Securities are accounted for in accordance with the Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115). This statement establishes standards of financial accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities.

                         NORWALK SAVINGS SOCIETY
                         -----------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996 AND 1995
               ------------------------------------------

NOTE 1 - NATURE OF OPERATIONS AND
          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
---------------------------------------------------------------

         Securities (continued)
         ---------------------

         SFAS No. 115 requires the classification of investment securi-ties into categories of Held-to-maturity, Available-for-sale or Trading. Investments in debt securities are classified as Held-to-maturity only if there is a positive intent and ability to hold those securities to maturity. Carrying basis is reflected at amortized cost and adjusted for any premiums or discounts. Premiums are amortized and discounts are accreted to interest income using the level yield method.

         Securities classified as Trading comprise securities purchased in connection with the Bank's trading activities and, as such, are expected to be sold in the near-term. Trading securities are carried at fair value with unrealized holding gains and losses recognized in Non-interest income. Equity securities and debt securities not classified as Held-to-maturity or Trading are classified as Available-for-sale. Securities classified as Available-for-sale are carried at estimated fair value, with net unrealized holding gains and losses reported as a separate component of Shareholders' equity, net of applicable income taxes.

         A decline in the estimated fair value of any security below its carrying value that is deemed by management to be other than temporary results in a write-down of the individual security to its estimated fair value. Such write-downs are recognized as a realized loss in Operations in the accompanying Consolidated financial statements.

         Mortgage-backed securities are accounted for in the same manner as debt securities and consist of certificates that are participation interests in pools of long-term first mortgage loans.

         Gain or loss on dispositions of securities is based on the net proceeds and adjusted carrying amount of the securities sold using the specific identification method.

         Loans Held for Sale
         -------------------

         Loans held for sale generally consist of certain first mortgage loans that management has identified will most likely be sold for reasons of managing rate risk, liquidity, and/or asset growth and are reflected at the lower of aggregate cost or estimated market value. Net unrealized losses, if any, resulting from market value less than cost are recognized through a valuation allowance by a charge to Operations in the accompanying Consolidated financial statements.

                         NORWALK SAVINGS SOCIETY
                         -----------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996 AND 1995
               ------------------------------------------

NOTE 1 - NATURE OF OPERATIONS AND
          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
---------------------------------------------------------------

          Loans Receivable
          ----------------

          Loans receivable that the Bank has the intent and ability to hold for the foreseeable future or until maturity or payoff are reflected at amortized cost (unpaid principal balances reduced by any partial charge-offs or specific valuation accounts) net of any net deferred fees or costs on originated loans or any unamortized premiums or discounts on purchased loans, and less an Allowance for credit losses.

          Effective January 1, 1995, the Bank implemented the provisions of SFAS Nos. 114/118, "Accounting by Creditors for Impairment of a Loan" (SFAS Nos. 114/118). These statements address the accounting for loans considered impaired and the recognition of impairment. A loan is considered impaired when, in management's judgment, current information and events indicate it is probable that collection of all amounts due according to the contractual terms of the loan agreement will not be met. The provisions of these statements are prospective, with any adjustments resulting from initial application reflected as an adjustment to the provision for credit losses. The effect on the accompanying Consolidated financial statements of adopting these statements was not significant.

          Interest on loans is included in income as earned based on rates applied to principal amounts outstanding. The accrual of inter-est income is generally discontinued and all previously unpaid accrued interest is reversed when a loan becomes past due 90 days or more as to contractual payments of principal or interest, or is determined to be impaired. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral is sufficient to cover the principal balance and accrued interest. Interest on purchased loans is adjusted for the accretion of discounts and the amortization of premiums using the interest method over the contractual lives of the loans, adjusted for estimated prepayments.

                         NORWALK SAVINGS SOCIETY
                         -----------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996 AND 1995
               ------------------------------------------

NOTE 1 - NATURE OF OPERATIONS AND
          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
---------------------------------------------------------------

         Loans Receivable (continued)
         ---------------------------

         Loan origination fees and certain direct related costs are deferred, and the net fee or cost is amortized as an adjustment of the loan yield over the life of the related loan.

         The Allowance for credit losses has been established by provisions charged to Operations, decreased by loans charged off (net of recoveries). This Allowance represents an amount which, in management's judgment, is adequate to absorb possible losses on loans that may become uncollectible based on such factors as the Bank's past loan loss experience, changes in the nature and volume of the loan portfolio, current and prospective economic conditions that may affect the borrowers' ability to pay, overall portfolio quality, and review of specific problem loans. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated future cash flows.

         Effective January 1, 1996, the Bank implemented the provisions of SFAS No. 122, "Accounting for Mortgage Servicing Rights an Amendment to SFAS 65" (SFAS No. 122). This statement requires recognition of the value of the rights to service mortgage loans (MSR's) for others as a separate asset, however those servicing rights are acquired, and assessment for impairment based on fair value. Capitalized MSR's are amortized to Non-interest income in proportion to estimated mortgage service fee revenues. Any impairment adjustments are reflected through a valuation allowance recognized by a charge or credit to Non-interest income. The effect on the accompanying Consolidated financial statements of adopting this statement was not significant.

         Bank Premises and Equipment
         ---------------------------

         Bank premises and equipment are stated at cost less accumulated depreciation and amortization.

         Depreciation is computed by accelerated and straight-line methods, generally at rates based on estimated useful lives of the related assets. Bank premises are generally depreciated over periods ranging from 10 to 50 years; furniture and equipment are generally depreciated over periods ranging from 3 to 20 years. For income tax purposes, the Bank uses the appropriate depreciation provisions of the Internal Revenue Code.

                         NORWALK SAVINGS SOCIETY
                         -----------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996 AND 1995
               -------------------------------------------

NOTE 1 - NATURE OF OPERATIONS AND
          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
---------------------------------------------------------------

         Other Real Estate Owned (OREO)
         -----------------------------

         OREO includes real estate properties that are held for sale which have been acquired through foreclosure proceedings or deeds accepted in lieu of foreclosure. These properties are initially recorded at the lower of the carrying value of the related loans or the estimated fair value of the real estate acquired, with any excess of the loan balance over the estimated fair value of the property charged to the Allowance for credit losses. Subsequent changes in net realizable values are reflected by charges or credits to the Allowance for estimated losses on OREO. Costs relating to the subsequent development or improvement of a property are capitalized when value is increased. All other holding costs and expenses, net of rental income, if any, are expensed as incurred.

         Goodwill
         --------

         The goodwill acquired in connection with the Fairfield First Bank and Trust Company transaction (Note 18) is being amortized on a straight-line basis over six years.

         Income Taxes
         ------------

         Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences, which are differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

         Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in Operations in the period that includes the enactment date.

                         NORWALK SAVINGS SOCIETY
                         -----------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996 AND 1995
               ------------------------------------------

NOTE 1 - NATURE OF OPERATIONS AND
          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
---------------------------------------------------------------

         Income Taxes (continued)
         -----------------------

         Provisions for income taxes are computed based on all taxable revenue and deductible expense items included in the accompanying Consolidated statements of operations regardless of the period in which such items are recognized for income tax filing purposes. The Bank and NSSR file consolidated Federal and combined Connecticut income tax returns.

         Employee Retirement Benefits
         ----------------------------

         Employee retirement benefits and related deferred assets and/or liabilities are accounted for in accordance with SFAS No. 106, "Employers' Accounting for Postretirement Benefits Other than Pensions" (SFAS No. 106). Post-retirement health care expenses are based on actuarial computations of current and future benefits.

         Earnings Per Share
         ------------------

         Income (loss) per share is based on the weighted average number of common shares outstanding during the period. Shares held in trust by the Bank's Employee Stock Ownership Plan (ESOP) are not considered outstanding until such shares are committed to be released by the Trust (Note 8). Potential dilutive effects of exercisable stock options are reflected under applicable financial disclosure requirements, if and when material.

         Stock Options
         -------------

         The Bank accounts for stock options in accordance with the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Accordingly, no compensation cost is recognized at the time options are granted. Pursuant to SFAS No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), stock-based compensation awards granted in 1995 and 1996 that continue to be accounted for under APB 25 require pro forma disclosures of net income and earnings per share as if the fair value based method of accounting under SFAS No. 123 had been applied (Note
         13).

                         NORWALK SAVINGS SOCIETY
                         -----------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996 AND 1995
               ------------------------------------------

NOTE 1 - NATURE OF OPERATIONS AND
          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
---------------------------------------------------------------

         Financial Instruments
         ---------------------

         Financial instruments include substantially all the Bank's financial assets and liabilities, and certain off-balance-sheet rights and/or obligations. Such items generally reflect cash and cash equivalents and contractual rights or obligations to receive cash or other financial instruments, respectively.

         Derivative financial instruments are financial instruments used to construct a transaction that is derived from and reflects the underlying value of assets, other instruments or various indices. The primary purpose of derivative financial instruments is to transfer price risk associated with the fluctuations in asset values rather than borrow or lend funds. Such items include forward contracts, interest rate swap contracts, options and futures, and other financial instruments with similar characteristics, which include the Bank's off-balance-sheet financial instruments. All derivative financial instruments held or issued by the Bank are held or issued for purposes other than trading.

         In accordance with SFAS No. 105, "Disclosure of Information About Financial Instruments with Off-Balance-Sheet Risk and Concentrations of Credit Risk," SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," and SFAS No. 119, "Disclosure About Derivative Financial Instruments and Fair Value of Financial Instruments," the Bank is required to disclose information about financial instruments with off-balance-sheet market or credit risk and concentrations of credit risk associated with its financial instruments (Notes 14 and 15), fair values of its financial instruments (Note 15), and information about its derivative financial instruments (Note 15), respectively.

                         NORWALK SAVINGS SOCIETY
                         -----------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996 AND 1995
               ------------------------------------------

NOTE 1 - NATURE OF OPERATIONS AND
          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
---------------------------------------------------------------

                 Reclassification
                 ----------------

                 Certain reclassifications have been made to the accompanying 1995 and 1994 Consolidated financial statements to conform to the 1996 presentation.


NOTE 2 - SECURITIES
-------------------

                 Securities have been classified in the accompanying Consolidated statements of financial condition according to management's intent. Carrying amounts and approximate fair values of Securities consisted of the following:

                                         December 31, 1996
                 --------------------------------------------------------------------
                                        Amortized   Gross Unrealized Holding    Fair
                                                    ------------------------
                 Trading                  Cost         Gains      Losses        Value
                 -------                ---------      -----      ------        -----
                                                   (Amounts in thousands)
                 Equity Securities        $3,353        $46       ($107)       $3,292
                                           =====         ==         ===         =====

                 Available-for-Sale
                 ------------------

                 U.S. Government and
                  Agency Obligations    $ 42,436       $145       ($461)      $42,120
                 Mortgage-Backed
                  Securities              92,443        382        (372)       92,453
                 Mutual Funds              2,011         88         (12)        2,087
                 Equity Securities            99         50           -           149
                                         -------        ---         ---       -------

                 Total                  $136,989       $665       ($845)     $136,809
                                         =======        ===         ===       =======

                         NORWALK SAVINGS SOCIETY
                         -----------------------
               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996 AND 1995
               ------------------------------------------

NOTE 2 - SECURITIES (continued)
-------------------------------

                                         December 31, 1995
                 ---------------------------------------------------------------------

                                         Amortized   Gross Unrealized Holding    Fair
                                                     ------------------------
                 Trading                   Cost         Gains      Losses        Value
                 -------                   ----         -----      ------        -----
                                                    (Amounts in thousands)
                 Equity securities         $268         $  -        ($5)          $263
                                            ===          ===          =            ===

                 Available-for-Sale
                 ------------------

                 U.S. Government and
                  Agency Obligations    $26,611         $128       $(55)       $26,684
                 Mortgage-Backed
                  Securities             50,243          220       (162)        50,301
                 Equity Securities        4,572           94        (85)         4,581
                                         ------          ---        ---         ------

                 Total                  $81,426         $442      ($302)       $81,566
                                         ======          ===        ===         ======

                 Held-to-Maturity
                 ----------------
                 U.S. Government and
                  Agency Obligations    $ 1,998         $  -       $  -        $ 1,998
                 Mortgage-Backed
                  Securities             40,038          358       (114)        40,282
                                         ------          ---        ---         ------

                 Total                  $42,036         $358      ($114)       $42,280
                                         ======          ===        ===         ======

                 The scheduled contractual maturities of debt securities at December 31, 1996 were as follows:

                                                    Amortized     Fair
                                                       Cost       Value
                                                    ---------     -----
                                                   (Amounts in thousands)

                    Due After Five Years            $ 29,316    $ 29,340
                     Through Ten Years                13,120      12,780
                                                     -------     -------
                    Due Over Ten Years                42,436      42,120

                    Mortgage-Backed Securities        92,443      92,453
                                                     -------     -------
                    Total                           $134,879    $134,573
                                                     =======     =======

                         NORWALK SAVINGS SOCIETY
                         -----------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996 AND 1995
               ------------------------------------------

NOTE 2 - SECURITIES (continued)
------------------------------

                 Proceeds and gross realized gains and losses from sales of securities classified as Available-for-sale and Trading securities gains and losses consisted of the following:

                                                  1996         1995        1994
                                                  ----         ----        ----
                                                      (Amounts in thousands)
                 Available-For-Sale
                 ------------------
                    Proceeds from Sales         $37,261      $62,062     $17,294
                                                 ======       ======      ======

                    Gross Realized Gains         $1,157         $985         $ 9
                    Gross Realized Losses          (464)        (182)        (73)
                                                  -----          ---          --
                    Net Realized Gains (Losses)     693          803         (64)
                                                    ---          ---          --

                 Trading
                 -------
                    Realized Gains                   24            -           -
                    Gross Change in
                     Unrealized Losses              (56)          (5)          -
                                                    ---          ---          --
                                                    (32)          (5)          -
                                                    ---          ---          --

                 Net Securities Gains (Losses)     $661         $798        ($64)
                                                    ===          ===          ==

                 During the year ended December 31, 1996, the Bank transferred securities Available-for-sale with a carrying basis of approximately $2.2 million to the classification of Trading and securities Held-to-maturity with an amortized cost of approximately $30.5 million to the classification of Available-for-sale at their fair value of approximately $30.6 million. The transfer of securities Held-to-maturity to the classification of Available-for-sale was the result of management's assessment that there was no longer a positive intent to hold these securities to maturity based on management's revised asset/liability management strategies. Gross unrealized gains and losses reflected in the accompanying Consolidated statements of operations for the year ended December 31, 1996 as a result of the transfer to Trading were approximately $95,000 and $41,000, respectively. Net unrealized gains, net of tax effect, which were reflected in the accompanying Consolidated statements of shareholders' equity as a result of the transfer to Available-for-sale were approximately $46,000.

                         NORWALK SAVINGS SOCIETY
                         -----------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996 AND 1995
               ------------------------------------------

NOTE 2 - SECURITIES (continued)
------------------------------

                 The Financial Accounting Standards Board issued a "Special Report" in November 1995, "A Guide to Implementation of SFAS 115" (Note 1). This guide provided additional guidance as to the criteria for the financial statement classifications prescribed in SFAS No. 115. As a result of this additional guidance, the Bank could reassess the appropriateness of the classification of all its securities held and, accordingly, in December 1995, reclassified securities Held-to-maturity with an aggregate amor-tized cost approximating $37.0 million to the classification of Available-for-sale at a fair value approximating $36.6 million.

                 At December 31, 1996, the aggregate amortized cost of securities pledged as collateral against public funds and securities sold under agreements to repurchase (Note 7) were approximately $3.0 million and $32.4 million, respectively, which approximated fair values.


NOTE 3 - LOANS RECEIVABLE
-------------------------

                 The components of Loans receivable, net in the accompanying Consolidated statements of financial condition consisted of the following:

                                                             December 31,
                                                        ----------------------
                                                          1996         1995
                                                          ----         ----
                                                        (Amounts in thousands)
                 Loans Secured by Real Estate:
                 ----------------------------
                    One-to-Four Family Residential      $344,314     $296,648
                    Commercial and Multi-Family           54,550       55,106
                    Construction and Land Development      1,227        1,617
                                                         -------      -------
                                                         400,091      353,371
                 Consumer                                 10,302        5,619
                 Commercial                                8,425        1,485
                                                         -------      -------
                 Total Loans Receivable                  418,818      360,475

                 Less:
                 ----
                    Net Deferred Fees, Premiums
                     and Discounts                          (718)        (509)
                                                         -------      -------

                                                         418,100      359,966
                 Less:
                 ----
                    Allowance for Credit Losses           (7,334)      (4,170)
                                                         -------      -------

                 Loans Receivable, Net                  $410,766     $355,796
                                                         =======      =======

                 Loans receivable carry interest rate terms as follows:

                                                             December 31,
                                                        ----------------------
                                                          1996         1995
                                                          ----         ----
                                                        (Amounts in thousands)
                 Fixed Rate                             $110,245     $ 91,815
                 Variable Rate                           308,573      268,660
                                                         -------      -------

                 Total Loans Receivable                 $418,818     $360,475
                                                         =======      =======

                         NORWALK SAVINGS SOCIETY
                         -----------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996 AND 1995
               ------------------------------------------

NOTE 3 - LOANS RECEIVABLE (continued)
------------------------------------

                 Activity in the Allowance for credit losses consisted of the following:

                                                   Years Ended December 31,
                                                ------------------------------
                                                1996         1995         1994
                                                ----         ----         ----
                                                    (Amounts in thousands)
                 Balance - January 1           $4,170       $4,827       $2,532

                 Allowance on Acquired
                  Loans (1)                     1,000            -            -
                                                -----        -----        -----

                 Provisions (Credit)
                  for Credit Losses:
                 ------------------
                    Regular                     4,415        2,105          690
                    ADP (2)                         -       (1,100)       3,100
                                                -----        -----        -----

                 Net Provision for
                  Credit Losses                 4,415        1,005        3,790
                                                -----        -----        -----

                 Loans Charged-Off
                  or Settled at Loss:
                 -------------------
                    Regular                    (2,488)        (662)        (726)
                    ADP (2)                         -       (1,137)        (863)
                                                -----        -----        -----

                 Total Loans Charged-Off
                  or Settled at Loss           (2,488)      (1,799)      (1,589)

                 Recoveries of Loans
                  Previously Charged-Off          237          137           94
                                                -----        -----        -----

                 Net Loans Charged-Off         (2,251)      (1,662)      (1,495)
                                                -----        -----        -----

                 Balance - December 31         $7,334       $4,170       $4,827
                                                =====        =====        =====

                (1) In connection with the Fairfield First Bank and Trust Company transaction (Note 18), the Bank reflected approximately $1.0 million as an allowance against the acquired loans. This valuation allowance reflects the estimated credit risk associated with the respective loans and was based on the Bank's valuation analysis of the loans acquired in the transaction.

                         NORWALK SAVINGS SOCIETY
                         -----------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996 AND 1995
               ------------------------------------------

NOTE 3 - LOANS RECEIVABLE (continued)
------------------------------------

                 (2) In order to further position the Bank to reduce non-
                     performing assets, the Board of Directors of the Bank approved an Accelerated Non-Performing Assets Disposition Program (the "Accelerated Disposition Program" or "ADP") in December 1993. In conjunction with the Bank's stock conversion in June 1994 (Note 12), the Bank made a special provision for credit losses of $3.1 million and a special provision for estimated losses on OREO of $2.6 million in order to more rapidly dispose of certain non-performing assets at discounts below their net realizable value. As of December 31, 1995 and 1994, the Bank had absorbed approximately $2.0 and $0.9 million of the special allowance for credit losses, respectively, and $2.6 and $1.8 million of the special allowance for OREO losses, respectively, through packaged or individual discounted sales of loans and OREO or other discounted settlements of non-performing assets with borrowers. The Bank concluded the ADP on December 31, 1995 and reflected a credit to the Provision for credit losses in the amount of $1.1 million for the unused portion of the special provisions for estimated losses. Total non-performing assets sold or otherwise settled under the ADP aggregated approximately $3.7 million of loans and $12.4 million of OREO.

                 The Bank has sold the rights to receive payments of interest and principal on certain loans while retaining the related servicing rights (Note 1). Aggregate principal balances of loans serviced for others that are not reflected in the accompanying Consolidated statements of financial condition approximated $69.7 and $82.3 million at December 31, 1996 and 1995, respectively.

                 During the year ended December 31, 1996, the Bank sold mortgage loans aggregating approximately $45.0 million, all with servicing released. As a result of such sale, a loss approximating $144,000 is reflected in Non-interest expense in the accompanying Consolidated statements of operations for the year ended December 31, 1996.

                 There were no significant loan sales during the years ended December 31, 1995 and 1994.

                         NORWALK SAVINGS SOCIETY
                         -----------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996 AND 1995
               ------------------------------------------

NOTE 3 - LOANS RECEIVABLE (continued)
------------------------------------

                 Loans securitized into participation certificates (Note 1) issued by the Federal Home Loan Mortgage Corporation, with servicing retained, aggregated approximately $4.4 million and $0.8 million for the years ended December 31, 1995 and 1994, respectively. There were no loan securitizations during the year ended December 31, 1996.

                 At December 31, 1996, the Bank had no capitalized mortgage servicing rights under SFAS No. 122 (Note 1).

                 SFAS Nos. 114/118 (Note 1) applies to loans that are individually evaluated for impairment in accordance with the Bank's ongoing loan review procedures. The Bank's recorded investment in impaired loans and related Allowance for credit losses measured under SFAS Nos. 114/118 approximated $10.4 million and $1.4 million at December 31, 1996 and $13.1 million and $1.4 million at December 31, 1995, respectively. The average recorded investment in impaired loans during the years ended December 31, 1996 and 1995 was approximately $11.7 million and $12.4 million, respectively. During the years ended December 31, 1996 and 1995, amounts recognized as interest income on impaired loans were not significant. At December 31, 1996, the Bank had no commitments outstanding to lend additional funds to debtors whose loans were determined to be impaired.

                 Loans to directors and their associates aggregated approximately $341,000 and $373,000 at December 31, 1996 and 1995, respectively. These related party loans are made on substantially the same terms, including interest rates and collateral requirements, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility.

                         NORWALK SAVINGS SOCIETY
                         -----------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996 AND 1995
               ------------------------------------------

NOTE 4 - OTHER REAL ESTATE OWNED (OREO)
--------------------------------------

                 OREO, net consisted of the following:

                                                                  December 31,
                                                           -------------------------
                                                           1996                 1995
                                                           ----                 ----
                                                             (Amounts in thousands)
                 Real Estate Owned:
                 -----------------
                    One-to-Four Family Residential        $272                 $3,033
                    Commercial Real Estate                 586                  1,234
                                                           ---                  -----
                 Total Real Estate Owned                   858                  4,267

                 Allowance for Estimated Losses              -                      -
                                                           ---                  -----

                 OREO, Net                                $858                 $4,267
                                                           ===                  =====

                 Activity in the Allowance for estimated losses consisted of the following:

                                                                                    Years Ended December 31,
                                                                          -------------------------------------------
                                                                          1996               1995                1994
                                                                          ----               ----                ----
                                                                                     (Amounts in thousands)
                 Balance - January 1                                     $  -              $  802              $  194
                                                                          ---               -----               -----

                 Provision Charged to Expense:
                 ----------------------------
                    Regular                                               459                 460                 294
                    ADP (Note 3)                                            -                   -               2,600
                                                                          ---               -----               -----

                 Total Provision Charged to Expense                       459                 460               2,894
                                                                          ---               -----               -----

                 Losses Charged to the Allowance:
                 -------------------------------
                    Regular                                              (459)               (494)               (454)
                    ADP (Note 3)                                            -                (768)             (1,832)
                                                                          ---               -----               -----

                 Total Losses Charged to the Allowance                   (459)             (1,262)             (2,286)
                                                                          ---               -----               -----

                 Balance - December 31                                   $  -              $    -                $802
                                                                          ===               =====                 ===

                 Losses and expenses, net related to OREO consisted of the following:

                                                                                    Years Ended December 31,
                                                                         --------------------------------------------
                                                                         1996                1995                1994
                                                                         ----                ----                ----
                                                                                    (Amounts in thousands)
                 Provision Charged to Expense                          $  459              $  460              $2,894
                                                                        -----               -----               -----

                 Gains on Sales                                           (73)               (163)               (573)
                 Losses on Sales                                          624                 390                 254
                                                                        -----               -----               -----
                 Losses (Gains) on Sales, Net                             551                 227                (319)
                                                                        -----               -----               -----

                 Holding Costs and Expenses                               523                 839               1,159
                 Rental Income                                           (171)               (111)               (308)
                                                                        -----               -----               -----
                                                                          352                 728                 851
                                                                        -----               -----               -----

                 Losses and Expenses of OREO, Net                      $1,362              $1,415              $3,426
                                                                        =====               =====               =====


                         NORWALK SAVINGS SOCIETY
                         -----------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996 AND 1995
               ------------------------------------------

NOTE 5 - BANK PREMISES AND EQUIPMENT
------------------------------------

                 Bank premises and equipment, net consisted of the following:

                                                                   December 31,
                                                            --------------------------
                                                            1996                  1995
                                                            ----                  ----
                                                              (Amounts in thousands)
                 Banking House and Land                    $4,086                $4,484
                 Furniture, Equipment and Autos             2,317                 1,898
                 Leasehold Improvements                        82                   535
                                                            -----                 -----
                 Total Bank Premises and Equipment          6,485                 6,917
                 Accumulated Depreciation
                  and Amortization                         (3,334)               (3,598)
                                                            -----                 -----

                 Bank Premises and Equipment, Net          $3,151                $3,319
                                                            =====                 =====

                 Depreciation and amortization expense included in Non-interest expense in the accompanying Consolidated statements of operations for the years ended December 31, 1996, 1995 and 1994 was approximately $521,000, $391,000 and $286,000, respectively.

                 The Bank has operating leases for certain branch and administrative offices and equipment. Rental expense of $333,000, $220,000 and $179,000 is included in Occupancy and equipment expense in the accompanying Consolidated statements of operations for the years ended December 31, 1996, 1995 and 1994, respectively. The office leases contain provisions which provide for adjustments of the rent to reflect changes in cost of living and real estate taxes.

                 During the year ended December 31, 1995, the Bank entered into an operating lease agreement for office space with one of its directors. Amounts included in Occupancy and equipment expense in the accompanying Consolidated statements of operations for the years ended December 31, 1996 and 1995 relating to this lease aggregated approximately $49,000 and $32,000, respectively.

                 Future minimum payments under non-cancellable operating leases with initial or remaining terms of one year or more at December 31, 1996 consisted of the following:

                           Years Ending December 31,              Amount
                           ------------------------               ------
                                                         (Amounts in thousands)
                             1997                               $  344
                             1998                                  322
                             1999                                  320
                             2000                                  284
                             2001                                  237
                                                                 -----

                             Total Future Minimum
                              Lease Payments                    $1,507
                                                                ======

                         NORWALK SAVINGS SOCIETY
                         -----------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996 AND 1995
               ------------------------------------------

NOTE 6 - DEPOSITS
-----------------

                 Deposits consisted of the following:

                                                         December 31,
                                   ------------------------------------------------------
                                             1996                          1995
                                   ------------------------      ------------------------
                                   Weighted Average              Weighted Average
                                       Rates (a)     Amount          Rates (a)     Amount
                                    ---------------  ------      ----------------  ------
                                               (Dollar amounts in thousands)
                 Demand                    -        $ 22,479              -       $ 13,697
                 NOW                  1.00-2.75%      30,262         1.00-1.50%     35,097
                 Regular Savings         1.99         28,096            2.00        28,660
                 Money Market and
                  Super Savings       1.99-2.98       93,361         1.99-3.45     114,766
                 Time Accounts           5.54        244,127            5.50       206,435
                 Escrow                  3.10          4,965            2.80         4,142
                                                     -------                       -------

                 Total Deposits                     $423,290                      $402,797
                                                     =======                       =======

                 (a) ranges indicate tiers

                 Scheduled maturities of time accounts at December 31, 1996 were as follows:

                                                  Weighted
                                             Average Stated Rate    Amount
                                             -------------------    ------
                                             (Dollar amounts in thousands)
                    Year of Maturity
                    ----------------
                       1997                         5.39%          $186,547
                       1998                         5.77%            32,981
                       1999                         5.89%             7,937
                       2000                         6.82%            13,940
                       2001                         5.95%             2,722
                                                                    -------

                    Total Time Accounts             5.54%          $244,127
                                                                    =======

                 Time accounts of $100,000 or more approximated $21.7 million at December 31, 1996. Of those amounts approximately $12.6 million mature in six months or less, $3.3 million mature after six months to one year, and $5.8 million mature after one year.

                 Interest expense on deposits consisted of the following:

                                                     Years Ended December 31,
                                                    --------------------------
                                                    1996       1995       1994
                                                    ----       ----       ----
                                                      (Amounts in thousands)
                 NOW                              $   309    $   242    $   251
                 Regular Savings                      436        507        446
                 Money Market and Super Savings     3,411      3,902      3,349
                 Time Accounts                     12,580      9,434      6,144
                 Escrow                               108         84         83
                                                   ------     ------     ------

                 Total Interest
                  Expense on Deposits             $16,844    $14,169    $10,273
                                                   ======     ======     ======


                         NORWALK SAVINGS SOCIETY
                         -----------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996 AND 1995
               ------------------------------------------

NOTE 7 - BORROWED FUNDS
-----------------------

                 Advances from Federal Home Loan Bank of Boston (FHLBB)
                 ------------------------------------------------------

                 Terms of the Advances from FHLBB consisted of the following:

                                                   1996                   1995
                                            -----------------      ------------------
                                            Weighted               Weighted
                                            Average                Average
                               Maturity/    Interest               Interest
                             Reprice Date     Rate     Amount        Rate      Amount
                             ------------   --------   ------      --------    ------
                                                   (Dollar amounts in thousands)
                 Fixed Rate     1996             -%    $     -       6.52%    $43,317(a)
                                1997          5.72      26,250       6.28       7,500
                                1998          5.91      40,000          -           -
                                2013          6.55       1,558(b)    6.55       1,578(b)

                 Adjustable
                  Rate          1996             -           -       7.00       5,000
                                1997          5.61      10,000          -           -
                                1999/1997     5.73       4,400       6.00       4,400
                                                        ------                 ------

                 Total Advances
                  from FHLBB                           $82,208                $61,795
                                                        ======                 ======

                 (a) includes amortizing balance of approximately $2.2 million;
                     monthly payment $223,496 and a balloon payment of $222,206 at maturity

                 (b) amortizing with monthly payment of $10,358 and balloon payment of $917,000 at maturity

                 The Bank has a cash management line of credit with FHLBB approximating $10.3 million. There were no advances outstanding on the line at December 31, 1996 or 1995.

                 The Bank's investment in the stock of the FHLBB, mortgage loans and mortgage-backed securities with market values as determined in accordance with FHLBB's blanket collateral pledge agreement, at least equal to the outstanding advances and any unused line of credit, are pledged against outstanding advances from the FHLBB.

                         NORWALK SAVINGS SOCIETY
                         -----------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996 AND 1995
               ------------------------------------------

NOTE 7 - BORROWED FUNDS (continued)
-----------------------------------

                 Securities Sold Under Agreements
                  to Repurchase (Repurchase Agreements) (Note 2)
                 -----------------------------------------------

                 Information concerning Repurchase agreements consisted of the following:

                                                      Years Ended December 31,
                                                      ------------------------
                                                       1996              1995
                                                       ----              ----
                                                   (Dollar amounts in thousands)
                 Average Balance During the Year     $29,203           $6,857
                 Maximum Month-End
                  Balance During the Year            $36,350           $9,310
                 Average Interest Rate
                  During the Year                      5.61%            5.88%

                 Repurchase agreements aggregating approximately $22.4 million and $9.0 million mature during the years ending December 31, 1997 and 1998, respectively.

                 Interest Expense
                 ----------------

                 Interest expense on borrowed funds consisted of the following:

                                                     Years Ended December 31,
                                                    --------------------------
                                                    1996       1995       1994
                                                    ----       ----       ----
                                                      (Amounts in thousands)

                 Advances from FHLBB               $5,158     $4,015     $2,839
                 Repurchase Agreements              1,638        214          -
                                                    -----      -----      -----

                 Total Interest
                  Expense on Borrowed Funds        $6,796     $4,229     $2,839
                                                    =====      =====      =====

NOTE 8 - EMPLOYEE BENEFIT PLANS
-------------------------------

                 Incentive Savings Plan
                 ----------------------

                 The Bank sponsors an incentive savings plan which is available to substantially all of its employees. The Bank may make a discretionary 50% match of employee contributions up to 4% of each employee's salary. The Bank's matching expense contributions, included in Salaries and employee benefits in the accompanying Consolidated statements of operations for the years ended December 31, 1996 and 1995, approximated $86,000 and $60,000, respectively. No expense provision was made for the year ended December 31, 1994.

                         NORWALK SAVINGS SOCIETY
                         -----------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996 AND 1995
               ------------------------------------------

NOTE 8 - EMPLOYEE BENEFIT PLANS (continued)
-------------------------------------------

                 Postretirement Benefits Other Than Pensions
                 -------------------------------------------

                 The Bank provides certain health care, dental care and life insurance benefits to previously retired employees. The health care benefits are provided through an insurance company whose premiums are based on benefits paid during the year. The Bank is self-insuring the dental care and death benefits.

                 The following table sets forth the accumulated postretirement benefit obligation (APBO) and amounts recognized in the accompanying Consolidated statements of financial condition:

                                                               December 31,
                                                               ------------
                                                              1996      1995
                                                              ----      ----
                                                         (Amounts in thousands)
                 Accumulated Postretirement
                  Benefit Obligation
                 --------------------------
                    Retirees                                  $290      $294
                    Unrecognized Transition Obligation        (224)     (246)
                                                               ---       ---
                    Accrued Postretirement Benefit Cost
                     Included in Accrued Expenses and
                     Other Liabilities                         $66       $48
                                                                ==        ==

                 The APBO includes approximately $221,000 and $218,000 attributable to the Bank's postretirement health care plan at December 31, 1996 and 1995, respectively.

                 The components of net periodic postretirement benefit cost reflected in Salaries and employee benefits in the accompanying Consolidated statements of operations consisted of the following:

                                                      Years Ended December 31,
                                                      ------------------------
                                                      1996      1995      1994
                                                      ----      ----      ----
                                                       (Amounts in thousands)
                 Service Cost - Benefits
                  Attributable to Service
                  During the Period                    $ -       $ -      $ -
                 Interest Cost on APBO                  21        22       22
                 Amortization of Transition
                  Obligation                            22        22       22
                                                        --        --       --

                 Net Periodic Postretirement
                  Benefit Cost                         $43       $44      $44
                                                        ==        ==       ==

                         NORWALK SAVINGS SOCIETY
                         -----------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996 AND 1995
               ------------------------------------------

NOTE 8 - EMPLOYEE BENEFIT PLANS (continued)
-------------------------------------------

                 Postretirement Benefits Other Than Pensions (continued)
                 -------------------------------------------------------

                 For measurement purposes, a 4.0% annual rate of increase in the per capita cost of covered health care benefits was assumed for each of the years ended December 31, 1996 and 1995. The rate was assumed to be consistent over the period of coverage. The health care cost trend rate assumption has a significant effect on the amounts reported. To illustrate, increasing the assumed health care cost trend rates by 1% in each year would increase the accumulated postretirement benefit obligation as of December 31, 1996 by approximately $12,000 and the aggregate of the service and interest cost components of net periodic postretirement benefit cost for the year then ended by approximately $1,000.

                 The weighted-average discount rate used in determining the accumulated postretirement benefit obligation in 1996 and 1995 was 7.5%.

                 Employee Stock Ownership Plan (ESOP)
                 ------------------------------------

                 The Bank established a leveraged ESOP and a related trust in connection with its stock conversion in 1994 (Note 12) as a long-term non-contributory benefit for substantially all of its employees. In accordance with the terms of its Plan of Conversion, the Bank sold to the ESOP 5% of the shares issued in its conversion, or 121,337 shares at $10 per share, the stated conversion offering price. The shares were purchased by the ESOP with the proceeds of a five-year LIBOR-based interest-bearing loan from a third party lender guaranteed by the Bank and requiring monthly payments of principal and interest. The Bank has pledged an interest-bearing deposit as security for its guarantee of the loan. At December 31, 1996, the amount on deposit at the third party lender was approximately $605,000. The loan and guarantee are reflected in the accompanying Consolidated statements of financial condition as a long-term debt and a reduction of Shareholders' equity. At December 31, 1996 and 1995 the interest rate on the loan was 6.86%. Interest expense on the loan included in Salaries and employee benefits expense in the accompanying Consolidated statements of operations approximated $45,000, $60,000 and $37,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

                         NORWALK SAVINGS SOCIETY
                         -----------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996 AND 1995
               ------------------------------------------

NOTE 8 - EMPLOYEE BENEFIT PLANS (continued)
-------------------------------------------

                 Employee Stock Ownership Plan (ESOP) (continued)
                 ------------------------------------------------

                 The shares are held by the ESOP in trust and are committed to be issued to employees' accounts in the ESOP ratably over a five-year period in settlement of the Bank's agreed-upon annual ESOP benefit cost. The Bank's ESOP benefit cost, included in Salaries and employee benefits in the accompanying Consolidated statements of operations, aggregated approximately $560,000, $434,000 and $283,000 for the years ended December 31, 1996, 1995 and 1994, respectively. The difference between the annual ESOP benefit cost and the cost basis of the shares to be committed is charged or credited to Additional paid-in capital.

                 The shares subject to the ESOP consisted of the following:

                                                           December 31,
                                                      ----------------------
                                                      1996     1995     1994
                                                      ----     ----     ----
                 Shares - Beginning                  70,514   97,070  121,337
                 Shares Committed to be Released    (25,697) (26,556) (24,267)
                                                     ------   ------  -------

                 Shares - Ending                     44,817   70,514   97,070
                                                     ======   ======   ======

                 Shares Allocated to ESOP            26,556   24,267        -
                                                     ======   ======   ======

NOTE 9 - INCOME TAXES
---------------------

                 The components of the federal and state income tax (benefit) provision consisted of the following:

                                                      Years Ended December 31,
                                                     -------------------------
                                                      1996      1995     1994
                                                      ----      ----     ----
                                                       (Amounts in thousands)
                 Current Income Tax Provision:
                 -----------------------------
                    Federal                          $  150    $    -     $ -
                    State                                25        10      50
                                                      -----     -----      --

                       Total Current Income
                        Tax Provision                   175        10      50
                                                      -----     -----      --

                 Deferred Income Tax Benefit:
                 ----------------------------
                    Federal                            (960)     (984)      -
                    State                              (340)     (216)      -
                                                      -----     -----      --

                       Total Deferred Income
                        Tax Benefit                  (1,300)   (1,200)      -
                                                      -----     -----      --

                 Income Tax (Benefit)
                  Provision, Net                    ($1,125)  ($1,190)    $50
                                                      =====     =====      ==

                         NORWALK SAVINGS SOCIETY
                         -----------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996 AND 1995
               ------------------------------------------

NOTE 9 - INCOME TAXES (continued)
---------------------------------

                 The significant components of the deferred income tax (benefit) expense consisted of the following:


                                                   Years Ended December 31,
                                                   -----------------------
                                                   1996      1995     1994
                                                   ----      ----     ----
                                                    (Amounts in thousands)
                 Allowances for Losses            $ (869)   $  820   $(1,208)
                 Basis Difference - Securities      (389)     (265)      345
                 Deferred Compensation
                  and Benefits                      (106)      (18)        -
                 Deferred Loan Fees                  264       389       (26)
                 Depreciation                         75         -         -
                 Net Operating Losses              3,031     1,236      (736)
                 Other, Net                          (42)       26        (6)
                                                   -----     -----     -----
                                                   1,964     2,188    (1,631)
                 Valuation Allowance              (3,264)   (3,388)    1,631
                                                   -----     -----     -----

                 Total                           ($1,300)  ($1,200)   $    -
                                                   =====     =====     =====

                 The Bank's effective income tax rate differed from the federal statutory tax rate of 34% as follows:

                                                Years Ended December 31,
                                     ---------------------------------------------
                                         1996            1995            1994
                                     -------------   -------------   -------------
                                     Amount     %    Amount     %    Amount     %
                                     ------   ----   ------   ----   ------   ----
                                             (Dollar amounts in thousands)
                 Tax at Statutory
                  Federal Rate       $1,556   34.0   $1,220   34.0  ($1,169) (34.0)
                 State Tax*             167    3.6      276    7.7     (419) (12.2)
                 Capital Loss
                  Carryover Benefit     (95)  (2.1)    (200)  (5.6)       -      -
                 Effect of ESOP         108    2.4       65    1.8        -      -
                 Current Loss
                  Carryover Benefit  (1,930) (42.2)  (1,322) (36.9)   1,631   47.4
                 Future Loss Carryover
                  Benefit            (1,037) (22.7)  (1,200) (33.4)       -      -
                 Federal Minimum Tax    150    3.3        -      -        -      -
                 Other                  (44)  (0.9)     (29)  (0.8)       7    0.2
                                      -----   ----    -----   ----    -----   ----

                 Total and
                  Effective Rate    ($1,125)  24.6  ($1,190) (33.2)     $50    1.4
                                      =====   ====    =====   ====       ==    ===

                 * Net of Federal tax benefit

                         NORWALK SAVINGS SOCIETY
                         -----------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996 AND 1995
               ------------------------------------------

NOTE 9 - INCOME TAXES (continued)
---------------------------------

                 The tax effects of significant components of temporary differences and net unrealized gains (losses) on securities Available-for-sale that give rise to deferred income tax assets and deferred income tax liabilities consisted of the following:


                                                                             December 31,
                                                                             -----------
                                                                        1996              1995
                                                                        ----              ----
                                                                        (Amounts in thousands)
                 Deferred Income Tax Assets:
                 --------------------------
                    Allowance for Credit Losses                       $1,798            $  929
                    Goodwill                                              19                 -
                    Employee Benefits                                    149                43
                    Trading Loss                                          25                 2
                    Future Loss Carryover Benefit                      1,037             4,068
                                                                       -----             -----
                    Gross Deferred Tax Asset                           3,028             5,042
                     Less: Valuation Allowance                             -            (3,264)
                                                                       -----             -----
                 Deferred Tax Asset, Net Of Allowance                  3,028             1,778
                                                                       -----             -----

                 Deferred Income Tax Liabilities:
                 -------------------------------
                    Depreciation                                          75                 -
                    Basis Difference on Securities                        68               457
                    Deferred Loan Fees                                   385               121
                                                                       -----             -----
                 Gross Deferred Tax Liability                            528               578
                                                                       -----             -----

                 Net Deferred Income Tax Asset -
                  Operations                                           2,500             1,200

                 Tax Benefit on Unrealized
                  Loss on Securities Available-for-Sale                   74                 -
                                                                       -----             -----

                 Deferred Income Tax Asset, Net                       $2,574            $1,200
                                                                       =====             =====

                 No income tax effect has been reflected on the net unrealized gains or losses on securities Available-for-sale as of December 31, 1995 and 1994 due to the Bank's net operating loss carryforward position and the substantial portion of net deferred income tax assets against which a valuation allowance has been reflected at both of those dates.

                 During the first calendar quarter of the year ended December 31, 1995, management reviewed its current projections for future profitability and estimated that a portion of the Bank's net deferred income tax asset as of December 31, 1994 could be recognized in the amount of $1.2 million. The amount was recognized through a partial adjustment of the valuation allowance for the portion of the net deferred income tax asset attributable to a net operating loss carryforward benefit which management was of the opinion was realizable during the year ended December 31, 1995. At December 31, 1995, management again reviewed its current projections of future profitability and determined that $1.2 million of net deferred income tax asset was more likely than not realizable in the future.

                         NORWALK SAVINGS SOCIETY
                         -----------------------

               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996 AND 1995
               ------------------------------------------

NOTE 9 - INCOME TAXES (continued)
---------------------------------

                 During the fourth quarter of 1996, management reviewed the Bank's estimated profitability for the year ended December 31, 1996 and, on a projected basis, for the year ending December 31, 1997. Based on this review, management determined that it was more likely than not that the Bank's net deferred tax assets, including available future net operating loss benefits of approximately $1.1 million, as of December 31, 1996 were realizable, and therefore, reversed the existing valuation allowance against net deferred tax assets. Realization of the Bank's net deferred tax assets is dependent, however, on various factors and is not assured.

                 The Bank has state and Federal tax operating loss carryforwards aggregating approximately $3.0 million and $2.4 million, respectively, at December 31, 1996. The state carryforwards ultimately expire in the year ending December 31, 1999, and the Federal carryforward expires in the year ending December 31, 2009.

                 During the years ended December 31, 1996 and 1995, the Bank was able to absorb approximately $278,000 and $494,000, respectively, of available capital loss carryforwards, the benefits of which approximated $95,000 and $200,000, respectively, which benefits had not been previously reflected in deferred income tax assets.

                 Deductions from taxable income in prior years have been claimed as loan loss provisions for qualifying (real estate) loans in accordance with the Internal Revenue Code. Retained earnings at December 31, 1996 includes a tax reserve for qualifying loans aggregating approximately $4.6 million. If the reserve is used for any purpose other than to absorb losses on loans, an income tax liability could be incurred. Management does not anticipate that this reserve will be made available for any purposes other than to absorb losses on loans. In accordance with generally accepted accounting principles, no deferred income taxes have been provided for this temporary difference.

                            NORWALK SAVINGS SOCIETY
                            -----------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995
                  ------------------------------------------

NOTE  9 - INCOME TAXES (continued)
----------------------------------
        In August 1996, Congress amended the Internal Revenue Code retroactively to January 1, 1996 relative to existing tax bad debt reserves of savings banks as well as to allowable methods of taking future tax bad debt deductions. The amendment requires savings banks with "excess tax bad debt reserves", as defined, to recapture such excess into taxable income ratably over the next six to eight years beginning in 1996. In addition, future tax bad debt deductions will be based solely on loan charge-offs.

        Based on the Bank's tax return as filed for the year ended December 31, 1995, the Bank has an excess tax bad debt reserve approximating $1.9 million which is subject to recapture in accordance with the change in the tax law.


NOTE 10 - OTHER NON-INTEREST EXPENSE
------------------------------------

        Other non-interest expense consisted of the following:

                                                Years Ended December 31,
                                                -----------------------
                                           1996          1995           1994
                                           ----          ----           ----
                                                 (Amounts in thousands)
        Advertising and Marketing        $  687        $  700         $  400
        Legal and Professional              779           354            271
        Regulatory Assessments                9           438          1,054
        Office Supplies and Expense         578           481            299
        Insurance                           228           237            310
        All Other, None Greater
         than 1% of Income                1,783         1,008            890
                                          -----         -----          -----
        Total Other
         Non-Interest Expense            $4,064        $3,218         $3,224
                                          =====         =====          =====


        Payments to a related party for advertising services for the years ended December 31, 1996, 1995 and 1994 approximated $353,000, $316,000 and
        $284,000, respectively, significant portions of which were reimbursements for payments by the related party to media companies.

                            NORWALK SAVINGS SOCIETY
                            -----------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995
                  ------------------------------------------

NOTE 11 - COMMITMENTS AND CONTINGENCIES
---------------------------------------

        Off-Balance-Sheet Risk
        ----------------------

        The accompanying Consolidated financial statements do not reflect various commitments and contingent liabilities which arise in the normal course of business and which involve elements of credit risk, interest-rate risk and liquidity risk. These commitments and contingent liabilities are described in Note 15.

        Litigation
        ----------

        The Bank and NSSR are parties to certain litigation and claims arising from the normal course of business. After consultation with legal counsel, management is of the opinion that the liabilities, if any, arising from such litigation and claims will not be material to the consolidated financial condition.


NOTE 12 - SHAREHOLDERS' EQUITY
------------------------------

        Stock Conversion
        ----------------

        On February 23, 1994, the Board of Directors unanimously adopted and approved the Bank's plan of Conversion (Conversion) to convert from a Connecticut-chartered mutual to a Connecticut-chartered capital stock savings bank through amendment of its mutual charter and the sale of common stock to the Bank's depositors and others.

        As part of the Conversion, the Board of Directors adopted a tax-qualified employee stock ownership plan (ESOP) (Note 8). In addition, the Board has adopted stock option plans for the benefit of the employees and directors of the Bank, which became effective following approval by the Bank's shareholders at the Annual Meeting in April 1995. The options to be issued under the plans are granted on a post-Conversion basis and began to become exercisable as of the first annual anniversary date of the Conversion (Note 13).

        At the time of Conversion, the Bank established a liquidation account in an amount equal to its Retained earnings as of that date, which approximated $19.7 million. The liquidation account will be maintained for a period of ten years from the date of the Conversion for the benefit of eligible account holders who continue to maintain their accounts in the Bank

                            NORWALK SAVINGS SOCIETY
                            -----------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995
                  ------------------------------------------

NOTE 12 - SHAREHOLDERS' EQUITY (continued)
-----------------------------------------

        Stock Conversion (continued)
        ----------------------------

        after Conversion. In the event of a complete liquidation (and only in such an unlikely event), each eligible account holder would be entitled to receive a liquidation distribution equal to the current amount in their subaccount balance.

        The Bank may not declare or pay dividends on its stock if such declaration and payment would violate statutory or regulatory requirements.

        In the event transactions resulting from the Conversion or from future events unrelated to the Conversion occur, causing an ownership change, as defined by the Internal Revenue Code, the Bank's ability to utilize its net operating losses may be limited (Note 9).

        Advisory Board Compensation
        ---------------------------

        During the year ended December 31, 1996, the Bank compensated its advisory board members with shares of the Bank's common stock in lieu of cash. The Bank reflected compensation expense in Other non-interest expense in the accompanying Consolidated statements of operations for the year ended December 31, 1996 in the amount of approximately $5,000, which represented the fair value of the shares on the date of issuance.

        Dividends
        ---------

        During the year ended December 31, 1996, the Bank declared and paid cash dividends on common stock aggregating $0.15 per share, which totalled approximately $366,000. In January 1997 the Bank declared a cash dividend of $0.05 per share to shareholders of record on February 10, 1997 and payable on February 28, 1997.

        Preferred Stock
        ---------------

        In May 1996, the Bank declared and paid a dividend distribution of one "Right" for each outstanding share of Bank common stock. Each Right entitles the holder to purchase from the Bank one one-hundredths of a share of preferred stock, at a price of $40.000 per one one-hundredths of a preferred share, subject to adjustment. The Rights are not exercisable except as a result of particular events, including certain acquisitions of 10% or more of the Bank's common stock and certain exchange offers. If not sooner exercised, the Rights will expire in May 2006.

                            NORWALK SAVINGS SOCIETY
                            -----------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995
                  ------------------------------------------


NOTE 12 - SHAREHOLDERS' EQUITY (continued)
-----------------------------------------

        Preferred Stock (continued)
        --------------------------

        Preferred shares purchasable upon exercise of the Rights will not be redeemable. Each preferred share will be entitled to a minimum preferential quarterly dividend payment of $1 per share but will be entitled to an aggregate dividend of 100 times the dividend declared per common share. In the event of liquidation, the holders of the preferred shares will be entitled to a minimum preferential liquidation payment of $100 per share but will be entitled to an aggregate payment of 100 times the payment made per common share. All liquidation payments are subject to the prior rights of Bank account holders to the Bank's "Liquidation Account". Each preferred share will have 100 votes, voting together with the common shares. In the event of any merger, consolidation or other transaction in which common shares are exchanged, each preferred share will be entitled to receive 100 times the amount received per common share.

        In the event that the Bank is acquired in a merger or other business combination, proper provision shall be made so that each holder of a Right shall thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the surviving company which at the time of such transaction would have a market value of four times the exercise price of the Rights.

        At any time prior to the close of business on the date that Rights holders become entitled to purchase preferred shares of the Bank, the Bank may redeem the Rights in whole, but not in part, at a price of $.001 per Right as adjusted.


NOTE 13 - STOCK OPTIONS AND EXECUTIVE INCENTIVE PLANS
-----------------------------------------------------

        Stock Option Plan
        -----------------

        During the year ended December 31, 1995, the Bank's Share-holders approved stock option plans (Plans) for the benefit of the Bank's employees and directors. Under the Plans, 169,872 and 72,802 shares of the Bank's common stock were reserved for the Employee and Director Plans, respectively.

        In April 1996, the Shareholders approved increasing the shares of common stock reserved by 150,000 shares.

                            NORWALK SAVINGS SOCIETY
                            -----------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995
                  ------------------------------------------

NOTE 13 - STOCK OPTIONS AND EXECUTIVE INCENTIVE PLANS (continued)
-----------------------------------------------------------------

        Stock Option Plan (continued)
        ----------------------------

        At December 31, 1996, 377,515, shares of common stock remained reserved under the Bank's plans. Included in this amount are 111,477 shares of common stock reserved for the Director Plans and 266,038 shares of common stock reserved for the Employee Plans.

        The Bank accounts for its stock options under APB 25 (Note 1). Accordingly, at the time options are granted no accounting entry is made; however, when options are exercised, proceeds are credited to Common stock for the par value of the options purchased and the excess of the option price over the par value of shares issued is credited to Additional paid-in capital. The exercise price of options granted equalled the fair market value of the shares on the dates granted.

        The following table summarizes the shares subject to options under the Plans for the years ended December 31, 1996 and 1995:

                                            Directors   Employees      Total
                                            ---------   ---------      -----

        Outstanding at January 1, 1995             -           -           -

        Granted in 1995                       54,602     169,804     224,406

        Exercised in 1995                     (8,494)          -      (8,494)
                                              ------     -------     -------

        Outstanding at December 31, 1995      46,108     169,804     215,912

        Granted in 1996                       12,000      30,000      42,000

        Exercised in 1996                     (2,831)     (3,834)     (6,665)

        Cancelled in 1996                          -      (5,666)     (5,666)
                                              ------     -------     -------

        Outstanding at December 31, 1996      55,277(a)  190,304(b)  245,581(c)
                                              ======     =======     =======
        Exercisable at December 31, 1996:

           Options                            39,908     102,219     142,127
                                              ======     =======     =======

           Average Price                      $16.17      $15.25      $15.50
                                               =====       =====       =====

        (a)      Exercisable at prices ranging from $15 to $18.88.
        (b)      Exercisable at prices ranging from $15 to $21.75.
        (c) Includes options that are exercisable based on three-year vesting schedules from the dates of grant. These options expire after 10 years.

                            NORWALK SAVINGS SOCIETY
                            -----------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995
                  ------------------------------------------

NOTE 13 - STOCK OPTIONS AND EXECUTIVE INCENTIVE PLANS (continued)
----------------------------------------------------------------

        Executive Incentive Plan
        ------------------------

        During the year ended December 31, 1995, the Bank's Share-holders approved an incentive plan for certain of the Bank's executives. Under the plan, the Bank has reserved 100,000 shares of the Bank's common stock. The Plan has a 10-year term during which awards of common stock can be made based on specific performance goals over a three-year period. The first measurement period covers the period January 1, 1995 to December 31, 1997. The Bank reflected an expense provision of approximately $200,000 in Salaries and employee benefits in the accompanying Consolidated statements of operations for the year ended December 31, 1996 relative to this plan; no compensation expense was reflected for the year ended December 31, 1995.

        In accordance with SFAS No. 123 (Note 1), the Bank has elected to continue accounting for its stock options under APB 25. Had compensation cost for the Bank's stock option plans been deter-mined based on the fair value at the grant dates for awards granted during the years ended December 31, 1996 and 1995, which is consistent with the method under SFAS No. 123, the Bank's net income and per share data would have been reduced to the pro forma amounts as follows:

                                            Years Ended December 31,
                                            -----------------------
                                               1996         1995
                                               ----         ----
                                        (Dollar amounts in thousands,
                                            except per share data)
        Net Income
        ----------
           As Reported                        $5,702       $4,778
                                               =====        =====
           Pro Forma                          $5,456       $4,650
                                               =====        =====

        Income Per Share
        ----------------
           As Reported                         $2.39        $2.04
                                                ====         ====
           Pro Forma                           $2.29        $1.98
                                                ====         ====

                            NORWALK SAVINGS SOCIETY
                            -----------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995
                  ------------------------------------------

NOTE 14 - SIGNIFICANT GROUP CONCENTRATION OF CREDIT RISK
--------------------------------------------------------

        The concentration of the Bank's loan portfolio by type of loan at December 31, 1996 and 1995 is set forth in Note 3. A substantial portion of these loans are collateralized by real estate located in markets in and around Norwalk, Connecticut. The Bank also has loan commitments, including unused lines of credit and amounts not yet advanced on construction loans, secured by real estate substantially located in these same markets. In addition, at December 31, 1996 a substantial portion of the Bank's OREO was located in those same markets. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio and the recovery of a substantial portion of the carrying amount of its OREO are particularly susceptible to changes in real estate market conditions in and around Norwalk, Connecticut.

        In the normal course of business the Bank may have deposits in correspondent accounts substantially in excess of depository insurance limits. To reduce the credit risk associated with such activities the Bank periodically reviews the financial condition of such correspondent banks.


NOTE 15 - FINANCIAL INSTRUMENTS
-------------------------------

        Financial Instruments with Off-Balance-Sheet Risk
        -------------------------------------------------

        The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and basically includes commitments to extend credit. These instruments involve, to varying degrees, elements of credit risk in excess of amounts recognized in the accompanying Consolidated statements of financial condition. The contract or notional amounts of these instruments reflect the extent of the Bank's involvement in particular classes of financial instruments.

        The Bank's exposure to credit loss in the event of non-performance by the counterparty for commitments to extend credit is represented by the contractual notional amount of those instruments.

                            NORWALK SAVINGS SOCIETY
                            -----------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995
                  ------------------------------------------


NOTE 15 - FINANCIAL INSTRUMENTS (continued)
------------------------------------------

        Commitments to Extend Credit
        ----------------------------

        Loan commitments are agreements to lend to a customer as long as there is no violation of any condition established in the contract. These financial instruments are recorded in the financial statements when they are funded or when related fees are incurred or received. Loan commitments are subject to the same credit policies as loans and generally have fixed expiration dates or other termination clauses. Since commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
         The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained is based on management's credit evaluation of the counterparty. Collateral held is primarily residential and commercial real property. Interest rates are generally variable with the exception of the unadvanced portions of construction loans, which have fixed rates of interest and generally mature within one year.

        The contractual notional amounts of the Bank's credit commitments consisted of the following:

                                                           December 31,
                                                      --------------------
                                                        1996        1995
                                                        ----        ----
                                                     (Amounts in thousands)
        Loan Commitments:
        ----------------
           Commitments to Extend Credit:
           ----------------------------
              One-to-Four Family Residences           $4,054      $5,869
              Commercial Loans                         2,581         100
        Letters of Credit                                603           -
        Unadvanced Portion of Construction Loans       1,823       4,076
        Unused Lines of Credit:
        ----------------------
           Home Equity                                 7,771       6,036
           Consumer Loans                                833         830
           Consumer Credit Cards                       1,080           -
           Commercial Loans                            1,689         784

                            NORWALK SAVINGS SOCIETY
                            -----------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995
                  ------------------------------------------

NOTE 15 - FINANCIAL INSTRUMENTS (continued)
------------------------------------------

        Fair Value of Financial Instruments
        -----------------------------------

        Estimating the fair values of the Bank's financial instruments includes the use of information that is highly subjective. The subjective factors include, among other things, the estimated timing and amount of cash flows, risk characteristics, and credit quality and interest rates, all of which are subject to change. As a result, fair values estimated could be significantly different from amounts actually realized or paid at settlement or maturity of the financial instruments. The following methods and assumptions were used to estimate the fair values of each class of financial instruments:

        Cash and equivalent investments. For those short-term instruments, the
        -------------------------------
        carrying amount is a reasonable estimate of fair value.

        Securities.  Fair values are based on quoted market prices.
        ----------

        Loans receivable. Fair value for certain homogeneous categories of loans
        ----------------
        is estimated using quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. Fair value for other types of loans is estimated by discounting future cash flows using current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

        Accrued income receivable. The carrying amount approximates fair value.
        -------------------------

        Investment in FHLBB stock. The carrying amount approximates fair value.
        -------------------------

                            NORWALK SAVINGS SOCIETY
                            -----------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995
                  ------------------------------------------

NOTE 15 - FINANCIAL INSTRUMENTS (continued)
------------------------------------------

        Fair Value of Financial Instruments (continued)
        ----------------------------------------------

        Deposit liabilities. Carrying amounts for checking, NOW accounts,
        -------------------
        regular and club savings, money market and mortgagors' escrow accounts are reasonable estimates of fair value, since they generally represent amounts payable on demand. Fair value of time deposits is estimated to be the present value of the deposits using rates currently offered for deposits of similar remaining maturities.

        Advances from FHLBB. The fair values of advances and borrowings from the
        -------------------
        FHLBB are estimated using rates which approximate the rates currently being offered by the FHLBB for similar remaining maturities.

        Securities sold under agreements to repurchase and Other borrowings. The
        -------------------------------------------------------------------
        fair value of these borrowings is estimated using rates which approximate rates currently being offered for similar borrowings and remaining maturities.

        Off-balance-sheet financial instruments. The fair values of commitments
        ---------------------------------------
        to extend credit and unadvanced lines of credit are estimated based on interest rates and fees currently charged to enter into similar transactions, considering the remaining terms of the commitments and the creditworthiness of the potential borrowers.

                            NORWALK SAVINGS SOCIETY
                            -----------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995
                  ------------------------------------------

NOTE 15 - FINANCIAL INSTRUMENTS (continued)
------------------------------------------

        Fair Value of Financial Instruments (continued)
        ----------------------------------------------

        the Bank's financial instruments consisted of the following:

                                                                         December 31,
                                                 -------------------------------------------------------------
                                                           1 9 9 6                             1 9 9 5
                                                 ------------------------            -------------------------
                                                 Carrying           Fair             Carrying            Fair
                                                  Amount            Value             Amount             Value
                                                 --------           -----            --------            -----
                                                                   (Amounts in thousands)
        Financial Assets
        ----------------
           Cash and Due
            from Banks                           $ 14,978          $ 14,978           $ 10,222          $ 10,222
           Federal Funds
            Sold and Interest-
            Bearing Deposits
            in Other Banks                          3,873             3,873              8,406             8,406
           Securities                             140,101           140,101            123,865           124,109
           Total Loans
            Receivable                            418,818           411,200            360,475           354,000
           Accrued Interest
            Receivable                              4,034             4,034              3,012             3,012
           Investment in
            FHLBB Stock                             6,184             6,184              3,621             3,621

        Financial Liabilities
        ---------------------
           Deposits                               423,292           424,740            402,797           404,300
           Advances from FHLBB                     82,208            81,958             61,795            62,100
           Securities Sold Under
            Agreements to
            Repurchase                             31,350            31,369              4,600             4,630
           Other Borrowings                           485               485                728               728

        Off-Balance-Sheet
         Financial Instruments
        ----------------------
           Commitments to
            Extend Credit                               *                (a)                 *                (a)

         (a) Amounts were not significant

                            NORWALK SAVINGS SOCIETY
                            -----------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995
                  ------------------------------------------


NOTE 16 - REGULATORY MATTERS AND CAPITAL ADEQUACY
-------------------------------------------------

        The Bank is subject to the regulations of certain federal and state agencies and undergoes periodic examinations by those regulatory authorities (Note 1).

        On May 13, 1992, the Board of Directors of the Bank and the Banking Commissioner of the State of Connecticut (Commissioner) entered into a Stipulation and Agreement (Stipulation) in order to address certain capital, asset quality and other concerns of the Commissioner. Although not a party to the Stipulation, the FDIC concurred that the corrective measures agreed to in the Stipulation were necessary to return the Bank to a safe and sound condition. In June 1994 the Bank obtained additional capital from its stock conversion to satisfy the capital requirements of the Stipulation (Note 12). On October 25, 1994 the Stipulation was terminated by the Commissioner with the concurrence of the FDIC.

        In December 1991 the Federal Deposit Insurance Corporation Improvement Act (FDICIA) established guidelines to determine capital adequacy for insured banks. These guidelines evaluate the capital adequacy of banks by the measure of their leverage capital ratio, which is the ratio of capital (defined essentially as shareholders' equity minus intangibles) to average assets. Such ratios are measured at the end of each calendar quarter. FDICIA establishes categories based on a bank's leverage capital ratio as of certain measurement dates; these categories affect a bank's deposit insurance cost, place restrictions on certain types of operating activities, and require certain types of regulatory action in cases of failure to achieve certain minimum ratios.

        The Bank's capital ratios consisted of the following at December 31, 1996:

                                                          Risk-Based
                                   Leverage               ----------
                                   Capital          Tier 1           Total
                                   --------         ------           -----
        Minimum Guidelines        4.0%-5.0%          4.0%             8.0%
        Norwalk Savings Society      7.9%           15.7%            17.0%

                            NORWALK SAVINGS SOCIETY
                            -----------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995
                  ------------------------------------------


NOTE 17 - BRANCH SALE
---------------------

        In October 1996, the Bank sold two of its branch office operations, comprised of deposits aggregating approximately $48.0 million, loans aggregating approximately $210,000, and premises and equipment amounting to approximately $307,000. As a result of the sale, the accompanying Consolidated statements of operations for the year ended December 31, 1996 includes a total gain, reflected in Other non-interest income, of approximately $3.64 million, which includes a deposit premium gain of approximately $3.6 million and a gain of approximately $33,000 from the sale of assets.

NOTE 18 - ACQUISITION OF ASSETS AND RELATED LIABILITY OF FAIRFIELD FIRST
           BANK & TRUST COMPANY (FFBT)
------------------------------------------------------------------------

        In July 1996, the Bank assumed essentially all liabilities, primarily $47.6 million in deposits, and acquired certain assets of FFBT, in an FDIC-assisted transaction. Certain of the commercial real estate loans acquired from the FDIC were simultaneously sold to another bank at an amount in excess of the Bank's bid price to the FDIC.

        The Bank has allocated the net purchase price to the assets acquired and the liabilities assumed based upon their fair values. The net acquired loans were reflected at a fair value of approximately $13.7 million, which was net of a valuation allowance of $1.0 million (Note 3), and the excess of the purchase price over the net assets acquired, which approximated $1.8 million and which management deems to represent a core deposit intangible, has been reflected as Goodwill in the accompanying Consolidated statements of financial condition. Approximately $76,000 of goodwill amortization has been included in Other non-interest expense in the accompanying Consolidated statements of operations for the year ended December 31, 1996.

                            NORWALK SAVINGS SOCIETY
                            -----------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995
                  ------------------------------------------


NOTE 19 - RECENT ACCOUNTING PRONOUNCEMENTS
------------------------------------------

        In June 1996, the FASB issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities," (SFAS No. 125) which was amended by SFAS No. 127 in December 1996 to defer the effective date of certain provisions of SFAS No. 125 for one year. SFAS No. 125 provides for distinguishing transfers of financial assets that are sales from transfers that are secured borrowings and bases such distinguishment on control. It also amends SFAS No. 115 to clarify that a debt security may not be classified as held-to-maturity if it can contractually be prepaid in a way that an institution would not recover substantially all of its recorded investment. SFAS No. 125 is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, except as amended by SFAS No. 127, and is to be applied prospectively. Management has not yet determined the effect, if any, which application of SFAS No. 125 will have on the Bank's financial condition.


NOTE 20 - PROPOSED HOLDING COMPANY
----------------------------------

        In January 1997, the Board of Directors authorized management to pursue the formation of a holding company and to present such proposal to the Shareholders at the Annual Meeting in 1997.

                            NORWALK SAVINGS SOCIETY
                            -----------------------

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                          DECEMBER 31, 1996 AND 1995
                  ------------------------------------------


NOTE 21 - QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)
----------------------------------------------------

        The quarterly results of operations consisted of the following:

                                                                  Quarters Ended
                                            ------------------------------------------------------------
                                            12/31/96           9/30/96          6/30/96          3/31/96
                                            --------           -------          -------          -------
                                                              (Dollar amounts in thousands)

        Interest Income                      $10,920           $11,298           $9,962           $9,075
        Interest Expense                       6,376             6,638            5,650            4,976
                                              ----------------------------------------------------------
        Net Interest Income                    4,544             4,660            4,312            4,099
        Provision for Credit Losses            3,205               405              405              400
        Non-Interest Income                    4,574               499            1,149              621
        Non-Interest Expense                   5,003             3,443            3,624            3,396
        Income Taxes                          (1,147)                -               17                5
                                               ---------------------------------------------------------

        Net Income                            $2,057            $1,311           $1,415             $919
                                               =========================================================

        Income Per Share                       $0.85             $0.55            $0.60            $0.39
        Average Shares                     2,394,383         2,388,213        2,375,828        2,368,040

                                                                  Quarters Ended

                                          12/31/95           9/30/95          6/30/95          3/31/95
                                          --------           -------          -------          -------
                                                           (Dollar amounts in thousands)

        Interest Income                     $8,670            $8,501           $8,106           $7,738
        Interest Expense                     4,970             4,829            4,423            4,176
                                             ---------------------------------------------------------
        Net Interest Income                  3,700             3,672            3,683            3,562
        Provision for Credit Losses            255               350              250              150
        Non-Interest Income                  1,009               676              600              447
        Non-Interest Expense                 3,548             3,028            3,060            3,120
        Income Taxes                            10                 -              (15)          (1,185)
                                             ---------------------------------------------------------
        Net Income                            $896              $970             $988           $1,924
                                               =======================================================

        Income Per Share                     $0.38             $0.41            $0.42            $0.83
        Average Shares                   2,361,401         2,350,501        2,332,703        2,332,703

PART III
--------
ITEM 9.
-------
Directors and Principal Officers of the Registrant

        Director information is incorporated by reference from page of the definitive Proxy Statement. The principal officers of the Bank (other than Messrs. Judson and Howell, who are also Directors), all of whom are subject to election annually by the Board of Directors, are:

        Jeremiah T. Dorney has been Senior Vice President of the Bank since April 1985, and was elected Corporate Secretary in June 1988. His responsibilities are that of Senior Operations Officer and Director of Human Resources. Mr. Dorney's career spans 35 years of diversified banking education and experience.

        Marcus I. Braverman, C.P.A. has been Senior Vice President and Chief Financial Officer of the Bank since January 1994. He was appointed Treasurer in 1995. From 1988 through June 1993, he was Vice President in the Finance Division of People's Westchester Savings Bank and Senior Vice President in June 1993.


ITEM 10.
--------
Management Compensation and Transactions

        Incorporated by reference to the definitive Proxy Statement under the caption "PROPOSAL TWO - ELECTION OF DIRECTORS --Compensation of Directors; Executive Compensation; Executive Compensation Pursuant to Plans; Compensation Committee Report on Executive Compensation; and Performance Graph."

PART IV.
--------
ITEM 11.
--------
Exhibits, Financial Statement Schedules and Reports on Form F-3

(a)  (1)  Financial Statements - see Item 8.

     (2) Financial Statement Schedules - Financial Statement Schedules are omitted due to inapplicability or because required information is shown in the Consolidated Financial Statements or the Notes thereto. See Item 8.

(b) Reports on Form F-3 filed during the last quarter of the period covered by this report: None

(c)  Exhibits

     (3)  Material Contracts*
          (a) Change of Control Agreement dated as of February 1, 1995 with Robert T. Judson
          (b) Howell
          (c) Dorney
          (d) Braverman
          (e) Amendment No. 2 dated as of March 1, 1995 of Employment Agreement with Braverman
          (f) Deferred Compensation Plan for Management Employees
          (g) Deferred Compensation Plan for Non-Employee Directors
          (h) 1995 Executive Incentive Plan
          (i) Amended 1994 Director Stock Option Plan
          (j) Amended 1994 Employee Stock Option Plan
          (k) Amendment No. 2 dated November 8, 1995 of Employment Agreements with Judson, Howell, and Dorney
          (l) Amendment No. 3 dated November 8, 1995 of Employment Agreement with Braverman

     * Previously Filed

     (9)  List of Subsidiaries

          Subsidiary                                   State of Incorporation
          ----------                                   ----------------------

          NSS Realty                                   Connecticut

     Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NORWALK SAVINGS SOCIETY
Bank


By:        /s/ Donald St. John                     Date:  March --, 1997
           -------------------                     ---------------------
           Donald St. John
           Chairman of the Board



     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.




By:        /s/ Brian A. Fitzgerald                 Date:  March --, 1997
           -----------------------                 ---------------------
           Brian A. Fitzgerald
           Director


           /s/ Charles F. Howell                   Date:  March --, 1997
           ---------------------                   ---------------------
           Charles F. Howell
           Director


           /s/ Herbert L. Jay                      Date:  March --, 1997
           ------------------                      ---------------------
           Herbert L. Jay
           Director


           /s/ Dr. Edward J. Kelley                Date:  March --, 1997
           ------------------------                ---------------------
           Dr. Edward J. Kelley
           Director


           /s/ John L. Segall                      Date:  March --, 1997
           ------------------                      ---------------------
           John L. Segall
           Director


           /s/ Alan R. Staack                      Date:  March --, 1997
           ------------------                      ---------------------
           Alan R. Staack
           Director

           /s/ Robert T. Judson                    Date:  March --, 1997
           --------------------                    ---------------------
           Robert T. Judson
           Director,
           President and
           Chief Executive Officer


           /s/ Marcus I. Braverman                 Date:  March --, 1997
           -----------------------                 ---------------------
           Marcus I. Braverman
           Senior Vice President,
           Chief Financial Officer
           and Treasurer

                                  SIGNATURES
                                  ----------


     Pursuant to the requirements of Section 13 of the Securities Exchange Act of 1934, the Bank has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

NORWALK SAVINGS SOCIETY
Bank



By:                                                Date:  March --, 1997
           -----------------------                 ---------------------
           Donald St. John
           Chairman of the Board



     Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.




By:                                                Date:  March --, 1997
           -----------------------                 ---------------------
           Brian A. Fitzgerald
           Director


                                                   Date:  March --, 1997
           -----------------------                 ---------------------
           Charles F. Howell
           Director


                                                   Date:  March --, 1997
           -----------------------                 ---------------------
           Herbert L. Jay
           Director


                                                   Date:  March --, 1997
           -----------------------                 ---------------------
           Dr. Edward J. Kelley
           Director


                                                   Date:  March --, 1997
           -----------------------                 ---------------------
           John L. Segall
           Director


                                                   Date:  March --, 1997
           -----------------------                 ---------------------
           Alan R. Staack
           Director

                                                   Date:  March --, 1997
           -----------------------                 ---------------------
           Robert T. Judson
           Director,
           President and
           Chief Executive Officer


                                                   Date:  March --, 1997
           -----------------------                 ---------------------
           Marcus I. Braverman
           Senior Vice President,
           Chief Financial Officer
           and Treasurer